                                    EXHIBIT 2


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                                 PROXY STATEMENT
                                       FOR

                                FORT BROOKE BANK

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 9, 1996

         This Proxy Statement (the "Proxy Statement") is being furnished to the holders of the single class of voting common stock, par value $8.00 per share (the "Common Stock"), of Fort Brooke Bank, a Florida commercial banking corporation ("Fort Brooke" or the "Bank"), in connection with the solicitation of proxies by the Bank's board of directors for use at the annual meeting of Fort Brooke shareholders to be held at 4:00 p.m., local time, on Thursday, May 9, 1996 at the Bank's principal offices, 510 Vonderburg Drive, Brandon, Florida 33511 (the "Meeting"), and at any adjournments or postponements thereof.

         At the Meeting, the Bank's shareholders of record as of March 15, 1996 will consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated March 22, 1996 (the "Merger Agreement"), by and among Fort Brooke, Fort Brooke Bancorporation, a separate newly formed Florida corporation (the "Company") and Brooke Interim Corporation ("Interim"), an inactive Florida corporation also newly formed and wholly owned by the Company. The shareholders will also elect new Bank directors and consider and vote upon whether to ratify the board's selection of independent auditors (See "SOLICITATION AND REVOCATION OF PROXIES," "PROPOSAL NO. 1 - THE PROPOSED MERGER"; "PROPOSAL NO. 2 - ELECTION OF DIRECTORS," and "PROPOSAL NO. 3 RATIFICATION OF PRIOR SELECTION OF INDEPENDENT AUDITORS" below). Under the Merger Agreement, and subject to certain regulatory approvals, Interim will be merged with and into Fort Brooke and its outstanding shares of capital stock will be cancelled and eliminated; the Fort Brooke shareholders not electing to exercise their statutory rights of dissent will receive shares of the Company's voting common stock in the identical number as they presently hold Fort Brooke shares; all shares of Fort Brooke common stock will be assigned to and registered in the name of the Company which, thereafter, will be the Bank's sole shareholder; and the Company will become a bank holding company under The Bank Holding Company Act of 1956, as amended. Such transaction, to be completed in accordance with the terms of the Merger Agreement, is hereinafter sometimes referred to as the "Merger." For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement, see "PROPOSAL NO. 1 - THE PROPOSED MERGER - General", and "PROPOSAL NO. 1 - THE PROPOSED MERGER - Conditions to Consummation of the Merger." Neither the Common Stock nor shares of the Company's common stock are listed on any exchange or quoted on any automated quotation system, and there is no recognized market for such shares.

         This Proxy Statement and the accompanying Proxy are first being mailed to shareholders of Fort Brooke on or about April 23, 1996.

                              AVAILABLE INFORMATION

         This Proxy Statement incorporates documents by reference which are not presented herein. Such documents, other than certain exhibits to such documents, are available without charge upon request made to Fort Brooke Bank, 510 Vonderburg Drive, Brandon, Florida 333511 (telephone (813) 685-2000), Attention:
Nancy Soleto, Shareholder Relations Department. In order to ensure timely delivery of the documents, any request should be made of Fort Brooke by April 20, 1996.

         The Company is not presently subject to filing requirements under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), and, accordingly, no information or documents relating thereto are incorporated herein by reference. The Bank is, however, subject to the informational requirements of the Exchange Act and in accordance with Section 12(i) thereof files reports and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Such reports and other information filed by the Bank with the FDIC may be inspected and copied at the public reference facilities maintained by the FDIC at 550 17th Street, N.W., Washington, D.C. 20006. Copies of such materials may be obtained at prescribed rates from the Registration and Disclosure Section of the FDIC at its Washington, D.C. address.

         Following consummation of the Merger, the Company will effect a registration of its issued and outstanding shares with the Securities and Exchange Commission (the "Commission") and will thereafter become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will be required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such documents will be available for inspection or can be obtained, at prescribed rates, from the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such documents may be inspected at the public reference facilities referred to above and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. It will also furnish annual reports to its shareholders which will contain audited financial statements certified by its independent public accountants. The Company may distribute unaudited quarterly reports and other interim reports to its shareholders as it deems appropriate.

         All information herein relating to any party and its business was provided by that entity specifically for inclusion herein and has been included in reliance on its representations as to the truthfulness, accuracy and adequacy thereof. No person is authorized to give any information or to make any representation other than as contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement does not constitute a solicitation by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement nor any distribution of securities effected as a result of actions herein described shall under any circumstances create an implication that there has been no change in the affairs of Fort Brooke since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                     SOLICITATION AND REVOCATION OF PROXIES

         As this solicitation is being made exclusively by the board of directors of Fort Brooke, all of its members having approved and being in support of the actions proposed herein to be taken at the Meeting, any costs incurred in connection therewith will be borne by Fort Brooke.

         Securities brokerage firms and other nominees holding record title to shares of common stock of the particular issuer will be requested to forward all proxy solicitation material to their beneficial owners, and any expenses incurred in that effort will also be paid by the issuer. All proxies are being solicited by mail in the form of this Proxy Statement, but further solicitation following the original mailing may be made by board members, officers, employees or representatives of the particular issuer by telephone, telegraph or personal contact with certain shareholders.

         Execution of the enclosed form of proxy will not affect a shareholder's rights to attend the Meeting and vote in person. A shareholder giving such a proxy may revoke it at any time before exercise by (i) notifying the Bank's Secretary of its revocation, (ii) submitting a substitute proxy dated subsequent to the initial one, or (iii) attending the Meeting and voting in person.

         All properly executed proxy cards returned to the Bank in response to this solicitation and not timely revoked will be voted at the subject Meeting in accordance with the directions given therein. If no specific instructions are included with regard to any one or more of the matters to be voted upon, the shares represented by a signed proxy card will be voted as follows:

         As to PROPOSAL NO. 1: FOR approval of the Merger Agreement and the Merger;

         As to PROPOSAL NO. 2: FOR the election as Directors of Fort Brooke of the 14 individual nominees identified below in the Section entitled "PROPOSAL NO. 2 - ELECTION OF DIRECTORS;"

         As to PROPOSAL NO. 3: FOR ratification of the appointment of Hacker, Johnson, Cohen & Grieb, CPA's, as Fort Brooke's independent certified public accountants and auditors for calendar year 1996, as is proposed below in the Section entitled "PROPOSAL NO. 3 - RATIFICATION OF PRIOR SELECTION OF INDEPENDENT AUDITORS;" and

         As to any other matter which is properly submitted to a vote of the Fort Brooke shareholders at the Meeting, in accordance with the discretion, as reasonably exercised, of the person or persons named as proxy in the accompanying proxy card.

         A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE FORT BROOKE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN

THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. See "INFORMATION REGARDING THE MEETING", "PROPOSAL NO. 1 - THE PROPOSED MERGER", "PROPOSAL NO. 2 - ELECTION OF DIRECTORS," AND "PROPOSAL NO. 3 - RATIFICATION OF PRIOR SELECTION OF INDEPENDENT AUDITORS."


                                TABLE OF CONTENTS

                                                                      PAGE

AVAILABLE INFORMATION ..............................................    2

SOLICITATION AND REVOCATION OF PROXIES .............................    3

SUMMARY INFORMATION ................................................    9

         The Proposed Merger .......................................    9
         Parties to the Merger Transactions ........................    9
                  Fort Brooke ......................................    9
                  The Company ......................................   10
                  Interim ..........................................   10
         Reasons for the Merger; Board Recommendations .............   11
         Effect of the Merger ......................................   11
         Federal Income Tax Consequences ...........................   12
         Accounting Treatment ......................................   12
         Shareholder Meeting .......................................   12
         Vote Required; Record Date ................................   12
         Effective Date of the Merger ..............................   12
         Conditions; Regulatory Approvals ..........................   13
         Termination of the Merger Agreement .......................   13
         Management after the Merger ...............................   13
         Dissenters' Rights ........................................   14

SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION ...............   14

CERTAIN RISK FACTORS ...............................................   16

INFORMATION REGARDING THE MEETING ..................................   20

         General ...................................................   20
         Meeting ...................................................   20
         Record Date; Quorum .......................................   21
         Vote Required .............................................   21
         Proxies ...................................................   21

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

PROPOSAL NO. 1 - THE PROPOSED MERGER ...............................   22

         General ...................................................   22
         Reasons for and Background of the Merger ..................   23
         Board Recommendation ......................................   23
         Closing and Effective Dates ...............................   24
         Effect of the Merger ......................................   24
         Conditions to Consummation of the Merger ..................   25
                  Mutual Conditions ................................   25
                  Individual Conditions ............................   26
         Regulatory Approvals ......................................   27
                  Board of Governors ...............................   27
                  FDIC .............................................   27
                  Florida ..........................................   27
         Conduct of Business Pending the Merger ....................   28
         Termination and Amendment of Merger Agreement .............   28
         Management After the Merger ...............................   28
         Effect on Fort Brooke Employee Benefit Plans ..............   28
         Certain Federal Income Tax Considerations .................   29
         Accounting Treatment ......................................   30
         Expenses ..................................................   30
         Dissenters' Rights ........................................   30

PROPOSAL NO. 2 - ELECTION OF DIRECTORS .............................   32

         Nominees for Election .....................................   32

PROPOSAL NO. 3 - RATIFICATION OF PRIOR SELECTION OF
  INDEPENDENT AUDITORS .............................................   35

OTHER MATTERS ......................................................   36

FORT BROOKE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS ....................   36

         General ...................................................   36
         Acquisition ...............................................   36
         Regulation and Legislation ................................   37
         Credit Risk ...............................................   37
         Results of Operations .....................................   37
                  Rate/Volume Analysis .............................   39
                  Liquidity and Capital Resources ..................   40
                  Regulatory Capital Requirements ..................   40
                  Asset and Liability Management ...................   41



         Comparison of Years Ended December 1995 and 1994 ..........   44
                  General ..........................................   44
                  Interest Income and Expense ......................   44
                  Provision for Credit Losses ......................   44
                  Noninterest Expense ..............................   44
                  Income Taxe Provision ............................   44
         Comparison of Years Ended 1994 and 1993 ...................   45
                  General ..........................................   45
                  Interest Income and Expense ......................   45
                  Provision for Credit Losses ......................   45
                  Noninterest Expenses .............................   45
                  Income Taxe Provision ............................   45
         Impact of Inflation and Changing Prices ...................   45
         Trustee Accounting Requirements ...........................   46
         Selected Quarterly Financial Data .........................   47

BUSINESS OF THE COMPANY AND THE BANK ...............................   48

         General ...................................................   48
         Market Area ...............................................   49
         Competition ...............................................   50
         Lending Activities ........................................   51
                  General ..........................................   51
                  Loan Maturities ..................................   51
                  Types of Loans ...................................   51
                  Loan Commitments .................................   54
                  Secondary Mortgage Market ........................   54
                  Income from Lending Activities ...................   54
                  Nonperforming Loans ..............................   54
         Classified Assets .........................................   56
         Other Real Estate Owned ...................................   57
         Investment Securities .....................................   57
         Source of Funds ...........................................   58
                  General ..........................................   58
                  Deposits .........................................   59
                  Short-Term Borrowings ............................   61
         Employees .................................................   61

SUPERVISION AND REGULATION .........................................   62

         General ...................................................   62
         Transactions with Affiliates ..............................   63
         Holding Company Structure and Support of the Bank .........   63
         Capital Requirements ......................................   64

         Impact of Monetary Policies ...............................   66
         Insurance of Deposits .....................................   67
         Recent Legislation and Other Matters ......................   68
         Change of Control .........................................   71
         Payment of Dividends ......................................   71
         Brokered Deposits .........................................   72
         Depositor Preference ......................................   72
         Liquidity .................................................   72
         Assessments ...............................................   73
         Loans to One Borrower .....................................   73
         Community Reinvestment ....................................   73

FORT BROOKE MANAGEMENT .............................................   74
         General ...................................................   74
         Remuneration of Officers and Directors ....................   75
         Stock Options .............................................   75
         401(k) Defined Contribution Plan ..........................   76
         Material Transactions .....................................   77

MANAGEMENT OF THE COMPANY ..........................................   78

FORT BROOKE PRINCIPAL SHAREHOLDERS .................................   78

DESCRIPTION OF FORT BROOKE CAPITAL STOCK ...........................   79

         Voting Rights .............................................   79
         Dividends .................................................   80
         Liquidation Rights ........................................   80
         Vote Required to Amend ....................................   80
         Absence of Preemptive Rights ..............................   81
         Issuance of Debt Securities ...............................   81
         Fully Paid and Non-Assessable .............................   81
         Other Matters .............................................   81

DESCRIPTION OF COMPANY CAPITAL STOCK ...............................   81

         Voting Rights .............................................   82
         Dividends .................................................   82
         Liquidation Rights ........................................   82
         Vote Required to Amend ....................................   82
         Absence of Preemptive Rights ..............................   82
         Issuance of Debt Securities ...............................   83
         Fully Paid and Non-Assessable .............................   83
         Par Value .................................................   83



         Redemption ................................................   83
         Other Matters .............................................   83

MARKETABILITY OF SECURITIES ........................................   84

NO LITIGATION ......................................................   84

LEGAL OPINIONS .....................................................   84

FINANCIAL STATEMENTS ...............................................   84

INDEX TO FINANCIAL STATEMENTS ......................................   F-1

         Independent Auditors' Report ..............................   F-2

         Consolidated Balance Sheets,
           December 31, 1995 and 1994 ..............................   F-3

         Consolidated Statements of Earnings for Each of the Years
           in the Three-Year Period Ended December 31, 1995 ........   F-4

         Consolidated Statements of Stockholders' Equity for Each of the Years in the Three-Year Period Ended December 31, 1995 F-5

         Consolidated Statements of Cash Flows for Each of the Years
           in the Three-Year Period Ended December 31, 1995 ........   F-6

         Notes to Consolidated Financial Statements for
           Each of the Years in the Three-Year Period Ended
           December 31, 1995 .......................................   F-7 to F-21


                                   APPENDICES

APPENDIX A                 Agreement and Plan of Reorganization, dated March 22,
                           1996, by and among Fort Brooke, the Company and Interim


APPENDIX B                 Section 658.44, Florida Statutes, describing
                           dissenting shareholder rights



APPENDIX C                 Existing Articles of Incorporation of Fort Brooke
                           Bancorporation

                               SUMMARY INFORMATION

         The following summary is not intended to be a complete description of all material facts regarding Fort Brooke, the Company or Interim or the matters to be considered at the Meeting, and is qualified in all respects by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement, the Appendices hereto and the documents referred to herein.

THE PROPOSED MERGER

         This Proxy Statement relates primarily to the proposed merger of Interim, the inactive, wholly owned subsidiary of the Company, with and into Fort Brooke pursuant to the Merger Agreement, to the resulting exchange by the Bank's non-dissenting shareholders of their Bank shares for an identical number of Company shares, and to the acquisition and future ownership by the Company of all of the Bank's issued and outstanding shares of Common Stock. The Fort Brooke shareholders are being asked to approve the Merger Agreement and the Merger, and also to elect directors for the ensuing year and to ratify the board's prior selection of the Bank's independent auditors. They will also consider such other matters as may properly be brought before such Meeting. See "PROPOSAL NO. 1 - THE PROPOSED MERGER - General" and "PROPOSAL NO. 1 - THE PROPOSED MERGER - Conditions to Consummation of the Merger." Shareholders not wishing to receive Company shares will be afforded their statutory right to dissent from the Merger if they effect notification of such intention in accordance with the requirements set forth herein (see "PROPOSAL NO. 1 - THE PROPOSED MERGER Dissenters' Rights").

PARTIES TO THE MERGER TRANSACTIONS

         FORT BROOKE. Fort Brooke, an independent, Florida chartered commercial banking corporation headquartered in Brandon, Florida, was originally formed on March 20, 1981 as a Florida chartered savings and loan association. On December 31, 1991, that entity received from the Office of the Comptroller of the State of Florida a Certificate of Authority to commence operations, as of that date, as a commercial bank, as well as notice that its authorization to operate as a savings and loan association was being contemporaneously cancelled. It has since operated as a commercial bank. The Bank's principal executive office is located at 510 Vonderburg Drive, Brandon, Florida 33511, and its branch offices are seven in number, including the Plant City Office, 2318 Jim Redman Pkwy., Plant City, FL 33566; the Seffner Office, 1707 South Parsons Avenue, Seffner, FL 33584; the Park Central Office, 410 Ware Boulevard, Tampa, FL 33619; the Apollo Beach Office, 205 Apollo Beach Blvd., Apollo Beach, FL 33572; the West Shore Office, 4427 West Kennedy Blvd, Tampa, FL 33609; the Anderson Road Office, 12002 Anderson Road, Tampa, FL 33625; and the Downtown Tampa Office, 200 E. Madison Street, Tampa, FL 33602. Its principal telephone number is (813) 685- 2000. The board of directors of Fort Brooke currently consists of the same 14 individuals being proposed for election in this Proxy Statement (see "PROPOSAL NO. 2 - ELECTION OF DIRECTORS").

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




         Fort Brooke offers to its customer base, including individuals, small and medium sized businesses and a variety of governmental agencies with residences, offices or other relationships located in Hillsborough County, a wide variety of the normal personal, consumer and commercial services expected of a locally owned, independently operated bank. Its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"), and, as such, the Bank is subject to regulation by that federal agency and to periodic examinations of its operations and documentary compliance by FDIC personnel. As a state chartered bank which is not a member of the Federal Reserve System, it is also regulated by the Division of Banking of the Florida Department of Banking and Finance (the "Department"). At December 31, 1995, the Bank's assets totaled approximately $187,100,000, its deposits $168,300,000 and its total shareholders' equity $15,800,000, and its Tier I capital, stated as a percentage of average total assets, was 8.55%. Fort Brooke presently has 672 shareholders who own an aggregate of 1,005,920 shares of its single class of common stock, and an additional 60,460 shares of that same class, presently authorized but unissued, are reserved for future issuance to Fort Brooke employees upon their exercise of options that have been or may hereafter be granted under the terms of an outstanding Non-Qualified Stock Option Plan. (See "FORT BROOKE BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS OF THE COMPANY AND FORT BROOKE" and "FORT BROOKE MANAGEMENT - Stock Options").

         THE COMPANY. Fort Brooke Bancorporation is a newly formed Florida corporation, having been incorporated as of March 14, 1996. All of its outstanding shares are presently owned by the chairman of the Bank's board of directors, and its own board of directors is composed of those individuals presently serving on the Bank's board. The Company conducts no business activity and has been formed solely for the purpose of applying to the Board of Governors of the Federal Reserve System (the "Board of Governors") for permission to be registered as a bank holding company under The Bank Holding Company of 1956, as amended, and, contemporaneously therewith, to acquire, through the mechanism of the Merger, all of the issued and outstanding shares of the Bank's Common Stock so as thereafter to constitute the Bank's sole shareholder. The Company's application was submitted to the Board of Governors on April _, 1996. Upon the effective date of the Merger the chairman's shares will be redeemed for the same price paid therefore and thereafter all of the Company's outstanding shares will be owned by those Bank shareholders who do not exercise their statutory rights of dissent. See "BUSINESS OF THE COMPANY AND THE BANK."

         INTERIM. Brooke Acquisition Corporation is also newly formed, similarly as a Florida corporation, and all of its outstanding shares of capital stock are owned by the Company. Interim will engage in no business activities during the period of its corporate existence and its sole reason for incorporation is to enable the Merger transaction between the Company and the Bank to be effected, if approved by the Bank's shareholders, in the form of a "reverse triangular merger." See below, "PROPOSAL NO 1 - THE PROPOSED MERGER - Effect of the Merger."

REASONS FOR THE MERGER; BOARD RECOMMENDATIONS

         In light of the continuing consolidations that have been occurring in the financial industry over the past few years, the influx into the marketing areas of Fort Brooke by regional bank holding company operations, the likelihood that such activities will continue and even increase as national bank holding companies, now or soon to be able under federal law to establish banking offices throughout the country, target the larger Florida population bases for full service operations, and the increased competition that such activities bring to bear on independent banks, the management and directors of Fort Brooke have come to believe that, from the standpoint of long-term corporate viability and competitiveness, it would be in the best interests of the shareholders of Fort Brooke for the Bank to be owned by a registered holding company which itself would be owned by the Bank's present shareholders. Such a structure will better enable the Bank to obtain infusions of capital, as needed, for example, for geographic or service expansions, without risking a dilution of its existing shareholder base or a negative impact upon its financial statements, and will place the Bank's senior management, separately operating as the Company's management, in a better position to consider or, with board approval, to undertake related business activities which are permitted by the Board of Governors. After reviewing and analyzing the Bank's management and marketing capabilities, the board of directors determined that the Merger, in the form as set forth in the Merger Agreement, would be fair to, and in the best interests of, the Bank's shareholders. The board of directors therefore recommends that the shareholders vote FOR approval of the Merger Agreement and the Merger, believing that the Merger will provide the potential for future added shareholder value, enhance shareholder liquidity and enable shareholders to participate in the opportunities for growth that the board expects the Merger to make more practicable. See "PROPOSAL NO. 1 - THE PROPOSED MERGER - Reasons for the Merger."

EFFECT OF THE MERGER

         Pursuant to the Merger Agreement, on the Effective Date of the Merger Interim will terminate as a Florida corporation, its outstanding shares will be cancelled and Fort Brooke will become the surviving or resulting entity. Contemporaneously, the Company's outstanding shares will be cancelled and new shares of that same class of voting common stock will be issued to each of Fort Brooke's shareholders not exercising a statutory right of dissent in exchange for their relinquishment of and assignment to the Company of the Bank's shares of Common Stock that they presently own. The exchange ratio will be one share of the Company's common voting stock for one share of the Bank's Common Stock. See "PROPOSAL NO. 1 - THE PROPOSED MERGER- Effect of the Merger." The financial condition of the Bank immediately prior to and after the effectiveness of the Merger will be identical, subject to the amount of money that will have to be committed to the satisfaction of dissenting shareholder rights. Under the terms of the Merger Agreement, its consummation is dependent upon no more than ten percent of all Fort Brooke shareholders electing to exercise their statutory dissenters' rights (see "PROPOSAL NO. 1 - THE PROPOSED MERGER - Dissenters' Rights").

FEDERAL INCOME TAX CONSEQUENCES

         It is intended that the Merger will qualify as a federal income tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, so that no gain or loss will be recognized for federal income tax purposes by the shareholders of Fort Brooke or Interim or persons holding options to acquire Fort Brooke shares. See "PROPOSAL NO. 1 - THE PROPOSED MERGER- Certain Federal Income Tax Considerations".

ACCOUNTING TREATMENT

         It is expected that the Merger will be accounted for in a manner similar to a pooling-of-interests, under which the assets and liabilities of the Bank will be reflected in the consolidated financial statements of the Company at their historical costs, and the stated value of the Company's outstanding shares of voting common stock, its capital surplus and retained earnings will be recorded in an aggregate amount equal to the book value of the Bank. See "PROPOSAL NO. 1 - THE PROPOSED MERGER- Accounting Treatment."

SHAREHOLDER MEETING

         The Meeting will be held at 4:00 p.m., local time, on Thursday, May 9, 1996, at the main offices of Fort Brooke, to consider and vote upon a proposal to approve the Merger Agreement and the Merger, elect directors, ratify a prior selection of independent auditors and consider such other matters as may properly come before the Meeting. As the Company is the sole shareholder of Interim, no separate Interim shareholder meeting will be conducted to consider and vote upon approval of the Merger Agreement or Merger; rather, it is anticipated that written action approving that transaction will be executed by the Company, in its shareholder capacity, contemporaneously with the approval by the Fort Brooke shareholders of the same transaction. See "INFORMATION REGARDING THE MEETING".

VOTE REQUIRED; RECORD DATE

         Only shareholders of record of Fort Brooke at the close of business on Friday, March 15, 1996, will be entitled to vote at the Meeting (the "Record Date"). The affirmative vote of at least a majority of the shares of such entity issued and outstanding on its Record Date is a condition precedent to the consummation of the Merger. It is expected that as of the Record Date, there will be outstanding and entitled to be voted 1,005,920 shares of Common Stock, held by 672 shareholders. See "INFORMATION REGARDING THE MEETING - Vote Required," and "INFORMATION REGARDING THE MEETING - Record Date."

EFFECTIVE DATE OF THE MERGER

         The Merger will become effective when appropriate documents (the "Closing Documents") needed to consummate the Merger are executed in accordance with all legal requirements and are delivered or filed as required by law, or on such later date as the Closing Documents may specify (the "Effective Date of the Merger" or "Effective Date"). The Closing Documents will be delivered or filed on a date to be selected by Fort Brooke and the Company that occurs after the receipt of all required regulatory and shareholder approvals. The closing date of the Merger (the "Closing Date") will take place on the Effective Date. See "PROPOSAL NO. 1
- THE PROPOSED MERGER - Closing and Effective Dates."

CONDITIONS; REGULATORY APPROVALS

         Effectiveness of the Merger and issuance of shares of the Company's common stock to the Fort Brooke shareholders are subject to various conditions, including approval of the Merger Agreement and the Merger by the requisite majority interest of the Fort Brooke shareholders, receipt of all necessary regulatory approvals and satisfaction of other customary closing conditions. Before the Merger may be consummated, approval must be obtained as to various aspects thereof from each of the Board of Governors, the FDIC and the Florida Department of Banking and Finance (the "Department"). There can be no assurance that such regulatory approvals will be obtained, or, if obtained, by any particular date. There can also be no assurance that any such approval will not contain a condition or requirement which causes such approval to fail to satisfy all conditions set forth in the Merger Agreement. See "PROPOSAL NO. 1 - THE PROPOSED MERGER- Conditions to Consummation of the Mergers" and "PROPOSAL NO. 1
- THE PROPOSED MERGER - Regulatory Approvals".

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated and the Merger abandoned prior to the Closing Date, either before or after its approval by shareholders of the respective parties, as follows: (i) by the mutual consent of Fort Brooke, the Company and Interim, (ii) by Fort Brooke individually under certain specified circumstances, or (iii) as a result of a failure by an applicable regulatory agency to approve the Merger. See "PROPOSAL NO. 1 - THE PROPOSED MERGER - Termination and Amendment of Merger Agreement."

MANAGEMENT AFTER THE MERGER

         Immediately following consummation of the Merger, the Fort Brooke board of directors will be composed of the individuals elected at the Fort Brooke Meeting (who are expected to be the 14 individuals named herein (see "FORT BROOKE PROPOSAL NO. 2 - Election of Directors"). The management of Fort Brooke, as the bank designated to survive the Merger, is expected to remain unchanged from its present composition. The Company's initial board of directors will include the 14 individuals identified in its Articles of Incorporation (a copy of which is included in these materials as APPENDIX D), each of which presently serves on the Bank's board, and its initial management will include the Bank's existing president (who will also serve as the Company's treasurer) and secretary. See "PROPOSAL NO. 1 - THE PROPOSED MERGER - Management after the Merger," "FORT BROOKE MANAGEMENT" and "COMPANY MANAGEMENT."

DISSENTERS' RIGHTS

         Assuming passage of the Merger proposal, any holder of Fort Brooke Common Stock who properly dissents from the same shall be entitled, in lieu of receiving the Company's common stock following the Effective Date of the Merger, to receive the fair market value, in cash, of those shares of Fort Brooke Common Stock which are voted against the Merger, if, prior to the vote on the Merger at the Meeting, he or she furnishes written notice to Fort Brooke that the shareholder dissents from the plan of Merger and the Merger Agreement as to all or any lesser number of the shares held by the shareholder, or at the Meeting votes such shares against the Merger. Failure to effect such notice or to cast such vote properly may result in a loss of the right to dissent from the action otherwise approved by the requisite majority interest. Under the Merger Agreement, if holders of more than 10% of the outstanding shares of Fort Brooke properly elect to dissent from the Merger, then Fort Brooke may terminate the Merger Agreement, prior to its consummation, without liability. See "PROPOSAL NO. 1 - THE PROPOSED MERGER -Dissenters' Rights."

              SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following tables present selected unaudited historical financial data for Fort Brooke and its single subsidiary. In the opinion of Fort Brooke management, the data presented includes all adjustments (consisting of only normal recurring accruals) necessary for its fair presentation. These tables are based upon, and should be read in conjunction with, the historical financial statements and notes thereto included elsewhere in this Proxy Statement.









             [The balance of this page is intentionally left blank]

                             SELECTED FINANCIAL DATA
                (Dollars in thousands, except per share figures)

                                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                                 -------------------------------------

                                                                       1995         1994       1993        1992       1991
                                                                       ----         ----       ----        ----       ----
AT YEAR END:
Cash and cash equivalents .....................................   $   11,997        8,436     17,650     12,344      11,866
Investment securities .........................................       43,719       45,041     44,095     37,621      35,086
Loans, net ....................................................      122,511      112,298    102,052    107,143     118,251
All other assets ..............................................        8,889        9,535      8,997      7,901       8,703
                                                                  ----------    ---------    -------    -------    --------

 Total assets .................................................   $  187,116      175,310    172,794    165,009     173,906
                                                                  ==========    =========    =======    =======    ========

Deposit accounts ..............................................      168,297      157,877    158,212    148,724     156,836
All other liabilities .........................................        3,019        3,676      1,111      3,745       5,976
Stockholders' equity ..........................................       15,800       13,757     13,471     12,540      11,094
                                                                  ----------    ---------    -------    -------    --------

 Total liabilities and stockholders' equity ...................   $  187,116      175,310    172,794    165,009     173,906
                                                                  ==========    =========    =======    =======    ========

FOR THE YEAR:

Total interest income .........................................       13,929       11,613     11,296     12,654      15,338
Total interest expense ........................................        5,588        4,504      4,630      6,071       9,620
                                                                  ----------    ---------    -------    -------    --------

Net interest income ...........................................        8,341        7,109      6,666      6,583       5,718
Provision for credit losses ...................................          705          184        344      1,726       1,216
                                                                  ----------    ---------    -------    -------    --------

Net interest income after provision for credit losses .........        7,636        6,925      6,322      4,857       4,502

Other income ..................................................        1,266        1,319      1,435      1,708       1,559
Other expenses ................................................        6,129        7,213      6,312      6,487       5,908
                                                                  ----------    ---------    -------    -------    --------

Earnings before income tax provision and
 cumulative effect of change in accounting
 principle ....................................................        2,773        1,031      1,445         78         153
Income tax provision ..........................................        1,109          412        522         34         175
                                                                  ----------    ---------    -------    -------    --------

Net earnings (loss) before cumulative effect of
 change in accounting principle ...............................        1,664          619        923         44         (22)
                                                                  ----------    ---------    -------    -------    --------

Cumulative benefit for effect of change
 in accounting principle ......................................         --           --         --         --           173
                                                                  ----------    ---------    -------    -------    --------

Net earnings ..................................................   $    1,664          619        923         44         151
                                                                  ==========    =========    =======    =======    ========

Earnings (loss) per share before cumulative
 effect of accounting change ..................................   $     1.65          .63        .95        .05        (.03)
                                                                  ==========    =========    =======    =======    ========

Net earnings per share (1) ....................................   $     1.65          .63        .95        .05         .20
                                                                  ==========    =========    =======    =======    ========

Weighted average number of shares outstanding (1) .............    1,005,920      984,711    966,864    867,243     762,560
                                                                  ==========    =========    =======    =======    ========

RATIOS AND OTHER DATA:

Return on average assets ......................................          .93%         .36%       .56%       .03%        .09%
Return on average equity ......................................        11.18%        4.59%      7.16%       .37%       1.39%
Average equity to average assets ..............................         8.27%        7.79%      7.81%      7.09%       6.09%
Interest-rate spread during the period ........................         4.16%        3.99%      3.92%      3.73%       2.85%
Net yield on average interest-earning assets ..................         5.03%        4.55%      4.41%      4.30%       3.45%
Noninterest expenses to average assets ........................         3.41%        4.17%      3.82%      3.90%       3.53%
Ratio of average interest-earning assets to average
 interest-bearing liabilities .................................         1.26         1.19       1.16       1.14        1.10
Nonperforming loans, in-substance foreclosed loans
 and real estate owned as a percentage of
 total assets at end of year ..................................         1.10%        1.47%      1.39%      2.00%       3.71%
Allowance for credit losses as a percentage
 of total loans at end of year ................................         1.37%        1.37%      1.37%      1.05%       1.11%
Total number of banking offices ...............................            7            7          8          7           7
Total shares outstanding at end of year (1) ...................    1,005,920    1,005,920    966,864    966,864     819,290
Book value per share at end of year (1) .......................   $    15.71    $   13.68    $ 13.93    $ 12.97    $  13.54

--------------------------------------------
(1)   Presented to reflect 10% stock dividend declared in 1995.

                              CERTAIN RISK FACTORS

 Bank Shareholders should carefully consider the risks, including, without limitation, the following, which may attach to an investment in shares of the Company's common voting stock as compared to their current investments in shares of the Bank's Common Stock. Given that such Shareholders, as Company shareholders following the Merger, will continue to have an indirect ownership interest in the Bank, they will continue to have the same risks as presently associated with their holdings of Common Stock.

DISPARITY BETWEEN INSURANCE PREMIUM RATES; SAVINGS ASSOCIATION INSURANCE FUND SPECIAL ASSESSMENT

         As the Bank was originally a state chartered savings and loan association, it has been required to remain a member of the Savings Association Insurance Fund (the "SAIF") and pay premiums with respect to its insured deposits at rates promulgated thereby, even though its savings association charter was eliminated as of December 31, 1991, and it has operated as a commercial bank thereafter. In mid-1994, it acquired by merger The Merchant Bank of Florida ("Merchant"), and thereby became a member of the Bank Insurance Fund (the "BIF") with respect to Merchant's assumed deposits. Based on that deposit assumption, the Bank pays insurance premiums to the FDIC at both the SAIF and BIF assessment rates. As of December 31, 1995, the most recent measuring date for assessment purposes, approximately 65.8% of the Bank's deposits were treated as SAIF-insured deposits, with the remaining 34.2% of deposits being assessed at the BIF rate. This relative ratio of SAIF- and BIF-assessed deposits will remain constant in the absence of any further deposit assumption transactions by the Bank.

         In August 1995, the FDIC adopted final regulations, retroactive to June 1, 1995, reducing assessment rates for BIF members for the remainder of 1995. Under the revised assessment schedule, BIF-insured institutions paid assessments for the second half of 1995 ranging from 0.04% of deposits to 0.31% of deposits (4 to 31 basis points), with an average assessment rate of 0.044% of deposits. In November 1995, the FDIC lowered assessment rates for BIF-insured institutions by 0.04% to an assessment ranging from zero percent to 0.27% of deposits. At the same time, the FDIC elected to retain the existing assessment range of 0.23% of deposits to 0.31% of deposits (23 to 31 basis points) for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund. The Bank anticipates savings of approximately $101,600 in insurance premium costs during the year ended December 31, 1996 with respect to its deposits that are assessed at BIF rates as compared to 1995. However, by virtue of the fact that roughly 65.8% of its deposits are currently assessed at the much higher SAIF premium rates, the Bank is now paying much more in insurance premium costs than a comparably-sized bank that does not hold any formerly SAIF-insured deposits. There can be no assurance that the current disparity in premium rates will not have a potentially adverse impact on the Bank's operations, earnings, and/or its competitive position in the markets where it operates.

         On July 28, 1995, the FDIC, the Treasury Department and the Office of Thrift Supervision introduced a proposed plan (the "Proposed Plan") to recapitalize the SAIF. The Proposed Plan, which is pending before Congress as a part of the proposed budget reconciliation legislation, would require all SAIF-member institutions to pay a special assessment of approximately 85 basis points (0.85% of deposits) based on the amount of SAIF-insured deposits held by them on March 31, 1995. If enacted, the special assessment would be payable some time in 1996, and would result in a significant recapitalization of the SAIF so as to enable the fund to reach its designated reserve ratio (i.e., the ratio of reserves to insured deposits) of
1.25 percent. It is anticipated that following the SAIF recapitalization, premium rates for the SAIF would be reduced to the same levels to be paid by BIF members. The Proposed Plan also provides that the BIF and the SAIF funds would be merged no later than January 1, 1998, provided that the bank and thrift charters would be merged by that date, and that interest on the $8.6 billion in so-called FICO bonds issued in the late 1980s to provide funds to resolve troubled thrift institutions would be henceforth borne by members of both insurance funds.

         Based on the amount of SAIF-assessed deposits held by the Bank on March 31, 1995, under the current version of the Proposed Plan the Bank would be required to pay a special assessment to the SAIF of approximately $840,000 ($503,000 on an after-tax basis). In accordance with accounting standards, the Bank had not recorded an accrual for this contingency at December 31, 1995. If this amount had been assessed and paid as of December 31, 1995, the Bank's Tier 1 capital, Tier 1 risk-based capital, and Total risk-based capital ratios on that date would have been 8.28%, 12.00%, and 13.25%, respectively. The special assessment paid by the Bank would be at least partially offset by a reduction in insurance premiums paid by the Bank to the SAIF if, as expected, the FDIC were to reduce SAIF premiums to BIF levels following payment of the special assessment and recapitalization of the SAIF. Although it is anticipated that the Bank's capital levels will continue to exceed all regulatory minimum requirements following the payment of any special assessment, there can be no assurance that the Bank's capital levels thereafter will be sufficient to support management's growth strategy, or that additional capital will not be required in the future to meet capital requirements and to permit the Bank's continued growth and geographic expansion.

DEPENDENCY UPON THE BANK; DIVIDEND POLICY

         The Company will depend upon the Bank's earnings and capital position for funds sufficient (i) to pay the principal of, and interest on, its indebtedness, if any, arising as a result of Bank Shareholders electing their statutory rights of dissent, (ii) to pay Company expenses, and (iii) to pay dividends upon the Company's common stock. The Bank does not expect to pay dividends on its capital stock following the effectiveness of the Merger other than for the purpose of enabling the Company to service any debt obligations that it properly incurs or to pay dividends on the Company shares that holders of the Common Stock will receive in the Merger. Moreover, the Company is uncertain as to its ability or willingness to pay dividends on its common stock for the foreseeable future following the Merger. In addition, the ability of the Bank to pay dividends to the Company, as well as the amount that the Company may pay as dividends to its shareholders, are limited by statute, regulation and Federal Reserve policy, as well as other factors. Among these are the maintenance of adequate capital in the Bank and by the Company, the prior payment of interest on and principal of the Bank's deposits and other indebtedness, the realization of sufficient Bank earnings, and the prior payment of interest on and principal of the Company's indebtedness (if any) and other expenses. See "CERTAIN RISK FACTORS - The Company's Support of the Bank" and "SUPERVISION AND REGULATION - Payment of Dividends".

THE COMPANY'S SUPPORT OF THE BANK

         Under Federal Reserve policy, the Company, as a bank holding company, will be expected to act as a source of financial strength for, and to commit resources to support, the Bank. This support may be required at times when, absent such a Federal Reserve policy, the Company may not be inclined to provide it, and when such support would be contrary to the best interests of the Company's shareholders. The Company is currently without equity capital and has no present expectation of raising the same. See "SUPERVISION AND REGULATION."

COMPETITION

         The financial services industry generally, and the commercial banking industry in particular, are characterized by significant competition in attracting and retaining deposits and in lending funds. The Bank competes for deposits, as well as lending opportunities, with other commercial banks, savings institutions, mortgage bankers and other financial intermediaries, as well as securities firms and others offering money market funds and corporate and government securities that may provide higher yields than those offered by depository institutions. New and larger financial institutions may also enter the Bank's market area and compete with the Bank for deposits and lending opportunities in the future. Many of those institutions have substantially greater financial resources and better name recognition and visibility than the Bank. See "BUSINESS OF THE COMPANY AND THE BANK - Market Area".

LACK OF INVESTMENT LIQUIDITY

         As its shares are not listed on any securities exchange or quoted on any automated quotation system, there is no established trading market for shares of Fort Brooke Common Stock, and neither the Bank's nor the Company's management has any present intention of taking immediate action that would lead to such a listing or quotation arrangement. Purchases and sales of such shares have generally been, and are expected to continue to be, effected by interested parties only as a result of indicating such interest to Fort Brooke. As an accommodation to its shareholders and to persons wishing to acquire its outstanding shares, the Company has traditionally been willing to inform such inquiring persons of any prior expressions of interest in a purchase or sale by others. Such an arrangement offers no assurance with regard to the liquidity of the shares of the Company common stock that will be received by the Shareholders if the Merger is consummated. While such shares, to the extent owned by persons other than the Company's officers and directors or any controlling shareholder, will not, following the Company's filing of a short-form registration statement with the Securities and Exchange Commission, be subject to any specific restrictions on transfer, it is not anticipated that an active trading market will develop as a result of the Merger. Accordingly, each person anticipating the receipt of Company common stock as a result of the Merger should assume that he, she or it may be required to bear the economic risk of his, her or its original investment in the Bank for an indefinite period of time. See "MARKETABILITY OF SECURITIES."

REGULATORY MATTERS

         The banking industry is heavily regulated, both at federal and state levels, and has been subjected to major business and regulatory changes in the past decade. The significant number of failures of federally insured institutions that occurred in the late 1980's and in the first three years of the present decade, coupled with a like increase in institutions otherwise requiring regulatory assistance, have generated laws requiring substantially higher deposit insurance premiums and a resulting increase in operating costs, as well as the establishment of new capital measurements and requirements, additional lending and investment limits, and an increased level in regulatory review of insured institutions. The volatility of interest rates prior to the most recent several year period and the sensitivity of deposit costs to interest rate developments have also contributed to substantial fluctuation in the profit margins of banking institutions. Although the management of Fort Brooke believes that interest rates have stabilized, they have continued to tailor the structure of their respective asset portfolios to emphasize adjustable rate and short term loans and short term investments to enable them to respond promptly to future changes in prevailing interest rates. Such a business plan is expected to be followed after the Merger. There can, however, be no assurance that it will prove to be successful. See "FORT BROOKE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Results of Operations - Interest Rate Sensitivity Analysis," and "SUPERVISION AND REGULATION."

FDIC INSURANCE.

         Although chartered under Florida law, Fort Brooke is also regulated and its deposits insured by the FDIC. Because of its status, prior to December 31, 1991, as a savings and loan association, Fort Brooke pays deposit insurance premiums to the FDIC administered Savings and Loan Association Insurance Fund which was established to administer the insurance requirements applicable to such associations, and to the Bank Insurance Fund, the commercial bank counterpart of SAIF. Those premiums are presently charged at a rate substantially higher than that imposed prior to the effectiveness of current law, which also authorizes future increases, and, as deemed necessary by the FDIC, the imposition of special assessments. See "SUPERVISION AND REGULATION - Insurance of Deposits."

COMMERCIAL, CONSTRUCTION AND CONSUMER LENDING.

         It is expected that the Bank's strategy with regard to the growth of its assets and the limitation of its liabilities will closely follow its current activities, which include, in addition to the maintenance of traditional activities related to the origination of a wide variety of commercial loans, the development of a very limited number of well positioned and collateralized real estate acquisition and development loans, as well as consumer loans. Although these types of loans provide for higher interest rates, they also potentially involve more risk than do commercial loans. Because commercial and construction loans are made to developers and businesses and may be secured by unimproved real estate or general business assets, they are considered to be more sensitive to general economic conditions in the community. A significant number of consumer loans are secured by items of personal property such as automobiles. Although the loan loss experience of Fort Brooke has not been significant in the past, such experience may not be representative of future loss performance in view of the intended expansion of the bank's commercial, construction and consumer lending activities. See "BUSINESS OF THE COMPANY AND FORT BROOKE - Lending Activities."


                        INFORMATION REGARDING THE MEETING

GENERAL

         This Proxy Statement is being furnished to the holders of Fort Brooke Common Stock in connection with the solicitation of proxies by the board of directors of Fort Brooke for use at the annual meeting of its shareholders and at any adjournments thereof. Each copy of this Proxy Statement being mailed or otherwise delivered to holders of Common Stock is accompanied by a proxy card and the Notice of Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying Notice and proxy card will be mailed to Fort Brooke shareholders on or about April 23, 1996.

MEETING

         The Meeting is scheduled to be held on Thursday, May 9, 1996, at 4:00 p.m. local time, at the main offices of Fort Brooke located at 510 Vonderburg Drive, Brandon, Florida. Only holders of record of Fort Brooke Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting. At the Meeting, shareholders will consider and vote upon the following proposals: (i) to approve the Merger Agreement and the Merger to which it relates; (ii) to elect as directors of the Bank the nominees identified in this Proxy Statement, or such other nominees, of which the Bank's existing directors have no knowledge as of the date of this Proxy Statement, as may properly be brought to the consideration of the Bank's shareholders at the Meeting; (iii) to ratify the board of directors' prior selection of the Bank's independent auditors for calendar year 1996; and (iv) such other matters as may properly be brought before the Meeting. No member of the board of directors of Fort Brooke knows of any business that will be presented for consideration at the Meeting other than the matters described herein. On each matter to be considered at the Meeting, each shareholder will have one vote for each share of Common Stock held of record on the Record Date.

RECORD DATE; QUORUM

         Only holders of record of Common Stock as of the close of business on Friday, March 15, 1996 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, there are expected to be 1,005,920 shares of Common Stock outstanding and entitled to vote, held by 672 shareholders of record, with each share being entitled to one vote. The presence, in person or by proxy, of holders of a bare majority of the outstanding shares of Common Stock (or approximately 502,961), is necessary to constitute a quorum at the Meeting. Proxy cards marked "Abstain" for any proposal presented at the Meeting will be counted for purposes of determining the presence of a quorum but shall not be voted for or against such proposal.

VOTE REQUIRED

         Once a quorum is established, approval of the Merger requires the affirmative vote of a majority of the holders of the outstanding shares of Common Stock. The failure to return a properly executed proxy card or, alternatively, to vote in person at the Meeting will have the same legal effect as a vote against the Merger Agreement and the Merger. Approval of any other matter to be considered, other than the election of directors, will require the vote of only a bare majority of the shareholders in attendance at the Meeting, whether in person or by properly submitted proxy, and the election of individual directors will be determined by a plurality of votes actually cast. The directors and executive officers of Fort Brooke and their affiliates are expected to be the beneficial owners, as of the Record Date, of 307,237 shares (or approximately 30.5% of the outstanding shares) of Common Stock. All have indicated an intention to vote in favor of the Merger Agreement and the Merger.

PROXIES

         Any holder of Fort Brooke Common Stock who shall have delivered a proxy may revoke it any time before it is voted by (i) giving notice of revocation in writing, or (ii) submitting a signed proxy card bearing a later date to the issuer of the shares, provided that such notice or proxy card is actually received by the issuer before the vote of shareholders, or (iii) stating in the Meeting prior to the taking of the shareholder vote that the proxy is revoked. Any notice of revocation should be sent to Fort Brooke at its principal office address: Attention: Corporate Secretary. A proxy will not be revoked by subsequent death or incapacity of the shareholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. Shares of Common Stock represented by properly executed proxies received at or prior to the Meeting and not subsequently revoked will be voted as directed in such proxies. If the proxy is properly executed but instructions are not given with regard to a particular voting matter, shares represented by proxies received will be voted FOR approval of each matter herein identified. If any other matters are properly presented at the Meeting for consideration, the person(s) named in the Proxy Card enclosed herewith will have discretionary authority to vote on such matters; provided that the same will only be exercised to the extent permissible under applicable federal and state securities and corporation laws. If necessary, and unless contrary instructions are given, the proxy holder also may vote in favor of a proposal to adjourn the meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any matter herein referenced. As of the date of this Proxy Statement, no member of the board of directors of Fort Brooke is aware of any business to be presented for consideration at its Meeting other than the matters described in this Proxy Statement.

         The cost of soliciting proxies from holders of Common Stock will be borne by Fort Brooke. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of the issuing corporation (who will receive no additional compensation for doing so). In addition, Fort Brooke may make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. See "PROPOSAL NO. 1 - THE PROPOSED MERGER - Expenses".

         HOLDERS OF FORT BROOKE COMMON STOCK ARE REQUESTED TO SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD TO FORT BROOKE IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE APPLICABLE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

                       PROPOSAL NO. 1- THE PROPOSED MERGER

         The following information, insofar as it relates to matters contained in the Merger Agreement among Fort Brooke, the Company and Interim is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Each shareholder is urged to read it carefully.

GENERAL

         Subject to the conditions set forth therein, the Merger Agreement provides for the merger of Interim with and into Fort Brooke, with Fort Brooke emerging therefrom as the surviving or resulting entity. Upon completion of the Merger each Fort Brooke shareholder choosing not to exercise a statutory right of dissent (see "PROPOSAL NO. 1 - THE PROPOSED MERGER Dissenters Right") will be entitled to receive, in exchange for the automatic cancellation and transfer to the Company of each share of Fort Brooke Common Stock of which he or she will then be deemed the owner of record, that number of whole shares of the Company's common voting stock, $.001 par value, as shall equal the number of Company shares then owned by such shareholder.

         In addition to its outstanding shares of Common Stock, Fort Brooke has heretofore granted non-qualified options to acquire an aggregate of 60,460 shares of its Common Stock to certain Fort Brooke employees (the "Employee Options"). Upon the Effective Date of the Merger, each holder of an Employee Option will be entitled to receive, in exchange for such Option's cancellation, an option to acquire that same number of shares of the Company's Common Stock, then authorized but previously unissued. The exercise price payable by the holder of such a resulting option in order to acquire a single share of the Company's common voting stock will be identical to the exercise price payable to acquire a single share of Fort Brooke Common Stock reserved for issuance under an Employee Option.

REASONS FOR AND BACKGROUND OF THE MERGER

         As part of its strategic planning activities, Fort Brooke's management has, since early 1991, periodically evaluated opportunities for business combinations and acquisitions as a means by which to increase its asset and earnings growth rate and actual size so as to enhance its ability to more effectively compete with the regional bank holding company operations that have come to dominate banking activities within Fort Brooke's service market. Such efforts have been viewed by Fort Brooke's board of directors as compatible with its fiduciary duty to seek preservation and growth of shareholder investment value. In that regard, in the late fall of 1995, as a result of determining that, at the end of calendar year 1995, the Bank's financial condition would be sound and somewhat better than had been expected at the commencement of that year, the Bank's management proposed that a bank holding company structure would be of benefit to the Bank's shareholders and customer base, principally by providing the Bank with expanded structural and financial flexibility derived from a holding company's ability to acquire or establish nonbanking businesses to engage in activities closely related to banking business, such as insurance and investment advisory services; to raise capital through a potentially wider variety of instruments than available to the Bank; to better respond to opportunities to expand the Bank's geographic area of operations through the acquisition of other existing banks that could be operated as separate subsidiaries; and to provide a greater potential for shareholder liquidity arising out of the Company's ability to repurchase limited quantities of its outstanding shares or to expand the number of shares of Company stock through stock splits or dividends, which could be effected without prior regulatory approval; which factors would tend to enhance the Bank's competitive posture in its service area.

         In mid-January 1996, such plan was presented to the Bank's board of directors and authority for its implementation was granted, subject to the filing of all required regulatory applications and the receipt of subsequent approvals, and to the approval of a majority in interest of the Bank's shareholders at their annual meeting. Separate and supplemental Board action was taken in March 1996. The Company and Interim have been formed, the Merger Agreement negotiated and executed and applications for authority to effect the Merger and to create the bank holding company structure herein described filed, respectively, with the Department, the Board of Governors and the FDIC.

BOARD RECOMMENDATION

         FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF FORT BROOKE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT EACH FORT BROOKE SHAREHOLDER VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND ALL OTHER MATTERS RELATING TO THE MERGER PRESENTED AT THE FORT BROOKE ANNUAL MEETING.

CLOSING AND EFFECTIVE DATES

         The "Closing Date" of the Merger and the date on which the Merger is to be legally effective (the "Effective Date") are intended by the parties to occur on the same date, but may be separated by mutual consent. The rationale for such an arrangement derives from their mutual desire that all representations and warranties made to the other in the Merger Agreement be deemed restated at the precise time as of which the Merger is determined to be legally effective. In that regard, Florida law contemplates issuance by the Florida Department of Banking and Finance, subsequent to its receipt of evidence substantiating all other regulatory and shareholder approvals to the Merger, of a Certificate of Merger that fixes the Effective Date on or after the date of such issuance. Because a merger of corporate entities, irrespective of whether some or all are commercial banks, is deemed legally effective, however, only at the time the Certificate of Merger is actually filed by the Department with the Florida Department of State, an event which is under the control of the Department rather than the parties and usually occurs one or more days after the Certificate is executed by the State Comptroller (in his capacity as the head of the Department of Banking and Finance), the parties will request the Department to designate an Effective Date in the Certificate on which it is certain to be able to effect the required filing, and will then schedule their Closing to coincide with that date, thereby assuring the desired restatement of warranties on the Effective Date.

EFFECT OF THE MERGER

         On the Effective Date of the Merger, the corporate charter of Interim will be terminated and surrendered, and its corporate existence will be deemed merged with and into that of Fort Brooke. Thereafter, all rights, franchises, property and other interests of Interim, as well as all of its obligations and liabilities, will be deemed transferred to and vested in Fort Brooke without the necessity of there being created, executed and exchanged any instruments of transfer.

         On that same Date, each of the certificates representing one or more of the then outstanding shares of Fort Brooke Common Stock and Interim common stock will be deemed cancelled and each holder thereof will cease to have any rights in respect of such shares. In lieu thereof, the holder of each share of Fort Brooke Common Stock will have rights (a) in the case of all non-dissenting shareholders, solely in respect of the Company Common Stock into which shares of Fort Brooke Common Stock will have been deemed automatically converted and exchanged under the provisions of the Merger Agreement, or (b) in the case of any other Fort Brooke holder, as a dissenting shareholder exercising his, her or its statutory right to receive fair value for the cancelled shares of Fort Brooke Common Stock so owned. Each non-dissenting Fort Brooke shareholder shall, following consummation of the Merger, have the right to receive from the Company an identical number of shares of the Company's common voting stock, as provided in the Merger Agreement. Until replaced by one or more Company certificates evidencing the shares of its common stock to which a non-dissenting Fort Brooke shareholder will be entitled, each outstanding certificate which, prior to the Effective Date of the Merger, will have represented one or more shares of Fort Brooke Common Stock owned by such a shareholder will be deemed for all corporate purposes to evidence ownership of the same number of full shares of the Company's common stock into which the shares of Fort Brooke Common Stock will have been deemed so converted. All shares of Fort Brooke Common Stock held, at the Effective Date of the Merger, by non-dissenting Fort Brooke shareholders will be deemed automatically transferred and assigned to the Company, rendering the Bank a wholly owned subsidiary of the Company, and all shares of the Company's common stock issued and outstanding immediately prior to the effectiveness of the Merger will, upon such effectiveness, be redeemed by the Company, thereafter rendering the Bank's Shareholders the sole shareholders of the Company.

         Further, each holder of an Employee Option will be entitled to receive, in exchange for such Option's deemed cancellation, an option to acquire the same number of shares of the Company's Common Stock, then authorized but previously unissued. The exercise price payable by the holder of such a resulting option in order to acquire a single share of Fort Brooke's Common Stock shall be the same as the exercise price payable to acquire a single share of Fort Brooke Common Stock reserved for issuance under an Employee Option.

CONDITIONS TO CONSUMMATION OF THE MERGERS

         MUTUAL CONDITIONS The respective obligations of Fort Brooke, the Company and Interim to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following which are mutual in nature:

                  1. Receipt by the parties of all applicable regulatory approvals, including, as necessary, the following:

                     a. By the Board of Governors, to the Company's application for authority to acquire 100% of the Bank's outstanding stock and to contemporaneously be constituted as a bank holding company under The Bank Holding Company Act of 1956, as amended, or any other applicable statute or regulation;

                     b. By each of the FDIC and the Department, as applicable, to the Merger; and

                     c. By any federal or state regulatory agency, as may be required with respect to the proposed issuance by the Company of shares of its common voting stock to the Fort Brooke shareholders in connection with the Merger.

         2. Receipt by the Fort Brooke board of directors of an opinion furnished by its legal counsel to the effect that the Merger is more likely than not to qualify as a "reorganization," as that quoted term is defined in Section 368(a) of the Internal Revenue Code of 1986, as amended.

         3. The requisite majority interest of shareholders of Fort Brooke having approved the consummation of the transactions described in this Proxy Statement.

                  4. Holders of no more than ten percent of the issued and outstanding shares of Fort Brooke having properly exercised their right to claim dissenting shareholder status so as to be entitled to receive cash in exchange for a cancellation and voiding of their Fort Brooke shares.

                  INDIVIDUAL CONDITIONS The obligation of each of Fort Brooke, the Company and Interim to complete the transactions described herein shall be subject to the performance by each of the other two of all its agreements and covenants to be performed under the Merger Agreement on or before the occurrence of the Closing Date, to the truth and accuracy of the representations and warranties of the other contained in the Merger Agreement at the Closing of the Merger, and to the further conditions that:

                  1. Each shall have received from the other certificates, dated, respectively, as of the Closing Date, and stating that (i) the representations and warranties of the certifying party are then correct and complete, (ii) such party is then in full compliance with every term and condition of the Merger Agreement applicable to it; and (iii) there have occurred no material adverse changes in the affairs, business, financial condition or prospects of the certifying party between the date of any financial statements referenced in the Merger Agreement and the date upon which the certificate is to be furnished.

                  2. Each of the representations and warranties of the other party contained in the Merger Agreement shall be correct and complete as of the Closing Date, with the same effect as though made on and as of such date.

                  3. Each of the agreements of the other party to be performed or complied with on or before the Closing Date pursuant to the terms of the Merger Agreement shall have been duly performed or complied with.

                  4. All consents to the consummation of the transactions contemplated by the Merger Agreement which are required in order to prevent a breach of, or a default under, the terms of any material agreement to which the other is a party or is bound shall have been obtained.

                  5. No action or proceeding shall have been instituted or, to the knowledge of the other party, shall have been threatened to prohibit, restrain or modify the transactions contemplated by the Merger Agreement; no governmental agency shall have taken any other action or made any request of one of the parties as a result of which the other reasonably deems it inadvisable to proceed with the Merger; and resolution of all other legal proceedings involving any party shall have been effected in a manner satisfactory to the board of directors of the other(s) and applicable counsel, or, alternatively, provisions acceptable to such board of directors and counsel shall have been made with respect to any potential liability that might arise therefrom.

                  6. Each party shall have delivered to the others correct and complete copies of the resolutions or written actions of its board of directors and shareholders pursuant to which the execution and consummation of the Merger Agreement were duly and validly authorized.

REGULATORY APPROVALS

         The Merger may not become effective without prior approval by applicable regulatory authorities. No assurance can be furnished that all such approvals will be forthcoming or, if obtained, as to the date thereof. Applications have been submitted seeking each of the regulatory approvals referred to below.

         BOARD OF GOVERNORS The Company must file an application with the Board of Governors pursuant to Section 3(a)(1) of the Bank Holding Company Act of 1956, as amended, seeking prior approval of its proposed acquisition of a 100% ownership interest in the Bank and of its resulting status as a bank holding company. The application requires information relating to the proposed transaction and certain financial and managerial matters. Generally, completion of the acquisition may be effected at a time of the applicant's choice which is more than 30 days after the initial filing date, subject to the right of Board or its delegated authority to comment upon the application or to require further information or undertakings in respect thereof.

         FDIC Under Section 18(c) of the Federal Deposit Insurance Act, sometimes known as the Bank Merger Act, written approval of the FDIC must be obtained before any insured bank may merge with an uninsured entity if the surviving or resulting bank is not to be a member of the Federal Reserve System. Although the Merger of Interim with and into Fort Brooke technically constitutes such a transaction, the FDIC recognizes that where the transaction is to be undertaken solely for purposes of effecting a corporate reorganization only an abbreviated review process should be required. Such process is initiated by the filing of a "phantom merger" application with the Regional Office of the FDIC for the region in which each subject depository institution is located, which is thereafter considered by such agency with a view to ensuring that the corporate structure and operations of the bank will not materially change. Inquiries are required to be made by the reviewing agency of the Department of Justice and the other bank regulatory agencies, principally to ensure the application of uniform standards of review, and, once approval has been issued, the applicable merger may be promptly completed. The process typically requires a period of 45 days.

         FLORIDA Since Fort Brooke is chartered by the State of Florida, it must file a separate application with the Florida Department of Banking and Finance seeking approval to merge. As background investigations of each of the directors and executive officers of the Bank and the Company have previously been conducted, the review process will focus principally upon the proposed management of the Company and the capital strength of the resulting bank holding company arrangement and its potential competitive effects. Although the applicable Florida statutes contemplate a 90 day period of review, a transaction involving a "phantom" merger partner tends to involve a shorter period, more likely of the same duration as that contemplated with respect to the FDIC.

CONDUCT OF BUSINESS PENDING THE MERGER

         Except as otherwise provided in the Merger Agreement, Fort Brooke has agreed, pending consummation of the Merger, to conduct its operations in the ordinary course of business, consistent with past practice, the Company has agreed to take all reasonable actions to timely and favorably conclude its application for registration as a bank holding company; and Interim has agreed to undertake no banking or other forms of business activity.

TERMINATION AND AMENDMENT OF MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior the Effective Date by mutual consent of a majority of the members of the boards of directors of either Fort Brooke or the Company. In addition, either of those parties may terminate the Merger Agreement in the event of (i) a breach by another party of any of its representations or warranties which has not been cured, otherwise resolved to the satisfaction of, or waived by the terminating party on or prior to the Effective Date, (ii) a breach of any material covenant or other agreement contained in the Merger Agreement; or (iii) a failure by any applicable regulatory agency to approve the Merger transaction, or any aspect thereof, as described herein. Upon any termination of the Merger Agreement in accordance with its terms, the Merger Agreement shall become void and there shall be no liability on the part of any party to another, except for certain expense and confidentiality obligations. The Merger Agreement, including all the provisions set forth above, may be amended or modified in writing by the parties thereto at any time before the Effective Date.

MANAGEMENT AFTER THE MERGER

         The directors and officers of Fort Brooke serving in those capacities immediately prior to the Effective Date will continue as those same directors and officers upon consummation of the Merger. The Company's board of directors is composed of the same individuals who presently serve on the Bank's board and who are nominees for reelection to those positions. Messrs. Eatman and Adams, respectively the Bank's President and Secretary, will hold those same positions in the Company and Mr. Eatman will also serve as its Treasurer. As it is not contemplated that the Company will initially conduct any business activities other than as the holder of all shares of the Bank's Common Stock, the Company's board has not deemed it necessary or advisable to elect additional officers.

EFFECT ON FORT BROOKE EMPLOYEE BENEFIT PLANS

         The employees and officers of Fort Brooke will, at and after the Effective Date, continue to be covered under the plans and policies that are currently being provided by Fort Brooke to those same persons.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The discussion below provides general information about certain expected federal income tax consequences of the Merger. Each Fort Brooke shareholder should consult his or her own tax advisor as to the specific tax consequences of the Merger for such shareholder, including the applicable and possible effect of foreign, state, and local tax laws.

         The consummation of the Merger is conditioned upon the receipt by Fort Brooke from its legal counsel of an opinion to the effect that for federal income tax purposes the Merger is more likely than not to qualify as a "reorganization" as that quoted term is defined in Section 368(a) of the Code. In rendering such opinion, legal counsel will be entitled to rely on representations by Fort Brooke as to factual matters.

         Assuming that the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, a Fort Brooke shareholder will recognize neither gain nor loss on the exchange of all of his or her Fort Brooke shares solely for shares of the Company's voting common stock. The tax basis of the Company's common stock received in the Merger by a Fort Brooke shareholder will be equal to the shareholder's tax basis for the Fort Brooke Common Stock exchanged therefor. If a shareholder holds his or her Fort Brooke Common Stock as a capital asset, such shareholder will include the period during which such Stock surrendered was held in his or her holding period for the shares of the Company's common stock received in exchange therefor.

         THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL, OR FOREIGN TAX ASPECTS OF THE MERGER. SUCH DISCUSSION IS AND THE OPINION OF COUNSEL DESCRIBED ABOVE WILL BE BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINION OF COUNSEL DESCRIBED ABOVE WILL NOT BE BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING DISCUSSION OR THE OPINION DESCRIBED ABOVE. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION AND THE OPINION. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS, EACH FORT BROOKE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

         For financial purposes, the Merger of Interim with and into Fort Brooke is expected to be accounted for as a pooling-of-interests. In a pooling transaction, the shareholders neither withdraw or exchange assets, but exchange shares in accordance with a ratio that preserves their ownership interests. The assets and liabilities of the Bank will be reflected in the consolidated financial statements of the Company at their historical costs and the Company's common stock, additional paid-in capital and retained earnings will be recorded in an aggregate amount equal to the book value of the Bank.

EXPENSES

         Fort Brooke is responsible for the payment of all fees charged by any regulatory authority in connection with the receipt or review of each application for approval of any aspect of the transactions contemplated by the Merger Agreement, as well as all expenses of all financial or other consultants, accountants and counsel engaged in connection with the transactions herein described.

DISSENTERS' RIGHTS

         The following summary does not purport to be a complete statement of the procedure to be followed by Fort Brooke shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to Section
658.44 of the Florida Banking Code (Chapter 658, Florida Statutes), the full text of which is attached hereto as Appendix B (the "Dissenter Provisions"). Since the preservation and exercise of dissenters' rights require strict adherence to the provisions of such law, any Fort Brooke shareholder who desires to exercise such rights should review such laws carefully, timely consult his or her own legal advisors and strictly follow the Dissenter Provisions.

         Each outstanding share of Fort Brooke Common Stock, the holder of which shall have perfected his or her demand for payment of the fair market value of such share in accordance with the Dissenter Provisions, and who has not effectively withdrawn or lost his or her right to such payment, shall not be exchanged for or converted into a share of the Company's common stock, but shall represent only rights granted with respect to such dissenting Fort Brooke Common Stock pursuant to the Dissenter Provisions. If the holders of more than ten percent of the Bank's Common Stock shall exercise their dissenters' rights, however, Fort Brooke may elect not to consummate the Merger, in which event such holders would continue as Fort Brooke shareholders and would have no right to receive the cash payment herein described.

         Under the Dissenter Provisions, any holder of Fort Brooke Common Stock shall be entitled to receive the fair market value of his or her shares thereof, in cash, if he or she shall have taken either of the following actions: (i) at any time before the vote is taken at the Meeting with respect to approval of the Merger Agreement and the Merger, the holder furnishes written notice to Fort Brooke that he or she dissents from the Merger Agreement and the Merger and, at the time of the vote, either refrains from voting with respect to such issue or votes in opposition to the Merger; or (ii) at the Meeting, having failed to provide such prior written notice of dissent, the holder votes his or her shares against approval of the Merger Agreement and the Merger. A shareholder may effect the foregoing dissent with respect to all or less than all of his or her shares of Common Stock.

         Promptly after the Effective Date of the Merger, Fort Brooke and the Company shall fix an amount which it considers to be not more than the fair market value of each share of Common Stock, and shall make a written offer to each dissenting shareholder to pay such amount, in cash, within 30 days after such Effective Date. Such offer shall be accompanied by a balance sheet of Fort Brooke prepared as of the latest available date and not more than 12 months prior to the making of such offer, a profit and loss statement of Fort Brooke for the 12 month period then ended, and an acceptance form, with appropriate instructions, which the shareholder may execute and return.

         If any electing holder of Fort Brooke Common Stock accepts the offer, payment for his or her dissenting shares shall be made within 30 days after the Effective Date of the Merger. Conversely, as to each dissenting shareholder who fails to accept the offer in time for payment to be made within such period, the Bank and/or the Company, as applicable, will promptly furnish a notice setting forth the names of all such dissenting shareholders; advising that Florida law requires that three appraisers be appointed to effect a valuation of their Fort Brooke shares, one of which will be selected by the Bank, one by such dissenting shareholders and the third by the other two; identifying the appraiser selected by the Bank under that process; and requesting that, within the 50 day period, measured from the Effective Date of the Merger, such dissenting shareholders select their appraiser. The appraiser selected by at least two-thirds of such dissenting shareholders will represent their interests, and following selection of the third appraiser, such representatives will determine the value of the Bank's shares. Agreement by any two of the three appraisers will be controlling and binding on all parties. If, within the 90 day period following the Effective Date of the Merger, one or more of the appraisers is not selected or the selected appraisers fail to reach the requisite agreement with regard to value, then the Department shall have jurisdiction to cause an appraisal to be undertaken which will be binding on the parties. The Bank or the Company, as applicable, will expect to pay the appraised value to each such dissenting shareholder within ten days after final determination of the appraisal proceeding, however conducted. The costs and expenses of any such proceeding will be paid by the Bank.

           ANY FORT BROOKE SHAREHOLDER INTENDING TO DISSENT FROM THE
          MERGER AND TO DEMAND PAYMENT FOR HIS SHARES IF THE MERGER IS
                 EFFECTUATED IS REQUESTED TO DELIVER A WRITTEN
              NOTICE OF SUCH INTENTION, PRIOR TO THE VOTE ON SUCH
                                  MATTER, TO:

                                Fort Brooke Bank
                              510 Vonderburg Drive
                             Brandon, Florida 33511
                 Attention: Nancy Soleto, Shareholder Relations


THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 1


                     PROPOSAL NO. 2 - ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

         Fort Brooke's Articles of Incorporation provide that its board of directors shall consist of not less than five members. Its bylaws impose an upward limit of 15 members and grant the directors the authority to fix the actual number within those limits by providing them with the right to nominate the individuals who are to be voted upon by Fort Brooke's shareholders. Both governing instruments require the election of each director on an annual basis, and grant the Bank's shareholders the right to authorize its board of directors to increase the number of directors by no more than two during the period between annual shareholder meetings. Directors elected at an annual shareholder meeting are to serve until the occurrence of the next such annual meeting and the election of their respective successors. Fort Brooke's bylaws do not limit the number of consecutive one year terms to which a director may be elected.

         Unless otherwise instructed, the shares represented by the board of director proxies being solicited hereby will be voted for the election as directors of the 14 nominees named below, each of whom is currently serving as a Fort Brooke director. Board of director proxies cannot be voted for a greater number than the 14 nominees named below. The Fort Brooke board has no reason to believe that any nominee will be unavailable to serve, but in that event the proxies will be voted for each substitute as the board may recommend at the
Meeting:

                                                                       Position                      Years of
Name and                                                               with the                     Service as
Residential Address                                 Age                  Bank                        Director
---------------------------------------------------------------------------------------------------------------
John D. Adams,                                      64                 Director                         15
7209 Adamo Drive
Tampa, FL 33619

Melvin R. Belisle                                     59            Director                              4
505 Lakeside Drive
Seffner, FL 33584

Tommy W. Brown                                        55            Director                             15
3010 N. 38th Street
Tampa, FL 33605

Richard H. Eatman                                     53            Director, President and               7
607 Royal Crest Drive                                               Chief Executive Director
Brandon, FL 33511

H. Rex Etheredge                                      49            Director                              3
918 Centerbrook Drive
Brandon, FL 33511

Joseph Garcia                                         65            Director                             10
2014 Woodberry Road
Brandon, FL 33511

Riley L. Hogan                                        61            Director                             10
1704 Cottage Way Court
Brandon, FL 33511

Alex D. MacKinnon                                     56            Director                              4
705 Centerbrook Drive
Brandon, FL 33511

Thomas H. Miller                                      59            Chairman of the                      15
616 West Brandon Blvd.                                              Board of Directors
Brandon, FL 33511

Charles W. Poe                                        67            Director                             13
4601 San Miguel
Tampa, FL 33629

William F. Poe                                        64            Director                             13
70 Ladoga
Tampa, FL 33606

Reese T. Poppell                                      57            Director                              3
2807 Wedgewood Drive
Plant City, FL 33567

Sam Rampello                                          55            Director                             15
1107 Riverhills Drive
Temple Terrace, FL 33617

David C. Worthington                                  63            Director                             11
908 South Parsons
Brandon, FL 33511


         JOHN D. ADAMS, SR. is president of Adams Air and Hydraulics, Inc., a hydraulic and pneumatic sales, service and engineering company.

         MELVIN R. BELISLE is President of Fife Industrial Pipe Co., Brandon, FL

         TOMMY W. BROWN is Chief Executive Officer of Brown Automatic Sprinklers, Inc., Tampa.

         RICHARD H. EATMAN has been a Director, as well as the President and Chief Executive Officer of Fort Brooke Bank since 1989.

         H. REX ETHEREDGE is Chief Executive Officer of Columbia Brandon Regional Medical Center.

         JOSEPH GARCIA is managing partner of the Tampa, Florida law firm of Garcia & Fields, P.A. and a general partner of Big Bend Farms, Ltd. He is also Chairman of the Tampa Port Authority.

         RILEY L. HOGAN JR. is the general manager of The Tampa Independent Dairy Farmers Association. He also serves as a Director of the Tampa Port Authority.

         ALEX D. MACKINNON is President of Yale Industrial Trucks, Inc. He also serves on the Board of Trustees of Brandon Hospital. He is a member of the Board of Trustees of the Tampa Sports Authority.

         THOMAS H. MILLER is an owner-agent with State Farm Insurance Companies. He has also served as secretary/treasurer of Wise Land Development, Inc. (formerly known as Spivey and Miller Restaurant Systems, Inc.) since 1974. He is active with the Brandon Chamber of Commerce.

         CHARLES W. POE is President of Poe Industries, Inc., a consulting firm, and is a director of Poe & Brown, Inc., a publicly held general insurance agency in Florida. Previously, Mr. Poe was owner and chief executive officer and president of City Ready Mix Company in Plant City, Florida for many years.

         WILLIAM F. POE is President/Owner of Poe Investments, Inc. Mr. Poe is Director of Poe & Brown, Inc., a publicly owned general insurance agency headquartered in Tampa. He served as mayor of the City of Tampa from 1974 through 1979.

         REESE T. POPPELL is President and CEO of Poppell Insurance Inc., and President of Redelco, Inc.

         SAMUEL J. RAMPELLO is Supervisor of School Finance and Special Programs in the Hillsborough County School System, and is a past member of the Hillsborough County School Board.

         DAVID C. WORTHINGTON, M.D., is a physician and former Chief of the Department of Surgery of Brandon Hospital. He is also former Chairman of the Board of Trustees of Brandon Hospital and formerly served as Medical Director of The Village at Brandon, a Nursing Home.

         Each Fort Brooke director is elected for a term of one year normally to expire at the annual meeting of the Fort Brooke shareholders or at such other time as his or her successor is elected and shall have qualified. Fort Brooke's board of directors held 12 regular meetings during 1995. Each current director attended at least 75% of those meetings. The board of directors has appointed various committees, including an Audit Committee, Compensation Committee, Asset and Liability Management Committee and Loan Review and Approval Committee, to review and consider various aspects of Fort Brooke's operations and to summarize the same and adopt recommendations with regard to their treatment for presentation to the full board of directors. Each officer of Fort Brooke is elected by and serves at the pleasure of the board of directors.


                     PROPOSAL NO. 3 - RATIFICATION OF PRIOR
                        SELECTION OF INDEPENDENT AUDITORS

         Fort Brooke's board of directors has selected the Tampa based independent certified public accounting firm of Hacker, Johnson, Cohen & Grieb to perform audit and related functions with respect to Fort Brooke's accounts for its fiscal year ending December 31, 1996. That firm has been selected to perform these services for the Bank continuously since 1994. The board recommends ratification of its selection. Accordingly, unless a contrary instruction appears, the shares represented by proxy cards executed and returned to Fort Brooke as a result of this Proxy Statement will be voted for the ratification of the appointment of Hacker, Johnson, Cohen & Grieb as Fort Brooke's independent auditors and accountants. Should its selection be ratified, the board reserves the right to replace such firm without further shareholder approval if it deems such a change to be in the best interests of Fort Brooke. One or more representatives of that accounting firm may be in attendance at the Meeting to respond to any appropriate questions which may be raised by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL
NO. 3.


                                  OTHER MATTERS

         As of the date this Proxy Statement is being furnished, the board of directors of Fort Brooke has no information that any other matter will be brought before the Meeting. If, however, other matters are presented, it is the intention of the person or persons named in the accompanying form of proxy card prepared for use in connection with the conduct of the Meeting to vote the proxy in accordance with his or their reasonable discretion, authority to do so being granted in the proxy card.

                                   FORT BROOKE
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion is provided to afford the reader an understanding of the major elements of Fort Brook's financial condition, results of operation, capital resources and liquidity. It should be read in conjunction with the financial statements and notes thereto and other information appearing elsewhere in this Proxy Statement.

GENERAL

         The Bank's main business is to attract deposits and to invest those funds in loans, including both secured and unsecured commercial loans, construction and permanent residential mortgage loans, and, to a lesser extent, loans secured by commercial and multi-family residential real estate properties and consumer loans. At December 31, 1995, the Bank had total assets of $187.1 million (an increase of 6.77% over the $175.3 million recorded at December 31, 1994) and total stockholders' equity of $15.8 million (up 14.5% over the $13.8 million at December 31, 1994). For the year ended December 31, 1995, it had consolidated net earnings of $1,664,000, an increase of 169% from the previous year's total of $619,000.

         During the year ended December 31, 1995 net loans receivable increased $10.1 million or 9.0%. The Bank's portfolio of investment securities decreased to $43.7 million as of December 31, 1995 from $45.0 million as of December 31, 1994. The Bank's deposits increased to $168.3 million as of December 31, 1995 from $157.9 million as of December 31, 1994. The 6.6% increase in deposits reflected the Bank's strategy of continuing to accept and retain deposit accounts for which funds can be prudently invested.

ACQUISITION

         On July 14, 1994, the Bank effected a statutory merger with The Merchant Bancorporation of Florida, Inc., a one bank holding company ("MBF"), and its wholly owned subsidiary, The Merchant Bank of Florida, a Florida chartered commercial bank ("Merchant".) Under the merger agreement, each of MBF and Merchant were merged with and into the Bank and 397,904 shares of the Bank's common stock were issued in exchange for all of the outstanding common stock of MBF. The Merger was accounted for as a pooling of interests, and accordingly, the accompanying consolidated financial statements have been restated for all periods prior to the acquisition to include the results of operations, financial positions and cash flows of MBF.

REGULATION AND LEGISLATION

         As a state-chartered commercial bank, Fort Brooke is subject to extensive regulation by the Department and the FDIC. Fort Brooke files reports with the Department and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Department and the FDIC to monitor Fort Brooke's compliance with the various regulatory requirements. The Bank is also subject to regulation by the Board of Governors with respect to reserves required to be maintained against deposits and certain other matters. As a Florida corporation, it is subject to that state's banking laws and to certain regulation by the Florida Department of State.

CREDIT RISK

         Fort Brooke's business activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Bank. While Fort Brooke has instituted underwriting guidelines and credit review procedures to protect the Bank from avoidable credit losses, some losses will inevitably occur. See "BUSINESS OF THE COMPANY AND FORT BROOKE - Lending Activities", for a detailed discussion and analysis of the Bank's operations with respect to the types of loans historically offered, loan maturities, commitment activities, the effect upon the Bank of the secondary mortgage market, loan income, nonperforming and classified assets.

RESULTS OF OPERATIONS

         The operating results of the Bank depend primarily on its net interest income, which is equal to the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by reference to (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread"), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Bank's net earnings are also affected by the level of nonperforming loans and real estate owned, as well as the level of its non-interest bearing income and non-interest paying expenses, such as salaries and employee benefits, occupancy and equipment costs and provisions for losses on real estate owned and income taxes.

         The following table sets forth for the periods indicated information regarding (i) the total dollar amount of interest and dividend income of the Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest rate spread; and (v) interest margin. Average balances are based upon daily balances.

                                                                              YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------------------------------------
                                                   1995                           1994                         1993
                                       --------------------------    ----------------------------   ----------------------------

                                                 Interest Average              Interest   Average             Interest    Average
                                       Average      and    Yield/    Average      and      Yield/   Average     and        Yield/
                                       Balance   Dividends  Rate     Balance   Dividends   Rate     Balance  Dividends     Rate
                                       --------  ---------  -----    -------   ---------   ------   -------  ----------    ------
Interest-earning assets:
    Loans (1) .....................   $ 114,502    10,883   9.50%   $ 100,905     8,824    8.74%   $ 102,772    8,790      8.55%
    Investment securities .........      42,985     2,567   5.97       47,305     2,397    5.07       39,941    2,209      5.53
    Other interest-earning
        assets (2) ................       8,315       479   5.76        8,039       392    4.88        8,415      297      3.53
                                      ---------    ------           ---------    ------            ---------    -----

             Total ................     165,802    13,929   8.40      156,249    11,613    7.43      151,128   11,296      7.47
                                                   ------                        ------                        ------

Noninterest-earning assets ........      14,178                        16,896                         13,979
                                                                                                   ---------
             Total ................   $ 179,980                     $ 173,145                      $ 165,107
                                      =========                     =========                      =========

Interest-bearing liabilities:
    Savings and NOW accounts ......      31,331       662   2.11       32,086       653    2.03       28,579      594      2.08
    Money market deposits .........      23,296       690   2.96       27,518       654    2.38       22,576      530      2.35
    Certificates of deposit .......      74,911     4,135   5.52       70,157     3,141    4.48       78,395    3,482      4.44
    Borrowings ....................       2,223       101   4.54        1,322        56    4.24          781       24      3.07
                                      ---------    ------           ---------    ------            ---------    -----

             Total interest-bearing
               liabilities ........     131,761     5,588   4.24      131,083     4,504    3.44      130,331    4,630      3.55
                                      ---------    ------           ---------    ------            ---------    -----
Noninterest-bearing liabilities ...      33,337                        28,570                         21,881
Stockholders' equity ..............      14,882                        13,492                         12,895
                                      ---------                     ---------                      ---------

             Total liabilities and
               stockholders' equity   $ 179,980                     $ 173,145                      $ 165,107
                                      =========                     =========                      =========

Net interest/dividend income ......              $  8,341                     $   7,109                       $ 6,666
                                                 ========                     =========                       =======

Interest-rate spread (3) ..........                         4.16%                          3.99%                           3.92%
                                                            ====                           ====                            ====

Net yield on average interest-
    earning assets (4) ............                         5.03%                          4.55%                           4.41%
                                                            ====                           ====                            ====

Ratio of average interest-earning
    assets to average interest-
    bearing liabilities ...........        1.26                          1.19                           1.16
                                           ====                          ====                           ====

(1)      Includes non-accrual loans
(2)      Includes interest-bearing deposits
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

         The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                         1995 VS. 1994
                                                                       -----------------------------------------------
                                                                                   INCREASE (DECREASE) DUE TO
                                                                       -----------------------------------------------
                                                                                                  RATE/
                                                                          RATE        VOLUME      VOLUME        TOTAL
                                                                          ----        ------      ------        -----
Interest-earning assets:
     Loans     ........................................................$   767         1,188         104        2,059
     Investment securities.............................................    426          (219)        (37)         170
     Other interest-earning assets.....................................     71            13           3           87
                                                                         -----         -----         ---        -----

               Total...................................................  1,264           982          70        2,316
                                                                         -----         -----         ---        -----

Interest-bearing liabilities:
     Deposits:
         Savings and NOW accounts......................................     26           (15)         (2)           9
         Money market accounts.........................................    160          (100)        (24)          36
         Certificate accounts..........................................    729           213          52          994
     Borrowings........................................................      4            38           3           45
                                                                         -----         -----         ---        -----

               Total...................................................    919           136          29        1,084
                                                                         -----         -----         ---        -----

Net change in net interest income before
     provision for credit losses.......................................$   345           846          41        1,232
                                                                         =====         =====         ===        =====

                                                                                         1994 VS. 1993
                                                                       -----------------------------------------------
                                                                                   INCREASE (DECREASE) DUE TO
                                                                       -----------------------------------------------
                                                                                                  RATE/
                                                                          RATE        VOLUME      VOLUME        TOTAL
                                                                          ----        ------      ------        -----
Interest-earning assets:
     Loans     ........................................................  $ 196          (159)        (3)           34
     Investment securities.............................................   (184)          407        (35)          188
     Other interest-earning assets.....................................    114           (13)        (6)           95
                                                                           ---           ---         --           ---

               Total...................................................    126           235        (44)          317
                                                                           ---           ---         --           ---

Interest-bearing liabilities:
     Deposits:
         Savings and NOW accounts......................................    (14)           74         (1)           59
         Money market accounts.........................................      7           116          1           124
         Certificate accounts..........................................     30          (367)        (4)         (341)
     Borrowings........................................................      9            17          6            32
                                                                           ---           ---         --           ---

               Total...................................................     32          (160)         2          (126)
                                                                           ---           ---         --           ---

Net change in net interest income before
     provision for credit losses.......................................  $  94           395        (46)          443
                                                                           ===           ===         ==           ===

The rates and yields are as follows:

                                                                                                           WEIGHTED
                                                                                                            AVERAGE
                                                                                                       YIELD OR RATE AT
                                                                                                       DECEMBER 31, 1995
                                                                                                       -----------------

YIELDS AND RATES:

Loans...........................................................................................             9.23%

Securities......................................................................................             6.30

All interest-bearing assets.....................................................................             8.44

Savings and NOW accounts........................................................................             2.08

Money market accounts...........................................................................             2.78

Certificates of deposit.........................................................................             5.64

All interest-bearing liabilities................................................................             4.30

Interest-rate spread............................................................................             4.14


LIQUIDITY AND CAPITAL RESOURCES

         A Florida chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts less those deposits of certain public funds. The liquidity reserve may consist of cash on hand, cash on demand with other correspondent banks and other investments and short-term marketable securities as determined by the rules of the Department, such as federal funds sold and United States securities or securities guaranteed by the United States. As of December 31, 1995, Fort Brooke's liquidity totaled approximately $54.0 million, or approximately 32.1% of its total deposits.

         During the year ended December 31, 1995, the Bank's primary sources of funds consisted of principal payments on loans and investment securities, proceeds from sales and maturities of investment securities and net increases in deposits. Fort Brooke used its capital resources principally to purchase investment securities and fund existing and continuing loan commitments. At December 31, 1995, the Bank had commitments to originate loans totalling $5.3 million. Scheduled maturities of certificates of deposit during the 12 months following December 31, 1995 totalled $49.9 million as of December 31, 1995. Management believes that Fort Brooke has adequate resources to fund all such commitments, that substantially all will be funded in 1996 and that, if so desired, it can adjust the rates on certificates of deposit to retain deposits in a changing interest rate environment.

REGULATORY CAPITAL REQUIREMENTS

         For the purpose of evaluating what should constitute the minimum capital adequacy of a financial institution Federal banking regulators have adopted regulations which make reference to the institution's "Tier 1 leverage" capital and also to its "total" capital. In most instances, "Tier 1 leverage" capital will consist solely of funds permanently committed to the institution (i.e. stockholders' equity), less net intangible assets. Conversely, "total" capital (comprised of the sum of Tier 1 and supplementary, or Tier 2, capital) includes not only stockholders' equity, but an allowance for loan losses (subject to limitations). Under FDIC regulations, the Bank is required to meet certain minimum capital thresholds. The requirement is not a valuation allowance and has not been created by charges against earnings; rather it represents a restriction on stockholders' equity. The following chart compares the minimum capital ratios required by the FDIC to the ratios maintained by the Bank:

                                                                                      REGULATORY       RATIOS OF
                                                                                      REQUIREMENT      THE BANK
                                                                                      -----------      --------
AT DECEMBER 31, 1995:

     Total capital to risk-weighted assets                                               8.00%          13.64%

     Tier I capital to risk-weighted assets                                              4.00           12.39

     Tier I capital to total average assets - leverage ratio                             4.00            8.55


ASSET AND LIABILITY MANAGEMENT

         As part of its asset and liability management, Fort Brooke has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Bank's earnings. Management believes that these processes and procedures provide Fort Brooke with better capital planning, asset mx and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate sensitive assets to rate sensitive liabilities. A gap ratio of 1.0% represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on Fort Brooke's results of operations, management continues to monitor asset and liability management policies to better match the maturities and repricing terms of the Bank's interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term investments).

         Fort Brooke has also maintained a relatively large portfolio of liquid assets (cash and assets maturing or repricing in one year or less) in order to reduce its vulnerability to shifts in market rates of interest. At December 31, 1995, 28.9% of Fort Brooke's total assets consisted of cash and short-term U.S. Government securities, and its overall liquidity ratio was approximately 32.1% of total deposits.

         Fort Brooke seeks to maintain a large stable core deposit base by providing quality service to its customers without significantly increasing its cost of funds or operating expenses. The success of Fort Brooke's core deposit strategy is demonstrated by the stability of its money market deposit accounts, savings accounts and NOW accounts, which, in the aggregate, totaled $52.9 million, representing 31.4% of total deposits at December 31, 1995. These accounts bore a weighted average nominal rate of 2.37% at December 31, 1995. Management anticipates that these accounts will continue to increase and in the future comprise a significant portion of its deposit base.

         As of December 31, 1995, Fort Brooke's one-year negative interest-rate sensitivity gap was $19.4 million. Although management believes that the implementation of the referenced strategies has reduced the potential adverse effects of changes in interest rates on Fort Brooke's results of operations, any substantial and prolonged increase in market interest rates could have an adverse impact on Fort Brooke's results of operations. Management monitors the Bank's interest-rate sensitivity gap on a quarterly basis, using First Tennessee Bank to provide both a practical and a theoretical gap report. The practical gap report is based on the Federal Reserve Board's March 26, 1993 draft for incorporating Interest Rate Risk into Risk-Based Capital Standards. Management believes that its present gap position is appropriate for the current interest rate environment.

         The Bank's management goals are ahead of expectations in all areas, including liquidity, volatile dependency and rate sensitivity. Although management believes little can be done until the maturity of Fort Brooke's deposits occur to effect changes in rate sensitivity, the asset mix continues to move toward less rate sensitivity for all time periods, and that while a negative gap will continue in the one year time period, it should decline in line with management goals.



             [The balance of this page is intentionally left blank]

         The following table sets forth certain information relating to the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1995 that are estimated to mature or are scheduled to reprice within the period shown:


                                                                               More than
                                                                             One Year to More than
                                                                One Year     Five Years     Five Years    Total
                                                                --------     ----------     ----------    -----
                                                                              (dollars in thousands)
Mortgage and commercial loans (1) (2):
  Adjustable rate (all property types)....................... $  56,666         4,097            69        60,832
  Fixed rate.................................................     7,416        25,687        18,120        51,223
                                                              ---------       -------       -------      --------

          Total mortgage loans...............................    64,082        29,784        18,189       112,055

Consumer and other loans.....................................     5,300         4,120         2,689        12,109
Interest-bearing deposits ...................................     1,092           -             -           1,092
Investments (3)(4)...........................................    14,894        19,723         9,912        44,529
                                                              ---------       -------       -------      --------

          Total rate-sensitive assets........................    85,368        53,627        30,790       169,785
                                                              ---------       -------       -------      --------

Deposit accounts (5):
  Certificates of deposit....................................    49,904        29,555           772        80,231
  Savings and NOW accounts...................................    31,334           -             -          31,334
  Money market accounts......................................    21,551           -             -          21,551
  Other borrowings...........................................     1,965           -             -           1,965
                                                              ---------       -------       -------      --------

          Total rate-sensitive liabilities...................   104,754        29,555           772       135,081
                                                                              -------       -------      --------

GAP (repricing differences).................................. $(19,386)        24,072        30,018        34,704
                                                              =========       =======       =======      ========

Cumulative GAP   ............................................ $(19,386)         4,686        34,704
                                                              =========       =======       =======

Cumulative GAP/total assets..................................   -10.36%         2.50%        18.54%
                                                              =========       =======       =======

----------

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed rate loans are scheduled, including repayment, according to their maturities.
(2)      Excludes nonaccrual loans.
(3)      Investments are scheduled through repricing and maturity dates.
(4)      Includes Federal Homes Loan Bank stock.
(5) Checking accounts, NOW accounts, and savings accounts are regarded as ready accessible withdrawable accounts. All other time accounts are scheduled through the maturity dates.

COMPARISON OF YEARS ENDED DECEMBER 1995 AND 1994

         GENERAL. Net earnings for the year ended December 31, 1995 were $1.7 million or $1.65 per share compared to $619,000 or $.63 per share for 1994. The increase in earnings was due primarily to an increase in net interest income as well as a decrease in noninterest expense.

         INTEREST INCOME AND EXPENSE. Interest income increased $2.3 million or 19.9% to $13.9 million during the year ended December 31, 1995. Interest on loans increased $2.1 million to $10.9 million due to an increase in the weighted average yield from 8.74% during the year ended December 31, 1994 to 9.50% during the year ended December 31, 1995. The increase was also due to an increase in the average loan portfolio from $100.9 million during 1994 to $114.5 million during 1995. Interest on investment securities increased $170,000 to $2.6 million due to an increase in the average yield from 5.07% during 1994 to 5.97% during 1995. This increase was partially offset by a decrease in the average amount invested in securities during 1995 compared with 1994.

         Interest expense on deposit accounts increased from $4.4 million for the year ended December 31, 1994 to $5.5 million for the year ended December 31, 1995. This increase was primarily the result of an increase in rates paid on deposits.

         PROVISION FOR CREDIT LOSSES. The provision for credit losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. The provision for loan losses increased from $184,000 for the year ended December 31, 1994 to $705,000 during 1995. The allowance for loan losses increased from $1.6 million at December 31, 1994 to $1.7 million at December 31, 1995. Nonperforming assets to total assets decreased to 1.10% at December 31, 1995 from 1.47% at December 31, 1994. While management believes that its allowance for loan losses is adequate as of December 31, 1995, future adjustments to the Bank's allowance for loan losses may be necessary if economic conditions differ substantially from the assumptions used in making the determination.

         NONINTEREST EXPENSE. Total noninterest expense decreased $1.1 million for the year ended December 31, 1995 from the year ended December 31, 1994. Compensation decreased $389,000 primarily as a result of a severance package with an officer of Merchant during 1994 with no corresponding amount in 1995. Occupancy expense decreased $336,000 primarily due to a decrease in rent expense resulting from the purchase of the Bank's headquarters as well as a general decrease in operating expenses. Other expenses decreased $334,000 due in part to the acquisition costs of Merchant incurred during 1994 with no corresponding amounts in 1995.

         INCOME TAX PROVISION. The income tax provision increased from $412,000 for the year ended December 31, 1994 to $1.1 million for 1995, due to increased earnings before income taxes.

COMPARISON OF YEARS ENDED DECEMBER 1994 AND 1993

         GENERAL. Net earnings for the year ended December 31, 1994 were $619,000 or $.63 per share compared to $923,000 or $.95 per share for 1993. The decrease in earnings was primarily due to increased noninterest expenses resulting from acquisition costs and a severance payment to a former officer of Merchant.

         INTEREST INCOME AND EXPENSE. Interest income increased $317,000 or 2.8% to $11.6 million during the year ended December 31, 1994. Interest on loans increased $34,000 to $8.8 million due to an increase in the weighted average yield from 8.55% during the year ended December 31, 1993 to 8.74% during the year ended December 31, 1994. The increase in yield was partially offset by a decrease in the average loan portfolio balance. Interest on investment securities increased $188,000 to $2.4 million due to an increase in the average amounts invested in securities during 1994 compared to 1993. This increase was partially offset by a decrease in the average yield earned during 1994.

         Interest expense on deposit accounts decreased from $4.6 million for the year ended December 31, 1993 to $4.4 million for the year ended December 31, 1994. This decrease was primarily the result of a decrease in rates paid on deposits.

         PROVISION FOR CREDIT LOSSES. The provision for credit losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. The provision for loan losses decreased from $344,000 for the year ended December 31, 1993 to $184,000 during 1994. The allowance for loan losses increased from $1.4 million at December 31, 1993 to $1.6 million at December 31, 1994.

         NONINTEREST EXPENSE. Total noninterest expense increased $901,000 for the year ended December 31, 1994 from the year ended December 31, 1993. Compensation increased $398,000 primarily as a result of a severance package with an officer of Merchant and regular merit salary increases. Occupancy expense increased $310,000 primarily due to an increase in depreciation expense for building, furniture, fixtures and equipment and an increase in real estate taxes. Other expenses increased $252,000 primarily due to the acquisition costs of Merchant.

         INCOME TAX PROVISION. The income tax provision decreased from $522,000 for the year ended December 31, 1993 to $412,000 for 1994, primarily because of a decrease in earnings before income taxes.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of Fort Brooke are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

FUTURE ACCOUNTING REQUIREMENTS

         FASB has issued Statement of Financial Accounting Standards No. 122 ("SFAS 122") which requires mortgage banking enterprises that acquire mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Mortgage banking enterprises include commercial banks and thrift institutions that conduct operations substantially similar to the primary operations of a mortgage banking enterprise. This Statement is effective for 1996. Management does not anticipate this Statement will have a material impact on the Bank.

         The FASB has also issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") which encourages employers to account for stock-based compensation awards based on their fair value on the date the awards are granted. The resulting compensation award would be shown as an expense on the statement of earnings. Entities can choose not to apply the new accounting method and continue to apply current accounting requirements, which generally result in no compensation cost for most fixed stock-option plans. Those that do so, however, will be required to disclose in the notes to the financial statements what net earnings and earnings per share would have been had they followed the Statement's accounting method. This Statement is effective for 1996. Management does not anticipate this Statement will have a material impact on the Bank.



                  [Remainder of page intentionally left blank]

SELECTED QUARTERLY FINANCIAL DATA

         The following tables present summarized quarterly data (dollars in thousands, except per share amounts):



                                                               First      Second      Third      Fourth
                                                              Quarter    Quarter     Quarter     Quarter      Total
                                                              -------    -------     -------     -------      -----

YEAR ENDED DECEMBER 31, 1995
         Interest income...................................    $3,301      3,502       3,528      3,598      13,929
         Interest expense..................................     1,236      1,383       1,486      1,483       5,588
                                                                -----      -----       -----      -----       -----

         Net interest income                                    2,065      2,119       2,042      2,115       8,341

         Provision for credit losses.......................        19        155         304        227         705
         Net interest income after                                 --        ---         ---        ---         ---
           provision for credit losses.....................     2,046      1,964       1,738      1,888       7,636

         Other income......................................       318        315         343        290       1,266
         Other expense.....................................     1,641      1,545       1,570      1,373       6,129
                                                                -----      -----       -----      -----       -----

         Earnings before income tax provision..............       723        734         511        805       2,773
         Income tax provision..............................       289        294         204        322       1,109
                                                                  ---        ---         ---        ---       -----

         Net earnings......................................      $434        440         307        483       1,664
                                                                 ====        ===         ===        ===       =====

         Earnings per share................................      $.43        .44         .31        .48        1.65
                                                                  ===        ===         ===        ===        ====

                                                               First      Second      Third      Fourth
                                                              Quarter    Quarter     Quarter    Quarter      Total
                                                              -------    -------     -------    -------      -----

YEAR ENDED DECEMBVER 31, 1994
         Interest income...................................    $2,675      2,876       2,938      3,124      11,613
         Interest expense..................................     1,104      1,115       1,133      1,152       4,504
                                                                -----      -----       -----      -----       -----

         Net interest income...............................     1,571      1,761       1,805      1,972       7,109

         Provision for credit losses.......................         3         -           15        166         184
                                                               ------    -------          --        ---         ---
         Net interest income after provision for
           credit losses...................................     1,568      1,761       1,790      1,806       6,925

         Other income......................................       328        318         336        337       1,319
         Other expense.....................................     1,760      1,931       1,707      1,815       7,213
                                                                -----      -----       -----      -----       -----

         Earnings before income tax provision..............       136        148         419        328       1,031
         Income tax provision..............................        54         59         166        133         412
                                                                -----      -----      ------     ------      ------

         Net earnings......................................   $    82         89         253        195         619
                                                              =======     ======     =======    =======     =======

         Earnings per share................................    $  .08        .09         .25        .20         .63
                                                               ======      =====       =====       ====       =====

                      BUSINESS OF THE COMPANY AND THE BANK

GENERAL

         The Company was incorporated on March 14, 1996, and on April 10, submitted its application to the Board of Governors for authority to acquire a 100 % equity ownership interest in the Bank. Aside from organizational activities and those associated with the referenced filing and the negotiation and approval of the Merger transaction, the Company has engaged in no business activities, and has no present expectation of doing so in the event that the Merger is approved and consummated, other than by way of its ownership of the Bank's shares and resulting oversight of its operations.

         Fort Brooke Bank (in this Proxy Statement sometimes referred to as the "Bank" or "Fort Brooke") was chartered by the State of Florida as a capital stock savings and loan association in December 1980 and commenced operations in March 1981. During its period of activity in that capacity, the Bank operated as a traditional savings institution, attracting checking and savings deposits from the general public and using such deposits, together with funds from other sources, to originate loans secured by mortgages on residential and commercial real estate located primarily in Florida. To a lesser extent, the Bank also originated construction loans, lines of credit and installment loans. Its income was primarily derived from interest and fees received in connection with real estate and other loans and interest earned on mortgage-backed securities. Interest on savings deposits and general and administrative expenses were the Bank's major expense items. On December 31, 1991, the Bank was converted to a Florida chartered commercial bank having no membership in the Federal Reserve System.

         Fort Brooke currently engages in the general business of personal and commercial banking in the Brandon, Plant City, Seffner, Apollo Beach, downtown Tampa, Carrollwood and Westshore areas of Hillsborough County, Florida, relying for its primary sources of deposits upon personal and business checking, savings and specialized deposit accounts. The Bank's primary sources of loans include residential mortgage loans, secured and unsecured commercial and consumer loans, including construction and permanent mortgage loans, revolving credit lines, automobile and home improvement loans and education loans. The Bank's directors expect the Bank to contribute to the development of those areas of Hillsborough County within which it operates by assisting in the growth of the businesses therein located.

         On July 14, 1994, the Bank effected a statutory merger with The Merchant Bancorporation of Florida, Inc., a one bank holding company incorporated in 1983 ("MBF"), and its wholly owned subsidiary, The Merchant Bank of Florida, a Florida commercial bank ("Merchant"). Under the terms of the merger agreement, each of MBF and Merchant was merged into the Bank and MBF's 279 shareholders, under operation of a comparative book value formula (Fort Brooke's book value being approximately $8.1 million and MBF's consolidated book value about $5.4 million), received an aggregate of 397,904 shares of the Bank's common stock in exchange for the relinquishment and cancellation of their MBF shares. The merger increased the Bank's shareholders to a total of 744 and the number of shares of its single class of common stock then issued and outstanding to 914,644, of which 52.5% were held by former Bank shareholders and 47.5% by former holders of MBF shares. It also resulted in an expansion of the Bank's board of directors, from ten to 15, and in the election of five former MBC directors to fill the newly established seats. Further, as the merger was, for financial accounting purposes, treated as a "pooling of interests" rather than as a "purchase," the assets and liabilities of MBF and Merchant were combined at their historical values with the assets and liabilities of Fort Brooke, and their operating results, for all periods presented in Fort Brooke financial statements, have been treated as the operating results of Fort Brooke.

MARKET AREA

         All of the Bank's eight existing offices are located in Hillsborough County, Florida which is a part of the Tampa Bay Metropolitan Statistical Area. A Standard Metropolitan Statistical Area (an "SMSA"), as defined by the U.S. Census Bureau, is a geographic area with a significant population nucleus, along with any adjacent communities that have a high degree of economic and social integration with that nucleus. As of January 1, 1994, the latest estimate available, the Tampa Bay SMSA had a population of more than 2.2 million, ranking it 23rd in the nation, and was designated as one of the fastest growing regions in the country.
Hillsborough County accounted for close to half of that figure.

         While changing conditions involving the infrastructure requirements of various geographic locations around the country have limited economic growth and population expansion, the Bank's market area has continued to grow because of the area's ability to attract new residents to its favorable year round climate and its relatively stable economic environment. Although the major economic base in the market area is service, retail, real estate development and manufacturing businesses, there also has been a growth in tourism. The Bank believes that its office locations are situated so as to take advantage of the existing and expected economic and demographic growth in the market area.

         In the future, the Company may consider strategic expansion through branching or acquisitions of banks or banking assets in those geographic areas that management believes would complement the existing business of the Bank and would most effectively achieve market penetration within its core market area and possibly allow it to expand outside of Hillsborough County. The Bank has not entered into any such transactions, nor is it or the Company actively considering any acquisitions at this time. The Company will consider and evaluate potential strategic market expansion, acquisitions, mergers or other opportunities which are brought to its attention to determine whether the same are in the best interests of the Bank or, if the Merger is consummated, the Company and its shareholders, and should be pursued. There is no assurance that any market expansion or acquisition opportunity will be identified or that, if identified, it will receive regulatory approval or be consummated.

COMPETITION

         All phases of Fort Brooke's business are highly competitive and it has been subject to severe competitive pressures in its operations as a commercial bank. The Bank competes with local commercial banks as well as numerous regionally based commercial banks, credit unions and savings and loan associations, many of which have assets, capital and lending limits larger than the Bank. It is one of 23 commercial banks that have some 171 offices located within Hillsborough County. Fort Brooke, along with other commercial banks, also competes with respect to its lending activities, as well as in attracting demand deposits, with savings banks, savings and loan associations, insurance companies, regulated small loan companies, credit unions and with the issuers of commercial paper and other securities, such as shares in money market funds.

         Among the advantages larger institutions have over Fort Brooke are their ability to finance wide ranging advertising campaigns and to allocate their investment assets to products of highest yields and demand. By virtue of their greater total capital, such institutions have substantially higher lending limits than the Bank (legal lending limits to an individual customer being limited to a percentage of a bank's total capital accounts). These competitors may intensify their advertising and marketing activities to counter the Bank's efforts to attract new business as a result of its increased size. In addition, as a result of legislation enacted earlier in the decade, there is increased competition between banks, savings and loan associations and credit unions for the deposit and loan business of individuals. These activities may hinder the Bank's ability to capture a significant market share.

         To compete with the financial institutions in its market area, Fort Brooke intends to use the flexibility which its independent status will permit. Its activities in this regard include an ability to solicit business, professional and personal accounts through the personal efforts of the Bank's directors and officers. Management believes a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and its needs. Consequently, the Bank expects that it will be able to make prudent lending decisions quickly and more equitably than its competitors without compromising asset quality or the Bank's profitability. It will also continue to focus on the smaller commercial customer because this segment offers the greatest concentration of potential business and historically has tended to demonstrate a higher degree of loyalty in its banking relationships. The Bank has been able in the past to respond quickly to changes in the interest rates paid on time and savings deposits and charged on loans, and to charges imposed on depositary accounts, so as to remain competitive in the market place, and expects to be able to do so in the future. If there are customers whose loan demands exceed the Bank's lending limits, the Bank has the ability to arrange for such loans on a participation basis with other financial institutions. No assurance can be given, however, that the Bank's efforts to compete with other financial institutions in its market area will be successful.

LENDING ACTIVITIES

         GENERAL Fort Brooke offers a variety of loans in order to serve the credit needs of customers in its community. Since the Bank has been operating as a commercial institution, more emphasis has been placed on business and other commercial loan transactions, as well as one-to-four unit family residential mortgage loans that are sold to the secondary market. At December 31, 1995, the Bank's gross loan portfolio totalled $124,164,000, representing 66.3% of total assets. At that date, the portfolio included $34,539,000 of one-to-four unit family mortgage loans, $52,269,000 of commercial real estate loans and $37,356,000 of other commercial and consumer loans, representing, respectively, 27.8%, 42.1% and 30.1% of total loans at that date. Of the total loan portfolio, $52,543,000, or 42.3% were fixed rate loans, and $71,621,000 or 57.6% were variable rate.

         LOAN MATURITIES The table below sets forth the contractual maturity of Fort Brooke's total loan portfolio at December 31, 1995. Demand loans, secured exclusively by passbook savings or CD's and having no stated schedule of repayments and no stated maturity, are reported as due within one year. The table does not reflect anticipated prepayments.


                                               (DOLLARS IN THOUSANDS)

YEARS ENDING                        RESIDENTIAL REAL          COMMERCIAL REAL          CONSUMER AND
DECEMBER 31,                          ESTATE LOANS             ESTATE LOANS             OTHER LOANS          TOTAL
------------                          ------------             ------------             -----------          -----

1996                                     $3,127                   $12,484               $24,753             $40,364

1997                                      1,394                    13,220                 4,500              19,114

1998                                      1,464                    12,765                 3,147              17,376

1999-2000                                 1,907                     8,384                 2,465              12,756

2001-2011                                 9,957                     2,711                 2,491              15,159

2012-2031                                 9,867                     2,691                     -              12,558

2031 and thereafter                       6,823                        14                     -               6,837
                                        -------                   -------               -------            --------

       Total                            $34,539                   $52,269               $37,356            $124,164
                                        =======                   =======               =======            ========



         TYPES OF LOANS Fort Brooke's loan originations derive from a number of sources, including real estate agent referrals, existing customers of the Bank's branch network, builders, walk-in customers, direct solicitations and through mass market advertising and the distribution and display of advertising materials at each branch office. Interest rates and loan origination fees charged on loans originated by the Bank are generally competitive with other financial institutions and other mortgage originators in the Bank's general market area.

         The loan underwriting procedures followed by Fort Brooke conform to regulatory specifications and are designed to assess both the borrower's ability to make principal and interest payments and the value of any property serving as collateral for the loan. Generally, as part of this process, the Bank loan officer meets with each applicant to obtain the appropriate employment and financial information as well as any other required loan information. The Bank then obtains reports with respect to the borrower's credit record, and orders and reviews an appraisal of any collateral for the loan (prepared by the Bank approved independent appraisers). The loan information supplied by the borrower is independently verified. Loan officers or other loan production personnel in a position to directly benefit monetarily through loan solicitation fees from individual loan transactions do not have approval authority. The Bank requires that all loans be reviewed and approved at various management levels, including the Bank's Loan Committee, which is currently comprised of seven directors and meets at least twice a month on a regular basis.

         In connection with fixed rate and adjustable rate mortgage loans, Fort Brooke may lend up to 95% of the value of the property securing the loan but requires that all loans made in excess of 80% of the value of the property be insured by private mortgage insurance. In determining the value of the property, the Bank uses the appraised value or the purchase price for the property, whichever is less. Appraised values are determined by on-site inspections conducted by qualified independent appraisers and must meet regulatory guidelines. In the case of mortgage loans, the Bank may procure mortgagee's title insurance to protect against defects in its lien on any property which may secure the loan. The Bank requires title, fire and extended casualty insurance to be obtained by the borrower and, where appropriate, flood insurance. The Bank maintains its own errors and omissions insurance policy to protect against loss in the event of failure of a mortgagor to pay premiums on fire and other hazard insurance policies.

         The original contractual loan payment periods for residential loans originated by the Bank presently range up to 30 years. Industry experience (which Fort Brooke believes is reflected in its own experience) has indicated that because of prepayments in connection with refinancing and sales of property, the average life of residential loans in Florida has been between six and eight years. The Bank charges no penalty for prepayment of mortgage loans. Mortgage loans originated by the Bank customarily include a "due-on-sale" clause giving the Bank the right to declare a loan immediately due and payable in the event, among other matters, that the borrower sells or otherwise disposes of the real property subject to the mortgage. In general, the Bank enforces due-on-sale clauses.

         Federal regulations permit institutions to originate and purchase mortgage loans secured by one-to-four family residences on which the payment amount, the loan terms, the principal balance or any combination thereof may change periodically as a result of changes in interest rates. Pursuant to such regulations, changes in the interest rate must be based on the movement of an index that is beyond the control of Fort Brooke and is agreed to by the institution and the borrower. Such regulations historically have not limited interest rate adjustments, which may occur as frequently as monthly. However, under provisions of the Competitive Equality Banking Act of 1987 ("CEBA"), adjustable rate mortgage loans ("ARMs") must specify a limitation on the maximum interest which may be imposed during the term of the loan. As of December 31, 1995, the Bank offered three types of ARMs, one which provides for adjustment of the interest rate every year, one annually after the third year and one annually after the fifth year. Under the ARMs available at the Bank, borrowers may, upon the payment of specified fees, convert ARMs to fixed-rate loans during a specified time frame.

         Fort Brooke is attempting to increase the yield on its loan portfolio and to cause it to adjust more rapidly to market interest conditions. To this end, the Bank has increased its volume of ARMs, as well as commercial lending and consumer loans consisting of more rate sensitive loan and short maturity levels.

         Fort Brooke offers residential construction mortgage loans to developers and individuals. Most of such loans are made on a short-term basis, usually not exceeding one year. The rates are generally in excess of the Bank's single-family lending rate. These loans may involve additional risks attributable to the fact that funds are advanced upon the security of the project under construction, which is of uncertain value prior to completion and because it is relatively difficult to evaluate accurately the total funds required to complete a project. Upon completion of construction, the construction loan automatically converts to a permanent mortgage loan having a maximum term and amortization of 29 years. The application process includes the same items as are required for other residential mortgage loans, and also requires a submission to the Bank of plans, specifications and estimated costs of the property to be constructed. These items, along with market data, are used as a basis to determine the appraised value of the subject property. Appraisal reports are completed by qualified independent appraisers. Maximum loan amounts are based on the lesser of the current appraised value or the purchase price for the property. Generally, the loan-to-value ratio for construction loans does not exceed 80%.

         Fort Brooke's commercial real estate loans include permanent mortgage loans on commercial and industrial projects and, to a lesser extent, land acquisition and development loans, which generally involve providing financing for the acquisition and development of property for single-family residential projects. The commercial real estate loans consist of loans secured by apartment buildings, shopping centers, warehouses and office buildings. It is the Bank's policy to limit the amount of its commercial real estate loans to 80% of the lesser of the appraised value or the purchase price of the property. In making its lending decision, the Bank considers, among other matters, the overall quality of the loan, the credit of the borrower, the location of the real estate, the projected income stream of the property and the quality of management administering the property. The Bank also generally requires that loans for the acquisition and development of unimproved commercial property be guaranteed by one or more individuals who have made a significant equity investment in the property. Commercial and industrial real estate loans are generally considered to involve a higher risk of default than do residential loans because repayment typically is dependent on the successful operation of the related project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or the economy generally.

          Fort Brooke originates consumer and commercial (non-real estate) loans related to home improvements, unsecured and secured lines of credit, working capital needs (usually secured by accounts receivable and inventory), personal loans for automobiles, mobile homes, education, and others secured by savings accounts. Home improvement loans are secured by a junior lien on residential real property and are typically based on a 90% loan-to-value ratio. Personal loans may be secured by various forms of collateral, both real and personal, or may be made on an unsecured basis. Although consumer loans typically involve a higher degree of risk, they generally carry higher yields and have shorter terms to maturity.

         LOAN COMMITMENTS Fort Brooke issues commitments to make both commercial and residential mortgage loans, conditioned upon the occurrence of certain events and pursuant to certain specific terms. Loan commitments are generally issued in connection with the origination of loans for the financing of residential properties by prospective purchasers and in connection with construction loans secured by commercial and multi-unit residential income-producing properties. The Bank currently charges a fee for issuing commercial loan commitments. Loan commitments by the Bank are generally limited in duration from 30 to 90 days with the interest rate at the date of application being the rate charged on the loan. As of December 31, 1995, the Bank had approximately $5,272,000 in outstanding mortgage loan commitments, compared to $2,478,000 as of December 31, 1994, excluding the undisbursed portion of the loans in process.

         SECONDARY MORTGAGE MARKET Loans originated by Fort Brooke are generally retained in its portfolio. To increase the yield on the Bank's loan portfolio, it has, however, during the past five years sold (individually or as securitized groups), and presently intends to continue to sell, both fixed and variable rate mortgage loans, including those held in its portfolio and newly originated, as market conditions permit, with the intention of making available to borrowers the net proceeds of such sales at higher interest rates than were being produced by the mortgage loans disposed of. Notwithstanding such intended sales, the Bank expects to continue servicing loans sold in the secondary market.

         INCOME FROM LENDING ACTIVITIES Fort Brooke generates interest and fee income through its lending activities. Income is generated from fees charged in connection with the issuance of loan commitments, from document preparation fees and from points charged in connection with the origination of loans. The Bank also receives loan fees and charges relating to existing loans, including fees for late payments, interest rate adjustments, permitting changes in borrowers, converting ARMs to fixed rate mortgages, closing services performed by the Bank personnel and for other miscellaneous services. These fees are paid by the borrowers. In addition, the Bank receives servicing fees relating to loans sold with servicing retained. The income realized from origination and other fees varies from period to period, both with respect to the volume and type of loans made and also in response to competitive factors. Loan income, consisting of interest and fees on loans and loan originations equalled for the years ended December 31, 1995 and 1994 approximately 71.6% and 70.4%, respectively, of the Bank's total income.

         NONPERFORMING LOANS Management conducts regular review and follow up of all loan delinquencies. When a borrower fails to make a payment on a loan, Fort Brooke will take steps to have the borrower cure the delinquency and restore the loan to current status. The Bank commences collection procedures once the loan payment is 15 days past due, either by sending a past due notice or contacting the borrower by telephone. Additional notices or telephone calls are made if the loan is 30 days past due. A summary analysis of all delinquencies is reviewed monthly by the board of directors. Most loan delinquencies are cured and no legal action is required. If a delinquency is not cured through the Bank's normal collection procedures, the Bank will institute measures after 90 days to enforce its remedies resulting from the default, including, in the case of mortgage loans, commencing a foreclosure action.

         The following table sets forth certain information regarding non-accrual loans and real estate owned, the ratio of such loans and real estate owned to total assets as of the dates indicated, and certain other related information:


                                                                                       AT DECEMBER 31,
                                                                                   (DOLLARS IN THOUSANDS)
                                                           -----------------------------------------------------------------------

                                                             1995            1994            1993            1992           1991
                                                             ----            ----            ----            ----           ----

Non-accrual loans:
     Real estate loans:
         Residential                                         $ 184           $ 184           $ 247           $ 297         $ 338
         Commercial                                            542             528              18             703         1,914
     Consumer and other loans                                  186             108              61              50           404
                                                             -----           -----            ----            ----         -----

       Total nonperforming loans                               912             820             326           1,050         2,656

Other real estate owned:

     Real estate acquired by foreclosure or
       deed in lieu of foreclosure                           1,147           1,847           2,076           2,246         3,802
                                                             -----           -----           -----           -----         -----

         Total nonperforming loans,
             and other real estate owned                     2,059           2,667           2,402           3,296         6,458


Allowance for loan losses                                  (1,702)         (1,562)         (1,426)         (1,145)       (1,346)
                                                          --------         -------         -------         -------       -------

         Total nonperforming loans
             and other real estate owned, net                 $357          $1,105           $ 976          $2,151        $5,112
                                                              ====          ======           =====          ======        ======

         Total nonperforming loans to
             total assets                                     .49%            .43%            .09%            .12%         1.53%
                                                              ====            ====            ====            ====         =====

         Total nonperforming loans
             and other real estate owned to
             total assets                                    1.10%           1.47%           1.39%           2.00%         3.71%
                                                             =====           =====           =====           =====         =====

         Total nonperforming loans
             and other real estate owned, net
             to total assets                                  .19%            .63%            .56%           1.30%         2.94%
                                                              ----            ====            ====           =====         =====

         In originating loans, Fort Brooke recognizes that credit losses will be experienced and that the risk of loss will vary with, among other matters, the type of loan being made, the credit worthiness of the borrower over the term of the loan and, in the case of a secured loan, the value of the security for the loan. At the end of each month, Fort Brooke reviews all loans delinquent by 30 days or more to determine an adequate specific valuation allowance. Such reviews include, but are not limited to the ability of the borrower to repay the loan, the loan to value ratio, the value of any collateral and the estimated loss to Fort Brooke, if any. A general valuation allowance is provided to properly reflect the collectibility of the loan portfolio as a whole. This general allowance is based on such factors as estimates of Fort Brooke's historical loan loss experience, an evaluation of economic conditions, regular reviews of delinquencies and an evaluation of Fort Brooke's loan portfolio quality and composition.

         The following table sets forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:


                                                                                YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------------------------
                                                        1995              1994             1993             1992            1991
                                                        ----              ----             ----             ----            ----

Average loans outstanding, net                         $114,502        $100,905         $102,772         $110,599        $126,640
                                                       ========        ========         ========         ========        ========

Allowance at beginning of period                         $1,562          $1,426           $1,145           $1,346            $903
Charge-offs:
         Residential real estate loans                       39               -                2               45             158
         Commercial real estate loans                        17              32                -              121             476
         Commercial loans                                   410              23               60            1,823              95
         Consumer loans                                     189              96              121               46              70
                                                          -----          ------           ------            -----          ------

                  Total loans charge-off                    655             151              183            2,035             799
                                                          -----          ------           ------            -----          ------


Recoveries                                                   90             103              120              108              26
                                                             --             ---              ---              ---              --

         Net charge-offs (recoveries)                       565              48               63            1,927             773
                                                          -----            ----             ----            -----           -----

         Provision for loan losses                          705             184              344            1,726           1,216
         charged to operating expenses

         Allowance at end of year                        $1,702          $1,562           $1,426           $1,145          $1,346
                                                         ======          ======           ======           ======          ======

         Ratio of net charge-offs to
         average loans outstanding                        .0049           .0005            .0006            .0174           .0061
                                                          =====           =====            =====            =====           =====

         Ratio allowance to period-end
         loans                                            .0137           .0137            .0137            .0105           .0111
                                                          =====           =====            =====            =====           =====

Period end total loans                                 $124,164        $114,135         $103,760         $108,896        $120,871
                                                       ========        ========         ========         ========        ========


         CLASSIFIED ASSETS As of December 31, 1995, Fort Brooke classified certain of its outstanding loans in accordance with standards set forth in FDIC regulations. The three classification standards currently used to identify classified loans are "substandard", "doubtful" and "loss." As of December 31, 1995, outstanding loans of $2,200,000 were classified as substandard. No loans were then classified as either doubtful or a loss. As part of the Bank's classification policy, additions are made to the allowance for loan losses. Currently, such additions are fixed at 20% of loans classified as substandard, 50% classified as doubtful and 100% classified as a loss.

OTHER REAL ESTATE OWNED

         As of December 31, 1995, other real estate assets generated as a result of foreclosure or other form of attachment totalled $1,147,000, or .61% of total assets. Of this amount, the largest single asset, a vacant commercial property, reflected a carrying value of $565,000 or 49.3% of the total. Management of the Bank is cognizant of its need to reduce this balance as rapidly as practicable and expects to make further dispositions in the current year.

INVESTMENT SECURITIES

         Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities, sets standards for classification of and accounting for investments in equity securities that have readily determinable fair values, and all investments in debt securities which are to be classified as held-to-maturity securities, available-for-sale securities, or trading securities.

         Debt securities that an enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

         Fort Brooke classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accredited, respectively, over the estimated life of the security using a method which approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.



                  [Remainder of page intentionally left blank]

         The following table sets forth the carrying value of the Bank's investment portfolio as of the dates indicated:


                                                  ------------------------------------
                                                     1995         1994         1993
                                                  ----------   ----------   ----------

Investment securities available-for-sale:
         U.S. Government and agency obligations       11,856   $    3,268   $    7,803
         Municipal bonds                                 252        2,006        3,639
         Mortgage-backed securities                   11,969       10,889       19,034
                                                  ----------   ----------   ----------


           Total available-for-sale                   24,077       16,163       30,476
                                                  ----------   ----------   ----------

Investment securities held-to-maturity:
         U.S. Government and agency obligations        9,942       18,010       12,130
         Municipal bonds                               2,228        2,229        1,489
         Mortgage-backed securities                    7,472        8,639         --
                                                  ----------   ----------   ----------

           Total held-to-maturity                     19,642       28,878       13,619
                                                  ----------   ----------   ----------

           Total                                  $   43,719   $   45,041   $   44,095
                                                  ==========   ==========   ==========



         The following table sets forth, by maturity distribution, certain information pertaining to the Bank's investment securities portfolio ($ in thousands):

                                    One Year        After One Year    After Five Years      Due After
                                     or Less        to Five Years       to Ten Years        Ten Years          Total
                                     -------        -------------       ------------        ---------          -----
                               Carrying  Average  Carrying  Average  Carrying   Average Carrying Average Carrying   Average
                                 Value    Yield     Value    Yield    Value      Yield    Value   Yield   Value     Yield
                                 -----    -----     -----    -----    -----      -----   ------   -----   -----     -----
DECEMBER 31, 1995
  U.S. Government and
   agency obligations          $1,999     4.47%  $18,292    6.52%   $ 1,507     6.49%    $  --      --% $21,798      6.33%
  Municipal securities             --        --      252     4.35     2,228      5.29       --      --    2,480      5.19
  Mortgage-backed securities      136      8.22    1,178     6.86        --             18,127    6.52   19,441      6.55
                                -----    ------   ------     ----       ---       ---   ------    ----   ------      ----

    Total                      $2,135      4.71% $19,722     6.51%   $3,735      5.77% $18,127    6.52% $43,719      6.36%
                                =====      ====   ======     ====    ======      ====   ======    ====   ======      ====


SOURCES OF FUNDS

       GENERAL Historically, deposits have been the primary source of Fort Brooke's funds for use in lending and for other general business purposes. Loan interest and principal repayments, mortgage-backed securities principal repayments, proceeds from sales of mortgage-backed and investment securities and loans, proceeds from capital stock offerings and short-term borrowings have been additional sources of funds. Scheduled loan payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by prevailing interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds such as deposit inflows at less than projected levels and on a longer term basis to support expanded lending activities.

       DEPOSITS Fort Brooke offers a number of alternatives for depositors which are designed to attract both short-term and long-term deposits from the general public, including regular statement savings accounts, classic checking accounts, negotiable order of withdrawal checking accounts ("NOW accounts"), money market accounts, certificates of deposit of various terms, and negotiated rate jumbo certificates. Included among these savings programs are Individual Retirement Accounts.

       The Bank solicits deposits through advertisements in newspapers of general circulation and direct mail advertising primarily in Hillsborough County, Florida. The Bank's deposits are obtained primarily from the communities surrounding its offices. As of December 31, 1995, deposits from out-of-state sources represented an insignificant portion of the total deposit accounts. The Bank does not seek brokered deposits.

       The Bank's deposit accounts are insured for each depositor by the FDIC up to a maximum of $100,000. In the event of the Bank's liquidation, depositors would be entitled to full payment of their insured accounts prior to payment to stockholders. The FDIC, however, has the authority to take various actions with different results for depositors in conducting receiverships of insured institutions in default, including without limitation, merging the insured institution in default with another insured institution, taking over the assets of and operating such insured institution, and organizing a new institution to take over such insured institution's assets.

The following table shows the distribution of, and certain other information relating to, Fort Brooke Bank deposit accounts by type:

                                                                       AT DECEMBER 31,
                                                                   (DOLLARS IN THOUSANDS)
                                          -------------------------------------------------------------------------
                                                   1995                     1994                      1993
                                                  ------                   ------                    -----
                                                           % of                     % OF                      % OF
                                            Amount      Deposit      AMOUNT      DEPOSIT       AMOUNT      DEPOSIT
                                            ------      -------      ------      -------       ------      -------
Demand deposits                           $ 35,181         20.9%   $ 28,892         18.3%    $ 22,532         14.3%
Savings and NOW deposits                    31,334         18.6      32,170         20.3       31,562         19.9
Money market deposits                       21,551         12.8      28,508         18.1       26,611         16.8
                                           -------        -----     -------         ----      -------        -----

         Subtotal                           88,066         52.3      89,570         56.7       80,705         51.0
                                           -------        -----     -------        -----      -------        -----

Certificate of deposits:
         2.00% - 3.99%                          --           --      15,405          9.8       30,613         19.4
         4.00% - 5.99%                      54,201         32.2      50,135         31.7       27,204         17.2
         6.00% - 7.99%                      26,030         15.5       2,767          1.8       16,356         10.3
         8.00% - 9.99%                          --           --          --           --        3,331          2.1
         10/00% -11.99%                         --           --          --           --            3           --
                                            ------       ------      ------         ----       ------        -----

         Total certificates of
          deposit (1)                       80,231         47.7      68,307         43.3       77,507         49.0
                                            ------         ----     -------        -----      -------        -----

         Total deposits                  $ 168,297        100.0%  $ 157,877        100.0%   $ 158,212        100.0%
                                           =======        =====     =======        =====      =======        =====

----------
(1) Includes individual retirement accounts ("IRAs") totalling $12,496,000 and $11,394,000 at December 31, 1995, 1994 and 1993, respectively, all of which are in the form of certificates of deposits.

         The following table shows the average amount of and the average rate paid on each of the following deposit account categories during the periods indicated:


                                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------------------------------------
                                                   1995                          1994                          1993
                                                  -------                       ------                        -----

                                            AVERAGE        AVERAGE          AVERAGE       AVERAGE        AVERAGE       AVERAGE
                                            BALANCE         YIELD           BALANCE        YIELD         BALANCE        YIELD
                                            -------        -------          -------       -------        -------       -------
Noninterest bearing                         $30,867             0%          $26,166           0%         $20,078            0%
         checking accounts

NOW and savings accounts                     31,331          2.11            32,086        2.03           28,579         2.08

Money market accounts                        23,296          2.96            27,158        2.38           22,576         2.35

Certificates of deposit                      74,911          5.52            70,157        4.48           78,395         4.44
                                             ------          ----          --------      ------           ------         ----

         Total deposits                    $160,405          3.42%         $155,567        2.86%        $149,628         3.08%
                                           ========          ====          ========        ====         ========         ====



         The following table presents for various interest rate categories the amounts of outstanding certificates of deposit at December 31, 1995 which mature during the periods indicated:


                                                                Year Ending December 31,
                                                                 (dollars in thousands)
                                  ------------------------------------------------------------------------------------------

                                                                                                             2000
DECEMBER 31, 1995:                   1996           1997            1998           1999            AND THEREAFTER     TOTAL
                                     ----           ----            ----           ----            --------------     -----
4.00% - 4.99%                       $7,727               -              -               -                   -          7,727

5.00% - 5.99%                       41,636                          2,974           1,093                 772         46,475

6.00% - 6.99%                          542          12,336          9,726               -               3,425         26,029
                                     -----          ------          -----          ------               -----         ------

Total certificates of deposit      $49,905         $12,336        $12,700          $1,093              $4,197        $80,231
                                   =======         =======        =======          ======              ======        =======


Jumbo certificates ($100,000 and over) outstanding as of December 31, 1995 mature as follows:


Due within three months or less                          $  4,762

Due over three months to six months                         4,108

Due over six months to one year                             1,861

Due over one year                                           5,105
                                                         --------
                                                          $15,836
                                                         ========

The following table sets forth the net deposit flows of the Bank during the periods indicated:


                                                            YEAR ENDED DECEMBER 31,
                                                            (DOLLARS IN THOUSANDS)
                                                   --------------------------------------
                                                      1995         1994          1993
                                                   ----------   ----------    ----------

Net increase (decrease) before interest credited   $   10,255   $     (286)   $    9,527

Net interest credited                                     165          (49)          (39)
                                                   ----------   ----------    ----------

Net deposit increase (decrease)                    $   10,420   $     (335)   $    9,488
                                                   ==========   ==========    ==========


         SHORT-TERM BORROWINGS During periods when the supply of funds from deposits cannot meet the demand for loans, Fort Brooke seeks to provide a portion of the funds necessary through loans (advances) from its correspondent banks. The Federal Home Loan Bank (the "FHLB"), Atlanta, Georgia, and other large correspondent banks, provide credit for banks such as Fort Brooke. As a correspondent of the FHLB System, the Bank owns capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta on the security of such stock and certain of its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States Government).

         Fort Brooke has an FHLB line of credit available in the amount of $5,000,000, secured by a lien on specifically identified wholly owned residential (one-to-four units) first mortgage loans in its portfolio. From time to time, the Bank has drawn on this line when its primary sources of funds have not been sufficient to meet lending and other cash requirements. Interest on the line is payable monthly. As of December 31, 1995 and 1994, respectively, there was no balance outstanding on this line of credit.

         Fort Brooke also maintains an agreement with Barnett Bank under which it may obtain overnight advances, up to a maximum of $10,000,000, in exchange for the pledge of certain of its securities having a value in excess of the amount borrowed. Under the terms of such agreement, interest fluctuates and is paid daily based on the lender's overnight Fed Fund rate (5.875% at December 31, 1995). As of December 31, 1994, the balance outstanding on this reverse-repurchase agreement was $1,225,000, while no balance was owing at the end of 1995. An additional unsecured overnight Federal Funds line of credit, with a maximum limit of $1,500,000, is maintained with the Independent Bankers' Bank of Florida. As of December 31, 1995 and 1994, respectively, no borrowings had been effected thereunder by Fort Brooke. These lines of credit and the separate repurchase agreement provide the Bank with additional liquidity to meet withdrawals and expand its lending and short-term investment activities.

EMPLOYEES

         In addition to a Chief Executive Officer; Senior Vice President, Administration; Senior Vice President, Lending; Vice President, Human Resources; and a Chief Financial Officer, Fort Brooke presently employs a staff of approximately 101 persons on a full or part-time basis. See "FORT BROOKE MANAGEMENT."

                           SUPERVISION AND REGULATION

GENERAL

         If the Company qualifies as a bank holding company, it will be subject to the continuing regulation and supervision of the Board of Governors under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not in general directly or indirectly acquire ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Board of Governors. The BHCA also restricts the types of activities in which a bank holding company and its subsidiaries may engage. Generally, activities are limited to banking and activities found by the Board of Governors to be so closely related to banking as to be a proper incident thereto. In addition, the BHCA now allows the Board of Governors to approve an application by a bank holding company to acquire shares of a bank or bank holding company located outside the acquiror's principal state of operations.

         As a state chartered, independent, commercial bank, Fort Brooke is subject to primary supervision, periodic examination and regulation by the Florida Department of Banking and Finance. The deposits of the Bank are insured by the FDIC to the maximum extent provided by law, and, as such, the Bank's activities are also subject to FDIC regulation. The regulations promulgated by these two agencies govern most aspects of the Bank's business, including the maintenance of minimum reserves against deposits, limitations on loans to a single borrower and to its directors, officers and employees, investments, mergers and acquisitions, borrowings, dividends, location and operation of branch offices, adequacy of capitalization and loss reserves, security and other control procedures, the granting of credit under equal and fair conditions, the disclosures of the cost and terms of such credit, and the maintenance of books and records. There are also a number of state and federal laws governing businesses and employers generally which are applicable to the Bank, including the federal Equal Opportunity Employment Act and the Occupational Safety and Health Act. In addition, a variety of federal statutes and regulations apply only to financial institutions or other lenders, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Electronic Fund Transfer Act, discrimination prohibitions and other consumer protections. Other statutes such as the Fair Debt Collection Practices Act, the Fair Credit Reporting Act and the Right to Financial Privacy Act further restrict each bank's practices and procedures.

         Fort Brooke's records and operations are examined periodically by both the Department and the FDIC to each of whom it submits regular periodic reports regarding its financial condition and other matters. Both the FDIC and the Department have a broad range of powers to enforce regulations under their respective jurisdictions, and to take discretionary actions determined to be for the protection of the safety and soundness of the Bank, including the institution of cease and desist orders and the removal of directors and officers.

         On certain loans, the Bank is subject to the usury laws of the State of Florida, which limit the rates of interest that may be legally charged to borrowers. Currently the maximum interest rates which may be charged under Florida law are 18% per year for loans of up to $500,000 and 25% per year for loans in excess of $500,000. Federal and Florida banking laws also impose substantial restrictions on the sale of a controlling interest in the Bank's outstanding voting stock. A controlling interest is generally defined as 25% or more of a bank's outstanding voting stock, but can be as low as 10% of a bank's outstanding voting stock under certain circumstances.

TRANSACTIONS WITH AFFILIATES

         There are various legal restrictions on the extent to which the Company and any future nonbank subsidiaries can borrow or otherwise obtain credit from the Bank. There also are legal restrictions on the Bank's purchase of or investments in the securities of and purchases of assets from the Company and any of its future nonbank subsidiaries, a bank's loans or extensions of credit to third parties collateralized by the securities or obligations of the Company and any of its future nonbank subsidiaries, the issuance of guaranties, acceptances and letters of credit on behalf of the Company and any of its future nonbank subsidiaries, and certain bank transactions with the Company and any of its future nonbank subsidiaries, or with respect to which the Company and nonbank subsidiaries, act as agent, participate or have a financial interest. Subject to certain limited exceptions, the Bank may not extend credit to the Company or to any other affiliate in an amount which exceeds 10% of the Bank's capital stock and surplus and may not extend credit in the aggregate to such affiliates in an amount which exceeds 20% of its capital stock and surplus. Further, there are legal requirements as to the type, amount and quality of collateral which must secure such extensions of credit transactions between the Bank and the Company or such other affiliates, and such transactions must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with non-affiliated companies. Also, the Company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

HOLDING COMPANY STRUCTURE AND SUPPORT OF THE BANK

         If the Merger is consummated, the Company will be the parent holding company of the Bank. By reason thereof, its right to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of bank subsidiaries) except to the extent that the Bank may itself be a creditor with recognized claims against the subsidiary.

         Under the policies of the Board of Governors, the Company is expected to act as a source of financial strength to, and commit resources to support, the Bank. This support may be required at times when, absent such Board of Governors policy, the Company may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly-controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly-controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence or regulatory assistance. The FDIC's claim for damages is superior to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly-controlled insured depository institution. The Bank is subject to these cross-guarantee provisions; however, the Company has no present plans to have any bank subsidiaries other than the Bank.

CAPITAL REQUIREMENTS

         Fort Brooke has been subject to FDIC capital requirements since its inception, and has continuously been in compliance therewith. Effective April 10, 1991, the FDIC revised the minimum capital standards applicable to FDIC-regulated banks. Under the new regulation, the most highly-rated institutions are required to meet a "Tier 1" leverage capital ratio of at least 3% of total assets. Tier 1 capital consists of the net capital received from the sale of the institution's common stock minus all intangible assets other than limited amounts of purchased mortgage servicing rights. Loan loss reserves have been deleted from the prior definition of capital. All other banks (including the Bank) must have a Tier 1 leverage ratio of at least 100- 200 basis points above the 3% minimum, or somewhere between 4% and 5%. Based on the definitions contained in the FDIC's revised capital regulation, the Bank is presently required to maintain Tier 1 capital of 4%.

         Like the FDIC's former capital regulation, the new capital regulation requires higher capital levels for banks which exhibit more than a moderate degree of risk or exhibit other characteristics which necessitate that higher than minimum levels of capital be maintained. The new regulation also provides that any insured bank with a Tier 1 capital to total assets ratio of less than 2% will be deemed to be operating in an unsafe and unsound condition pursuant to
Section 8(a) of the Federal Deposit Insurance Act unless the insured bank enters into a written agreement, to which the FDIC is a party, to correct its capital deficiency. Insured banks operating with Tier 1 capital levels below 2% (and which have not entered into a written agreement) are subject to an insurance removal action. Insured banks operating with lower than the prescribed minimum capital levels generally will not receive approval of applications submitted to the FDIC. Also, inadequately capitalized state nonmember banks will be subject to such administration action as the FDIC deems necessary.

         FDIC capital requirements are designated as the minimum acceptable standards for banks whose overall financial condition is fundamentally sound, which are well-managed and have no material or significant financial weaknesses. The FDIC capital regulations state that, where the FDIC determines that the financial history or condition, including off-balance sheet risk, managerial resources and/or the future earnings prospects of a bank are not adequate and/or a bank has a significant volume of assets classified substandard, doubtful or loss or otherwise criticized, the FDIC may determine that the minimum adequate amount of capital for that bank is greater than the minimum standards established in the regulation.

         In March 1989, the FDIC adopted a "Statement of Policy on Risk-Based Capital" to supplement its existing capital regulations. The Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency ("OCC") also have adopted very similar risk-based capital rules. The Statement of Policy consists of a definition of capital for risk-based capital purposes, a system for calculating risk-weighted assets by assigning assets and off-balance sheet items to broad risk categories, and a schedule specifying a phase-in period for achieving a minimum supervisory ratio of capital-to-risk-weighted assets. According to the Statement of Policy, a bank's risk-based capital is calculated by dividing its qualifying total capital base by its risk-weighted assets. A bank's qualifying total capital base consists of "core capital" (or "Tier 1" capital) and "supplemental capital" (or "Tier 2" capital). The Statement of Policy specifies the components of each category and that banks generally will be expected to meet a minimum total capital to risk-weighted asset ratio of 8.00%, at least one-half of which is required to be in the form of Tier 1 capital.




             [The balance of this page is intentionally left blank]

         The following table presents Fort Brooke's historical capital position relative to its capital requirements at December 31, 1995. For discussion of the assumptions underlying the pro forma capital calculations presented below, see "PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS (UNAUDITED)" and "NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENTS OF EARNINGS." The definitions of the terms used in the table are those established by FDIC regulations.

                                                                                      Historical
                                                                                  December 31, 1995
                                                                                  -----------------

                                                                              Amount          Percentage
                                                                              ------          ----------

                                                                                (Dollars in Thousands)

Tier 1 leverage capital (a)                                                  $ 15,848               8.55%

Tier 1 leverage capital requirement (a)                                        11,119               4.00
                                                                             --------           --------

Excess (a)                                                                   $  4,729               4.55%
                                                                             ========           ========

Tier 1 capital (b)                                                           $ 15,848              12.39%

Total tier 1 capital to isk-weighted assets requirement (b)                     5,116               4.00
                                                                             --------           --------

Excess (b)                                                                   $ 10,732               8.39%
                                                                             ========           ========

Total capital (b)                                                            $ 17,447              13.64%

Total tier 1 capital to
  risk-weighted assets requirement (b)                                         10,233               8.00
                                                                             --------           --------

Excess (b)                                                                   $  7,214               5.64%
                                                                             ========           ========

Total average assets                                                         $185,315             100.00%
                                                                             ========           ========

Total risk-weighted assets                                                   $127,909             100.00%
                                                                             ========           ========

-------------------

         (a) Ratios are as a percentage of assets, using the preceding thirteen week average of total assets.
         (b)      Ratios are as a percentage of risk-weighted assets.

IMPACT OF MONETARY POLICIES

         Banking has traditionally been a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings, and the interest received by the bank on loans extended to its customers and securities held in its investment portfolio, will comprise the major portion of the bank's earnings, but due to recent deregulation of the industry, the banking business is becoming increasingly dependent on the generation of fees and service charges as well. Both sources of earnings will also remain subject to the influence of economic conditions generally, both domestic and, to a lesser extent, foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Depository Institutions Deregulation Committee. An important function of the Federal Reserve System is to regulate the money supply, credit conditions and interest rates. Among the instruments used to implement these objectives are open market operations in U. S. Government securities, changes in reserve requirements against bank deposits and limitations on interest rates that member banks may pay on deposits. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits. Fort Brooke is not a member of the Federal Reserve System, but it is subject to reserve requirements imposed by that agency on non-member banks. Monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future business, earnings and growth of each bank cannot be predicted.

         Also important in terms of its effect on banks has been the deregulation of interest rates paid by banks on deposits and the types of deposit accounts that may be offered by banks. Most regulatory limits on permissible deposit interest rates and minimum deposit amounts expired on or before March 31, 1986. The effect of the deregulation of deposit interest rates generally has been to increase banks' costs of funds and to make their costs of funds more sensitive to fluctuations in money market rates. A result of the pressure on banks' interest margins due to deregulation had been a trend toward expansion of services offered by banks and an increase in the emphasis placed on fee or non-interest income.

INSURANCE OF DEPOSITS

         The depository accounts of each bank are insured by the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations, conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. The approval of the FDIC is required prior to a merger or consolidation or the establishment or relocation of an office facility. This supervision and regulation is intended primarily for the protection of depositors.

         Any insured bank which is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), enacted on August 9, 1989, abolished the Federal Savings and Loan Insurance Corporation and established two separate insurance funds, one for commercial banks and the other for savings institutions, named, respectively, the Bank Insurance Fund and the Savings Associations Insurance Fund. Both funds are under the management of the FDIC which sets insurance premium rates for all insured institutions. The legislation produced a substantial increase in deposit insurance premiums paid by federally insured banks, which, for calendar year 1992, was fixed for all institutions at an annual assessment rate of $.23 per $100.

         Under regulations effective with respect to 1993 and beyond, the assessment rate applicable to each bank holding membership in the Bank Insurance Fund fall within a range of $.23 to $.31 per $100 of deposits, the precise amount to be determined semi-annually by reference to the particular assessment risk classification that will be assigned by the FDIC to the member, giving effect to (a) capital factors that will classify the member as either well, adequately or under-capitalized, and to (b) supervisory risk factors that will rate each member within a particular capital classification as (i) being financially sound, (ii) having weaknesses which, if uncorrected, could lead to the institution's deterioration, or (iii) posing a substantial probability of loss to the fund unless effective corrective action is taken. Such arrangement will be subject to further review and a possible lowering of the rates once the fund is recapitalized to the point of achieving a reserve ratio of 1.25% of deposits, a goal that the FDIC expects to reach by the summer of 2002. See "CERTAIN RISK FACTORS - Disparity between Insurance Premium Rates; Savings Association Insurance Fund Special Assessment," for a discussion of the added premiums and special assessment to which the Bank is currently subjected under the law.

         Insurance premiums from each industry are allocated only to the insurance fund established therefor.

RECENT LEGISLATION AND OTHER MATTERS

         From time to time, legislation is proposed or enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and non-financial institutions.

         Under the Florida Regional Reciprocal Banking Act of 1984, a controlling interest in a bank has generally not been able to be acquired by any bank holding company which has its principal place of business outside of the District of Columbia or the 12 states included in Florida's southeast reciprocal banking region. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), which was enacted on September 29, 1994, now permits, however, subject to certain conditions and exceptions, (1) bank holding company acquisitions, commencing one year after enactment, of banks of a minimum age of up to five years as established by state law in any state, (ii) mergers of national and state banks after May 31, 1997 across state lines unless the state has opted out of the interstate bank merger provisions, (iii) branching de novo by national and state banks into other states if the state has elected to be controlled by this provision of the Interstate Act, and (iv) certain interstate bank agency activities one year after enactment. Regulations have not yet been issued under the Interstate Act.

         The FDIC Improvement Act of 1991 ("FDICIA") was enacted in December 1991. The centerpiece of that legislation is a provision authorizing an increase in the FDIC's ability to borrow from the United States Treasury, up from a previous limit of 5 billion dollars to a new ceiling of 30 billion dollars so as to provide a means, prior to full recapitalization of the FDIC's insurance funds, to replenish their liquidity. The 1991 Act also contains provisions, however, which will directly affect the operation of state non-member banks whose deposits are insured by the FDIC. Periodic full scope, on-site examinations, the expense of which may be charged to the examined bank, are to be required annually, subject to the right of the agency to defer such examination for one year, if, in the intervening year, a full scope, on-site examination shall have been conducted by the state regulatory agency having jurisdiction over the bank's operation. Tightened uniform financial accounting principles are imposed on insured depository institutions, and five new capital categories, ranging from "well capitalized" down through "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized," are established, and a series of regulatory tools are provided the FDIC to monitor and limit the activities of institutions as their capitalization decreases from a "well capitalized" to a "critically undercapitalized" condition. Under such regulations, a depository institution will qualify as well capitalized if it maintains a Leverage Ratio of at least 5%, a risk adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. It will be deemed adequately capitalized if it meets all of its minimum capital requirements. In addition, a depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA also generally prohibits a depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the FRB, effective December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as significantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         The law also requires the FDIC to establish new non-capital standards with respect to such diverse banking activities as internal control, information and audit systems; loan documentation; credit underwriting; interest rate exposure; asset growth; compensation, fees and benefits authorized for financial institution insiders; other operational and managerial standards; and asset quality, earnings and stock valuation. In the event that an institution fails to meet these regulatory standards for safety and soundness, it must develop and submit to the agency, within 30 days after a determination has been made of such failure, a plan specifying the steps that the institution will take to correct the deficiency. A separate portion of FDICIA prohibits insured state banks from engaging as principals in activities not permitted to national banks unless certain capital adequacy standards, and other criteria are met. Expressly included in the list of generally prohibited activities are insurance underwriting and equity investments.

         FIRREA is generally regarded as constituting the most significant regulatory reorganization of the thrift industry since the enactment, in 1933, of the statutes that established the initial basic regulatory pattern for the thrift industry and the establishment of the Federal Home Loan Bank system. Its impact on commercial banks, however, aside from imposing a new deposit insurance fund and the premium arrangement referenced above, is more general in nature, relating principally to an expansion of and increase in civil and criminal penalties available for use by the appropriate regulatory agency against certain "institution-affiliated parties" (primarily including management, employees and agents of a regulated financial institution, independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs) who knowingly or recklessly either violate a law or regulation, breach a fiduciary duty or engage in unsafe or unsound practices. Such practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. Criminal fines and other sanctions have been substantially increased, and, in addition, regulators are provided with far greater flexibility to impose enforcement action on an institution that fails to comply with its regulatory requirements, particularly with respect to capital requirements. Such action ranges from the imposition of a capital plan to the termination of deposit insurance, and agencies are authorized to issue cease and desist orders that may require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guaranty against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets or take other action as determined by the ordering agency to be appropriate.

         Other legislation has been proposed or is pending before the United States Congress which could affect the financial institutions industry. Such legislation includes wide-ranging proposals to further alter the structure, regulation and competitive relationships of the nation's financial institutions, to reorganize the federal regulatory structure of the financial institutions industry, to authorize interstate banking via expanded regional reciprocity agreements, to subject banks to increased disclosure and reporting requirements, to impose geographical restrictions on cross-industry acquisitions, and to expand the range of financial services which banks and bank holding companies can provide. Other proposals which have been introduced or are being discussed would equalize the relative powers of savings and loan holding companies and bank holding companies, and authorize such holding companies to engage in insurance underwriting and brokerage, real estate development and brokerage, and certain securities activities, including underwriting and dealing in U.S. Government and municipal securities, sponsoring and managing investment companies and underwriting the securities thereof. It cannot be predicted whether or in what form any of these proposals will be adopted, or to what extent they will affect the various entities comprising the financial institutions industry.

CHANGE OF CONTROL

         State and federal law restricts the amount of voting stock of a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of the Bank are less likely to benefit from the rapid increases in stock prices that often result from tender offers or similar efforts to acquire control of other companies.

         Pursuant to Florida law, no person or group of persons may, directly or indirectly or acting by or through one or more persons, purchase or acquire a controlling interest in any bank which would result in the change in control of that bank unless the Department first shall have approved such proposed acquisition. A person or group will be deemed to have acquired "control" of a bank if he, she or it, directly or indirectly, or, acting through one or more other persons, (i) owns, controls or has power to vote 25% or more of any class of voting securities of the bank, (ii) controls in any manner the election of a majority of the directors of the bank, or (iii) exercises a controlling influence over the management or policies of the bank (as otherwise determined by the Department.) The law creates a rebuttable presumption of control if a person or group acquires 10% or more of a bank's voting stock and if one or more other "control factors" set forth in the statute are present.

         Federal law imposes additional restrictions on acquisitions of stock in FDIC-insured banks. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the FDIC before acquiring control of any federally-insured bank. Upon receipt of such notice, the FDIC either may approve or disapprove the acquisition.


PAYMENT OF DIVIDENDS

         If the Merger is consummated, the Company's principal source of cash flow, including that needed to service or amortize any debt and to pay dividends to its shareholders, will be dividends from the Bank. Federal banking agencies have indicated that paying dividends that deplete a depository institution's holding company's capital base to an inadequate level would be an unsafe and unsound banking practice. Moreover, both the Board of Governors and the the FDIC have issued policy statements which provide that bank holding companies and insured depository institutions generally should only pay dividends out of current operation earnings. A Florida chartered commercial bank may not pay cash dividends that would cause its capital to fall below the minimum amount required by federal or Florida law. Otherwise, a commercial bank may pay a dividend out of the total current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except as described below. First, 20% of the net profits in the preceding two year period may not be paid in dividends but must be retained to increase capital surplus until such surplus equals the amount of common and preferred stock issued and outstanding. In addition, no bank may pay a dividend at any time when the net earnings in the current year when combined with retained net earnings from the preceding two years produces a loss. The ability of Fort Brooke, following the Effective Date of the Merger, to pay dividends will depend in part on the FDIC capital requirements in effect from time to time and the Bank's ability to comply with such requirements. See "DESCRIPTION OF CAPITAL STOCK OF THE BANK-Dividends."

         Various other legislation, including proposals to revise the banking regulatory system and to limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress.

BROKERED DEPOSITS

         The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits. Under these regulations, a depository institution cannot accept, rollover or renew brokered deposits unless (i) it is well capitalized or
(ii) it is adequately capitalized and receives a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized depository institution may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well capitalized.

DEPOSITOR PREFERENCE

         The recently adopted Omnibus Budget Reconciliation Act of 1993 provides for a national depositor preference on amounts realized from the liquidation or other resolution of any depository institution insured by the FDIC. The act requires claims to be paid in the following priority: the receiver's administrative expenses; deposits; other general or senior liabilities of the institution; obligations subordinated to depositors or general creditors; and obligations to shareholders. Under an FDIC interim rule, which became effective August 13, 1993, "administrative expenses of the receiver" are defined as those incurred by the receiver in liquidating or resolving the affairs of a failed insured depository institution.

LIQUIDITY

         A Florida chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its total transaction and 8% of its total nontransaction accounts, less those deposits of public funds for which adequate security has been pledged. The liquidity reserve may consist of cash on hand, cash on demand deposit with correspondent banks and other investments and short-term marketable securities as determined by rule by the Department, such as federal funds sold and United States securities or securities guaranteed by the United States. At December 31, 1995, Fort Brooke had liquidity of approximately $54,000,000 million, or 32.1% of total deposits.

ASSESSMENTS

         As a state-chartered bank, Fort Brooke is required by Department and FDIC regulations to pay assessments to those regulatory agencies. The general assessments paid by Fort Brooke for the year ended 1995 totalled $291,687. Based on the amount of SAIF-assessed deposits held by the Bank on March 31, 1995, the Bank will likely be required to pay in 1996 a special assessment to the SAIF of approximately $840,000. See "CERTAIN RISK FACTORS Disparity between Insured Premium Rates; Savings Association Insurance Fund Special Assessment."

LOANS TO ONE BORROWER

         Florida Law allows a state bank to extend credit to any one borrower or related group of borrowers in an amount up to 25% of its capital accounts (i.e. unimpaired capital, surplus and undivided profits) as long as the unsecured portion does not exceed 15% of such accounts. At December 31, 1995, the limit on unsecured loans to one borrower at Fort Brooke was $2,315,000 and on secured loans $3,858,000.

COMMUNITY REINVESTMENT

         Under the Community Reinvestment Act ("CRA"), as implemented by OTS and FDIC regulations, a financial institution has a continuing and affirmative obligation, consistent with safe and sound banking operations, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal regulatory agency charged with examining the financial institution in a compliance examination to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. FIRREA amended the CRA to require, effective July 1, 1990, public disclosure of an institution's CRA rating and to require that the FDIC provide a written evaluation of an institution's CRA performance using a four-tiered descriptive rating system in lieu of the then existing five tiered numerical rating system. The most recent CRA rating for Fort Brooke was "Outstanding."



                  [Remainder of page intentionally left blank]

                             FORT BROOKE MANAGEMENT

GENERAL

         In addition to the 14 incumbent Fort Brooke directors identified above in the Section entitled "PROPOSAL NO. 2 - ELECTION OF DIRECTORS," Fort Brooke is managed by the following executive officers:


                                                                                                      Years of
                                                                                                    Service with
Name                              Age      Position                                                     Bank
-----------------------------------------------------------------------------------------------------------------
                                           President and
Richard H. Eatman                 53       Chief Executive Officer                                        7

Marvin F. Crabtree, Jr.           53       Senior Vice President and                                      6
                                           Senior Lending Officer

Edmund R. Komlodi                 57       Senior Vice President and                                      6
                                           Chief Financial Officer

Judy C. Sherwood                  47       Senior Vice President, Operations                             10

David E. Brown                    42       Senior Vice President, Commercial Loans                        7

Robert S. Covington, Jr.          48       Senior Vice President, Commercial Loans                        1

Daniel L. Dail                    53       Senior Vice President, Credit Administration/
                                           Commercial Loans                                              12

Ronald D.  Daniel                 57       Senior Vice President, Area Executive                          3

Gary L. Boothe                    49       Vice President, Commercial Loans                               1

Jeff S. Campbell                  35       Vice President, Commercial Loans                               4

Richard H. Johnson                50       Vice President, Human Resources Director                       7

Loren B. McKenzie                 55       Vice President Consumer Loan Department                        6

Deborah R. Resnick                40       Vice President, Residential Mortgage
                                           Department                                                     2

Peggy E. Tew                      56       Vice President Commercial Mortgage
                                           Loans                                                         13

Charles C. Whitaker III           49       Vice President, Area Executive                                 5

Randy L. Friskney                 38       Senior Audit Manager                                           7

REMUNERATION OF DIRECTORS AND OFFICERS

         Since early 1992, each director has been paid compensation, at the rate of $350 per meeting, in exchange for his attendance at board of director meetings, as well as $100 per month for attendance at director committee meetings (irrespective of the number involved). During 1995, Fort Brooke's board of directors held 12 regular meetings and one special meeting, and each of the directors attended at least 75% of the total.

         The following table sets forth certain information regarding the compensation paid to Mr. Eatman, the Bank's president and chief executive officer and its only officer who received more than $100,000 during all of calendar year 1995.

                          SUMMARY COMPENSATION TABLE


            NAME AND                                        ANNUAL                                 OTHER ANNUAL
       PRINCIPAL POSITION              YEAR                 SALARY               BONUS             COMPENSATION
       ------------------              ----                 ------               -----             ------------

RICHARD H. EATMAN                      1995                 $130,000             $20,000               N/A

                                       1994                 $128,000             $20,000               N/A

                                       1993                 $120,480             $15,000               N/A



STOCK OPTIONS

         On March 26, 1992, Fort Brooke's shareholders approved the adoption of a Non-Qualified Stock Option Plan (the "Plan"), providing for the grant to selected employees of Fort Brooke (including its officers) of options to purchase up to an aggregate of 76,319 shares of the bank's common stock, $8.00 par value, which maximum number may subsequently be increased by action of the board of directors to the lesser of 110,000 shares or an amount equal to 20% of the shares of such class of common stock as shall be issued and outstanding during the pendency of the Plan.

         Under the Plan, options may be granted during the ten year period that commenced March 1, 1992 to such Fort Brooke employees as shall be designated by the board of directors, in such amounts and upon such terms as shall be fixed by the board committee administering the Plan (the "Committee"). As of December 31, 1995, options to acquire an aggregate of 60,460 shares had been granted to 18 employees. All are deemed granted at an exercise price equal to the greater of the fair market value of the Bank's common stock on the date of the grant or the par value of such stock. Each option will generally expire 10 years from its date of grant, provided that if the optionholder is terminated by Fort Brooke for cause (as defined in the Plan), the option will be voided immediately and if he or she resigns, is terminated for a reason other than cause or dies, the option will remain subject to exercise for only the succeeding six month period. The board of directors may amend or terminate the Plan, in whole or in part, in its sole discretion, except that it may not modify the option exercise price contained in the Plan, increase above 100,000 the number of shares that may be delivered upon exercise of options (subject to the right of the board of directors to make such adjustments to reflect changes in the capital structure of the bank), or authorize changes in the Plan inconsistent with Florida law. The Plan was adopted as a means by which to provide Fort Brooke employees of special merit with a benefit that will have the potential for appreciation of value, in direct relationship to their efforts on behalf of the Bank. The net proceeds of sales of common stock sold pursuant to the Plan will be added to the general funds of Fort Brooke and will be used for working capital. If the Merger is consummated, the Plan will be adopted by the Company and amended to provide for the issuance, upon any future exercise of then outstanding options, of Company shares of common stock in a number identical to the number of Bank shares of Common Stock to which each such option relates.

         On March 17, 1992, Mr. Eatman was granted an option under the Plan to acquire 11,000 shares at an exercise price of $9.77 per share, on August 16, 1994, he was granted an additional option under the Plan to acquire 13,750 shares at an exercise price of $12.01 per share and in October 1995, he was granted an additional option under the Plan to acquire 3,500 shares at an exercise price of $15.07 per share.

         On December 8, 1992, Mr. Eatman was made the recipient of a non-qualified deferred compensation agreement under which he was provided a retirement, disability or death benefit. The retirement benefit is in the amount of $500,000, payable in 120 monthly payments each of $4,166.67. The first payment is due on the first day of the first full calendar month following Mr. Eatman's retirement date. This compensation is funded by a paid up insurance policy which was purchased by the Bank in December 1992.

401(K) DEFINED CONTRIBUTION PLAN

         Fort Brooke maintains a qualified Section 401(k) profit sharing plan for its participating employees which the board of directors established effective as of January 1, 1993 (the "Plan"). Under the Plan, a participating employee is given an opportunity to make an elective contribution under a salary reduction arrangement in which up to 15% of a participant's compensation may be set aside for the benefit of such participant as an employer contribution. In addition, Fort Brooke makes a separate matching contribution equal to 50% of the amount that each participant elects to set aside, up to a maximum of 6% of a participant's compensation. All employees that have completed one year of service and have reached the age of 18 are eligible to participate in the Plan. Mr. Eatman participates in the 401(k) plan at 6.0% of his salary. The Plan will be continued in its present form following the Effective Date of the Merger.

MATERIAL TRANSACTIONS

         Except as set forth below, there are neither pending nor proposed any direct or indirect material transactions between Fort Brooke and any of its directors, officers or controlling shareholders outside the ordinary course of the bank's business.

         Mr. Eatman, Fort Brooke's President and Chief Executive Officer, is employed pursuant to the terms of a written employment agreement, under which he is to be paid an annual salary of $100,000 plus any normal salary increase, as well as fringe benefits normal to his position. He is also entitled to six months of severance pay in the event his termination is effected without cause, $250,000 in the event his termination is effected as a result of a major change of control in Fort Brooke's ownership. Although not reduced to writing, it is Fort Brooke's informal policy that all other executive officers will be entitled to receive full salary plus benefits for a period of one month if terminated for reasons other than cause, and that, in the event of death, such benefits will accrue to the individual's estate. The directors further intend that Fort Brooke will provide for its employees' life, health, accident and disability insurance plans competitive with those offered by other banking corporations in the bank's market area.

         It is anticipated that Fort Brooke's directors, officers or controlling shareholders will have direct or indirect banking transactions with the bank in the ordinary course of business. Any loans or commitments to make loans to such persons are required by state law to be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and must be approved in advance by the bank's board of directors.

         The Florida Business Corporation Act provides that directors and officers of a corporation, including Fort Brooke, may be indemnified in certain instances against certain liabilities which they may incur by virtue of their relationship with the corporation. Fort Brooke's bylaws provide for such indemnification, and for the advancement of expenses pursuant to the Florida Act, to each person who is or was a director or officer of the bank and each person who is or was serving at the request of the bank as a director or officer of another corporation if the person may be indemnified under the Florida Act. Fort Brooke also presently maintains directors' and officers' liability insurance to offset such requirement.

                            MANAGEMENT OF THE COMPANY

         The board of directors of the Company is identical to that of Fort Brooke, and its officers are limited to Mr. Eatman, as President and Treasurer, and Mr. Adams, as secretary. As the Company does not presently contemplate engaging in business activities other than those associated with the Merger and, if it is consummated, with the ownership of the Bank, no regularly scheduled meetings of the board have been fixed and no compensation is currently being paid to any director or officer.


                       FORT BROOKE PRINCIPAL SHAREHOLDERS

         The following table enumerates, as of December 31, 1995, the name, position with Fort Brooke, if any, and ownership, both by numerical holding and percentage interest, of each person known to own more than five percent of Fort Brooke's outstanding common stock, each of the directors of Fort Brooke, individually, and all of the directors and executive officers of Fort Brooke as a group:

Name and Position                                                # of Shares                        Percentage
of Beneficial Owner                                         Beneficially Owned(1)                    Ownership  (2)
-------------------------------------------------------------------------------------------------------------------
John D. Adams, Secretary and Director                                43,580                             4.09  %

Melvin R. Belisle, Director                                          27,471                             2.58

Tommy W. Brown, Director                                             10,367                              .97

Richard H. Eatman, President,
Chief Executive Officer and Director(3)                              42,788                             4.02

H. Rex Etheredge, Director                                            1,391                              .13

Joseph Garcia, Director                                              10,999                             1.03

Riley L. Hogan, Jr., Director                                        17,492                             1.64

A. D. "Sandy" MacKinnon, Director                                     8,050                              .75

Thomas H. Miller, Chairman
of the Board                                                         74,828                             7.02

Charles W. Poe, Director                                             32,153                             3.02

William F. Poe, Director                                             18,210                             1.71

Reese T. Poppell, Director                                            3,300                              .31

Sam Rampello, Director                                                4,188                              .39

David C. Worthington, Director                                       12,874                             1.21

All directors and executive
officers as a group (29
persons, including those
above named)                                                        339,611                           31.89%

------------------------

(1) In accordance with applicable regulations, a person will be deemed to be the beneficial owner of a security if he or she has or shares voting or investment power with respect to such security or has the right to acquire such ownership within the succeeding 60 day period.

(2) In calculating the percentage ownership for a given individual or group, the number of shares of Common Stock deemed outstanding will include unissued shares subject to options which are exercisable within the succeeding 60 day period.

(3) Includes 28,250 shares which are subject to purchase by Mr. Eatman upon exercise of option grants, and an additional 435 shares held by Mr. Eatman's wife, as to which he disclaims beneficial ownership.


                    DESCRIPTION OF FORT BROOKE CAPITAL STOCK

         Fort Brooke's authorized capital stock consists of 2,000,000 shares of common stock, par value $8.00, of which 1,005,920 are currently issued and outstanding; and 110,000 are reserved for issuance upon the exercise of stock options granted or to be granted under the terms of the Bank's Non-Qualified Stock Option Plan.

VOTING RIGHTS

         Each shareholder of Fort Brooke is entitled to cast one vote for each share held on all issues requiring a shareholder vote, but may not cumulate his, her or its votes for the election of directors or for any other purpose.

DIVIDENDS

         In each of calendar years 1993 and 1996, Fort Brooke declared and paid a dividend equal to $.25 per share, and in 1995 declared and paid a 10% stock dividend. If the Merger is consummated, Fort Brooke will expect to follow a policy of retaining earnings, if any, for the balance of the year in order to increase the Bank's net worth and reserves, and will likely pay cash dividends within such period only to the extent needed by the Company to service any debt generated as a result of Bank shareholders properly dissenting from the Merger. The future dividend policy of Fort Brooke will be determined at the discretion of its board of directors, subject to regulatory review (see the discussion relating to the FDIC Improvement Act of 1991 appearing under "SUPERVISION AND REGULATION - Recent Legislation and Other Matters") and to the desires of the Company, it its capacity as the Bank's sole shareholder, and will depend upon a number of factors, including future earnings, financial conditions, liquidity and general business conditions. No assurance can be given that the Bank's earnings will permit the future payment of dividends.

         To the extent that the Bank declares and pays a dividend, each share will participate equally therein. State law requires that dividends may be paid only from a bank's current and retained net profits, after taking into account allowances for depreciation, worthless assets and bad debts. Approval of the Department is required if the bank's directors seek to declare a dividend from retained net profits which accrued prior to the two-year period preceding the year in which the declaration is to be made. The payment of dividends out of a bank's net profits is further limited by state law which requires that, prior to declaration of a dividend, the bank must pay into its surplus fund 20% of its current and retained net profits until such fund shall at least equal the amount of its issued and outstanding capital stock.

         The Department may prohibit the payment of any dividend which would constitute an unsafe and unsound banking practice.

LIQUIDATION RIGHTS

         In any liquidation, dissolution or winding up of Fort Brooke, holders of common stock will be entitled to share ratably in all assets available for distribution after payment of debts, liabilities and preferences.

VOTE REQUIRED TO AMEND

         Fort Brooke's Articles of Incorporation will be subject to amendment at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the bank's outstanding common shares, unless the vote of the holders of a greater number of shares is required by law.

ABSENCE OF PREEMPTIVE RIGHTS

         Holders of common shares will not have preemptive rights to subscribe for additional shares on a pro rata basis when and if such additional shares are offered for sale by Fort Brooke.

ISSUANCE OF DEBT SECURITIES

         From time to time, Fort Brooke may issue debt securities, such as subordinated notes and debentures, without the approval of shareholders. The holders of such securities would have a claim to Fort Brooke's net assets superior to that of any shareholder, and upon its liquidation would be paid the value of their securities prior to a shareholder receiving any distribution. The directors presently have no plans for Fort Brooke to issue debt securities in the foreseeable future.

FULLY PAID AND NON-ASSESSABLE

         No shares of common stock may be issued before they are fully paid. Consequently, once issued, the holders of such shares may not be subjected to further assessment by Fort Brooke for the purpose of restoring impaired capital otherwise.

OTHER MATTERS

         Fort Brooke presently serves as its own transfer agent and registrar for outstanding shares of the Fort Brooke Common Stock, but reserves the right to engage another financial institution to perform this service.


                      DESCRIPTION OF COMPANY CAPITAL STOCK

         The Company's authorized capital stock consists of 10,000,000 shares of common stock, par value $.001, of which ten shares are currently issued and outstanding. The shares presently outstanding will be redeemed upon the effectiveness of the Merger, and new shares will then be issued to those Bank shareholders who do not dissent from the Merger, in a number identical to the number of Bank shares which they then hold. There are reserved for issuance upon the consummation of the Merger such additional number of common shares, as well as that further number which will be available for issuance upon exercise of stock options granted or to be granted under the terms of the Bank's existing Non-Qualified Stock Option Plan. A copy of the Company's existing Articles of Incorporation is attached to this Proxy Statement as Appendix D, and the following description is qualified in its entirety by reference thereto.

VOTING RIGHTS

         Each holder of the Company's common stock will be entitled to cast one vote for each share held on all issues requiring a shareholder vote, but may not cumulate his, her or its votes for the election of directors or for any other purpose.

DIVIDENDS

         Under Florida law, the Company will be prohibited from paying any dividend or making any other capital distribution if, after giving it effect,
(i) the Company would not be able to pay its debts as they become due in the usual course of business, or (ii) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the rights of shareholders that were superior to the rights of those receiving the distribution. Moreover, federal authorities have issued policy statements that indicate bank holding companies should generally only pay dividends out of current operating earnings.

LIQUIDATION RIGHTS

         In any liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share ratably in all assets available for distribution after payment of debts, liabilities and preferences.

VOTE REQUIRED TO AMEND

         The Company's Articles of Incorporation will be subject to amendment at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the Company's outstanding common shares, unless the vote of the holders of a greater number of shares is required by law.

ABSENCE OF PREEMPTIVE RIGHTS

         Holders of the Company's common shares will not have preemptive rights to subscribe for additional shares on a pro rata basis when and if such additional shares are offered for sale by the Company. The absence of preemptive rights increases the Company's flexibility to raise capital as needed, to support growth, and to offer employee benefit and incentive plans, but likely will reduce Company shareholders' proportionate ownership interest if additional stock is issued.

ISSUANCE OF DEBT SECURITIES

         From time to time, the Company may issue debt securities, such as subordinated notes and debentures, without the approval of shareholders. The holders of such securities would have a claim to the Company's net assets superior to that of any shareholder, and upon its liquidation would be paid the value of their securities prior to a shareholder receiving any distribution. The Company's directors presently have no plans for the Company to issue debt securities in the foreseeable future other than, as necessary or appropriate, to obtain funds with which to pay Bank shareholders who dissent from the Merger the fair market value of the Bank shares with respect to which a dissent shall have been undertaken.

FULLY PAID AND NON-ASSESSABLE

         No shares of the Company's common stock may be issued before they are fully paid. Consequently, once issued, the holders of such shares may not be subjected to further assessment by the Company for the purpose of restoring impaired capital or otherwise. No new consideration will be required to be paid by Bank shareholders participating in the Merger.

PAR VALUE

         As the par value of the Company's common stock is $.001, and the par value of the Bank's Common Stock is $8.00, the Company's stated capital account, which will appear on its consolidated financial statements after consummation of the Merger, will be decreased to reflect the lower par value, and its additional paid-in capital account will be increased to reflect the difference. The combination of the Company's stated capital and additional paid-in capital accounts will, however, be identical, upon consummation of the Merger, to the aggregate of those two accounts as maintained by the Bank immediately prior thereto.

REDEMPTION

         While the Bank may not reduce its capital stock without first obtaining approval from the Department, the Company may, under current Board of Governors regulations, purchase or redeem its capital stock subject to prior written notice to the Board, provided, among other matters, that the Company has adequate capital following the purchase.

OTHER MATTERS

         The Company intends to serve as its own transfer agent and registrar for outstanding shares of its common stock, but reserves the right to engage another financial institution to perform this service.

                           MARKETABILITY OF SECURITIES

         Although the shares of Fort Brooke Common Stock have been freely transferable from the time of their issuance, no public trading market for their future transfer was developed. Further, no licensed securities broker has in the past made, or has indicated an expectation in the future to make, a market in Fort Brooke's outstanding securities. Prior trading transactions have therefore been infrequent and negotiated privately between the purchaser and seller (with the Bank, in certain of those instances, supplying one with the identity of the other as a possible purchaser or seller). Even though such shares may be bought or sold in over-the-counter markets through securities dealers without a market maker being in place, it is anticipated that, if the Merger is not consummated, only insignificant open market trading activities in such shares will take place in the foreseeable future and that private transactions will continue to represent the principal form of trading activity. Presently, Fort Brooke's securities are not eligible for listing on any securities exchange or under the NASDAQ System.

         If the Merger is approved and consummated, the Company will thereafter promptly effect a registration with the Securities and Exchange Commission, under the provisions of Section 12(g) of the Exchange Act, of the common shares issued to Bank shareholders, upon the effectiveness of which the Company shares owned by shareholders other than directors, officers or those owning 5% or more of such shares (collectively the "Control Shareholders") will be freely tradeable. Those shares held by Control Shareholders will be available for resale only under an effective registration statement applicable thereto or pursuant to the terms of a transactional exemption from registration.


                                  NO LITIGATION

         Neither Fort Brooke, the Company nor Interim, nor any officer or director of any such entity, is a defendant in any pending legal or administrative proceeding having a material effect upon any matter herein discussed and no such proceeding is known to be threatened or contemplated.


                                 LEGAL OPINIONS

         The validity of the shares of the Company's common stock to be issued to Fort Brooke shareholders as a result of the effectiveness of the Merger will be passed upon by Bush Ross Gardner Warren & Rudy, P.A., Tampa, Florida.


                              FINANCIAL STATEMENTS

         The consolidated financial statements of Fort Brooke at December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included within these materials, have been audited by Hacker, Johnson, Cohen & Grieb, independent auditors, as described in its reports with respect thereto. A representative of that firm is expected to attend the Fort Brooke Meeting and to be available to respond to appropriate questions from shareholders.





             [The balance of this page is intentionally left blank]

                         FORT BROOKE BANK AND SUBSIDIARY
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                   Page No.
                                                                                                   --------
Independent Auditors' Report ........................................................................F - 2

Consolidated Balance Sheets, December 31, 1995 and 1994 .............................................F - 3

Consolidated Statements of Earnings for Each of the Years
  in the Three-Year Period Ended December 31, 1995 ..................................................F - 4

Consolidated Statements of Stockholders' Equity for Each
  of the Years in the Three-Year Period Ended December 31, 1995 .....................................F - 5

Consolidated Statements of Cash Flows for Each of the Years
  in the Three-Year Period Ended December 31, 1995 ..................................................F - 6

Notes to Consolidated Financial Statements for
  Each of the Years in the Three-Year Period
  Ended December 31, 1995..................................................................F - 7 to F - 21

All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements and related notes.

                  [HACKER, JOHNSON, COHEN & GRIEB LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
Fort Brooke Bank
Brandon, Florida:

         We have audited the consolidated balance sheets of Fort Brooke Bank and Subsidiary (the "Bank") as of December 31, 1995 and 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.




/s/ HACKER, JOHNSON, COHEN & GRIEB

HACKER, JOHNSON, COHEN & GRIEB
Tampa, Florida
February 9, 1996

                                FORT BROOKE BANK

                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                         AT DECEMBER 31,
                                                                                     ------------------------
           ASSETS                                                                      1995            1994
                                                                                     ---------      ---------

Cash and due from banks ...........................................................  $  11,997          8,436
                                                                                     ---------      ---------

Investment securities:
      Available-for-sale, at market value .........................................     24,077         16,163
      Held-to-maturity, at cost (market value of $19,726 and $27,813) .............     19,642         28,878
                                                                                     ---------      ---------

      Total investment securities .................................................     43,719         45,041
                                                                                     ---------      ---------

Loans, net of allowance for credit losses of $1,702 and $1,562 ....................    122,511        112,370
Other real estate owned ...........................................................      1,147          1,847
Premises and equipment, net .......................................................      4,723          4,431
Federal Home Loan Bank stock ......................................................        809            809
Accrued interest receivable .......................................................      1,266          1,104
Deferred tax asset ................................................................        211            529
Other assets ......................................................................        733            743
                                                                                     ---------      ---------
                Total .............................................................  $ 187,116        175,310
                                                                                     =========      =========

           LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
      Demand deposits .............................................................     35,181         28,892
      Savings and NOW deposits ....................................................     31,334         32,170
      Money market deposits .......................................................     21,551         28,508
      Other time deposits .........................................................     80,231         68,307
                                                                                     ---------      ---------

                Total deposits ....................................................    168,297        157,877

Advances by borrowers for taxes and insurance .....................................        128            202
Short term borrowings .............................................................      1,965          2,718
Accrued interest payable ..........................................................        490            325
Current income taxes ..............................................................        158            126
Other liabilities .................................................................        278            305
                                                                                     ---------      ---------

                Total liabilities .................................................    171,316        161,553
                                                                                     ---------      ---------

Commitments and contingency (Notes 7 and 15)

Stockholders' equity:
      Common stock, $8 par value; 2,000,000 shares authorized,
           1,005,920 and 914,644 issued and outstanding ...........................      8,047          7,317
      Additional paid-in capital ..................................................      4,571          3,944
      Retained earnings ...........................................................      3,298          2,994
      Unrealized loss on investment securities ....................................       (116)          (498)
                                                                                     ---------      ---------

                Total stockholders' equity ........................................     15,800         13,757
                                                                                     ---------      ---------

                Total .............................................................  $ 187,116        175,310
                                                                                     =========      =========




See accompanying Notes to Consolidated Financial Statements.

                                FORT BROOKE BANK

                       CONSOLIDATED STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------------
                                                                                     1995          1994          1993
                                                                                     ----          ----          ----
Interest income:
      Interest on loans........................................................ $     10,883        8,824         8,790
      Interest on investment securities........................................        2,567        2,397         2,209
      Other interest...........................................................          479          392           297
                                                                                  ----------     --------      --------

           Total interest income...............................................       13,929       11,613        11,296
                                                                                  ----------      -------       -------

Interest expense:
      Interest on deposits.....................................................        5,487        4,448         4,606
      Interest on other borrowings.............................................          101           56            24
                                                                                  ----------     --------      --------

           Total interest expense..............................................        5,588        4,504         4,630
                                                                                  ----------      -------       -------

           Net interest income.................................................        8,341        7,109         6,666

Provision for credit losses....................................................          705          184           344
                                                                                  ----------      -------       -------

           Net interest income after provision for credit losses...............        7,636        6,925         6,322
                                                                                  ----------      -------       -------

Noninterest income:
      Other fees and service charges...........................................        1,206        1,173         1,171
      Gain (loss) on sale of investment securities.............................          (24)         (16)           40
      Other income.............................................................           84          162           224
                                                                                  ----------     --------      --------

           Total noninterest income............................................        1,266        1,319         1,435
                                                                                  ----------      -------       -------

Noninterest expense:
      Employee compensation and benefits.......................................        2,960        3,349         2,951
      Occupancy................................................................        1,123        1,459         1,149
      Data processing..........................................................          330          306           238
      Federal insurance premium................................................          329          400           429
      Advertising..............................................................          100           94           160
      Real estate expense......................................................          137          141           186
      Professional fees........................................................          165          145           132
      Other....................................................................          985        1,319         1,067
                                                                                  ----------      -------       -------

           Total noninterest expense...........................................        6,129        7,213         6,312
                                                                                  ----------      -------       -------

Earnings before income tax provision...........................................        2,773        1,031         1,445

           Income tax provision................................................        1,109          412           522
                                                                                  ----------     --------      --------

Net earnings................................................................... $      1,664          619           923
                                                                                  ==========     ========      ========

Earnings per share............................................................. $       1.65          .63           .95
                                                                                  ==========    =========      ========

Weighted average number of shares outstanding...................................   1,005,920      984,711       966,864
                                                                                  ==========    =========      ========




See accompanying Notes to Consolidated Financial Statements.

                                FORT BROOKE BANK

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)




                                                                               UNREALIZED
                                                                               GAIN (LOSS)
                                                        ADDITIONAL                 ON         TOTAL
                               NUMBER OF      COMMON     PAID-IN    RETAINED   INVESTMENT  STOCKHOLDERS'
                                SHARES        STOCK      CAPITAL    EARNINGS   SECURITIES     EQUITY
                              ---------     ---------   --------   ---------   ----------   -----------
Balance at December
    31, 1992 ............       878,967     $   7,032      3,936     1,572        --          12,540

Net earnings ............          --            --         --         923        --             923

Dividend ................          --            --         --        (120)       --            (120)

Unrealized gain on
    investment securities          --            --         --        --           128           128
                              ---------     ---------  --------- ---------   ---------     ---------

Balance at December
    31, 1993 ............       878,967         7,032      3,936     2,375         128        13,471

Net earnings ............          --            --         --         619        --             619

Issuance of common stock         35,677           285          8      --          --             293

Unrealized loss on
    investment securities          --            --         --        --          (626)         (626)
                              ---------     ---------  --------- ---------   ---------     ---------

Balance at December
    31, 1994 ............       914,644         7,317      3,944     2,994        (498)       13,757

Net earnings ............          --            --         --       1,664        --           1,664

Stock dividend ..........        91,276           730        627    (1,357)       --            --

Payment fractional shares          --            --         --          (3)       --              (3)

Unrealized gain on
    investment securities          --            --         --        --           382           382
                              ---------     ---------  --------- ---------   ---------     ---------

Balance at December
    31, 1995 ............     1,005,920     $   8,047      4,571     3,298        (116)       15,800
                              =========     =========  ========= =========   =========     =========







See accompanying Notes to Consolidated Financial Statements.

                               FORT BROOKE BANK

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------
                                                                           1995          1994          1993
                                                                         --------      --------      --------
Cash flows from operating activities:
      Net earnings .................................................     $  1,664           619           923
      Adjustments to reconcile net earnings to net
           cash provided by operating activities:
           Depreciation ............................................          482           594           440
           Provision for credit losses .............................          705           184           344
           Loss (gain) from sale of investment securities ..........           24            16           (40)
           Gain on sale of loans ...................................         --            --            (168)
           Net amortization of fees, premiums and discounts ........         (115)         (148)          101
           FHLB stock dividend .....................................         --            --             (43)
           Write-down on other real estate owned ...................           55            81            77
           Loss (gain) on sale of other real estate owned ..........           38           (34)           (9)
           Decrease (increase) in other assets .....................           10           (55)          156
           (Increase) decrease in accrued interest receivable ......         (162)         (191)           20
           Increase (decrease) in accrued interest payable .........          165           (49)          (39)
           Deferred income tax provision (credit) ..................           64          (263)          (75)
           Increase (decrease) in current income taxes .............           32            41          (152)
           (Decrease) increase in other liabilities ................          (27)           14          (263)
                                                                         --------      --------      --------

                Net cash flow provided by operating activities .....        2,935           809         1,272
                                                                         --------      --------      --------

Cash flows from investing activities:
      Purchase of investment securities ............................      (25,672)      (23,133)      (24,055)
      Proceeds from sales and maturities of investment securities ..       25,056        15,026        12,808
      Proceeds from sale of Federal Reserve Bank stock .............         --             110          --
      Principal repayments on investment securities ................        2,541         6,076         4,830
      Net decrease (increase) in loans .............................      (10,458)      (10,741)        4,821
      Proceeds from sales of other real estate owned ...............          343           858           863
      Net additions of premises and equipment ......................         (774)         (801)       (2,781)
                                                                         --------      --------      --------

                Net cash used in investing activities ..............       (8,964)      (12,605)       (3,514)
                                                                         --------      --------      --------

Cash flows from financing activities:
      Net increase (decrease) in deposits ..........................       10,420          (335)        9,488
      Net (decrease) increase in advance payments by
           borrowers for taxes and insurance .......................          (74)          119           (33)
      (Decrease) increase in reverse repurchase agreements .........         (753)        2,505        (1,787)
      Sale of common stock .........................................         --             293          --
      Cash dividend paid ...........................................           (3)         --            (120)
                                                                         --------      --------      --------

                Net cash provided by financing activities ..........        9,590         2,582         7,548
                                                                         --------      --------      --------

                Net increase (decrease) in cash and cash equivalents        3,561        (9,214)        5,306

Cash and cash equivalents at beginning of year .....................        8,436        17,650        12,344
                                                                         --------      --------      --------

Cash and cash equivalents at end of year ...........................     $ 11,997         8,436        17,650
                                                                         ========      ========      ========




See accompanying Notes to Consolidated Financial Statements.

                                FORT BROOKE BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION
        BACKGROUND. Fort Brooke Bank (the "Bank" or "Fort Brooke") is a state chartered commercial bank headquartered in Brandon, Florida. The Bank was founded on March 20, 1981 as a state savings and loan association. On December 31, 1991, Fort Brooke converted from a savings and loan association to a commercial bank. On July 13, 1994, Fort Brooke merged with the Merchant Bancorporation of Florida ("Merchant"). Merchant was a one-bank holding company founded in 1984. Fort Brooke, through seven banking offices, provides a full range of banking services to individuals and businesses located primarily in Hillsborough County, Florida. The Bank also owns all of the common shares of BDW Holdings Inc. (Subsidiary). The subsidiary's only business activity is the ownership of a parcel of other real estate.

        BUSINESS COMBINATION. On July 13, 1994, Merchant was merged with and into the Bank and 397,904 shares of the Bank's common stock were issued in exchange for all of the outstanding common stock of Merchant. The merger was accounted for as a pooling of interests, and accordingly, the accompanying consolidated financial statements have been restated for all periods prior to the acquisition to include the results of earnings, financial positions, and cash flows of Merchant. Expenses of $192,000 relating to the acquisition of Merchant were charged to expense during 1994.

        Net interest income and net earnings for the individual entities were as follows:

                                                                                             JANUARY
                                                                                             1, 1994
                                                                                             THROUGH        YEAR ENDED
                                                                                             JUNE 30,       DECEMBER 31,
                                                                                             --------       ------------
                                                                                              1994              1993
                                                                                              ----              ----
                                                                                                  (IN THOUSANDS)
Net interest income after provision for
   credit losses and other income:
     Fort Brooke Bank ..................................................................     $2,551             5,024
     Merchant ..........................................................................      1,378             2,733
                                                                                             ------             -----

          Combined .....................................................................     $3,929             7,757
                                                                                             ======             =====

Net earnings:
     Fort Brooke Bank ..................................................................        115               542
     Merchant ..........................................................................         89               381
                                                                                             ------             -----

          Combined .....................................................................     $  204               923
                                                                                             ======             =====

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. The following is a description of the significant accounting policies and practices followed by the Bank, which conform with generally accepted accounting principles and prevailing practices within the banking industry.

        ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (continued)

                                FORT BROOKE BANK

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION, CONTINUED
        CASH AND CASH EQUIVALENTS. For purposes of the statements of cash flows, cash and cash equivalents are defined as cash and due from banks.

        INVESTMENT SECURITIES. The Bank may categorize its investment securities in one of three categories as follows:

            TRADING SECURITIES. Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

            SECURITIES AVAILABLE-FOR-SALE. Securities available-for-sale consist of securities not classified as trading securities nor as securities to be held-to-maturity. Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of stockholders' equity.

            SECURITIES TO BE HELD-TO-MATURITY. Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

            Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary may result in write-downs of the individual securities to their fair value. These write-downs would be included in earnings as realized losses. Gains and losses on the sale of securities available-for-sale are determined using the specific identification method.

        UNCOLLECTED INTEREST. The Bank places loans on nonaccrual status when the loan is more than 90 days past due or if management believes the collection of interest is doubtful. If the ultimate collectibility of principal and interest due according to the contractual terms of the loan agreement is in doubt, the loan is considered impaired, and interest is credited to income when collected.

        LOAN IMPAIRMENT AND LOSSES. On January 1, 1995, the Bank adopted
            Statements of Financial Accounting Standards No. 114 and 118 ("SFAS 114 and 118"). These Statements address the accounting by creditors for impairment of certain loans. The Statements generally require the Bank to identify loans for which the Bank probably will not receive full repayment of principal and interest, as impaired loans. The Statements require that impaired loans be valued at the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The Bank has implemented the Statements by modifying its monthly review of the adequacy of the allowance for credit losses to also identify and value impaired loans in accordance with guidance in the Statements. The adoption of the Statements did not have any material effect on the results of operations for the year ended December 31, 1995.

            Management considers a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by management which would indicate that full repayment of the principal and interest is not probable. In evaluating loans for impairment, management generally considers delinquencies of 60 days or less to be minimum delays, and accordingly does not consider such delinquent loans to be impaired in the absence of other indications of impairment.

                                                                     (continued)

                                FORT BROOKE BANK

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION, CONTINUED
        LOAN IMPAIRMENT AND LOSSES, CONTINUED. Management evaluates smaller balance, homogeneous loans for impairment and adequacy of allowance for credit losses collectively, and evaluates other loans for impairment individually, on a loan-by-loan basis. The Bank evaluates the consumer loan portfolio and the residential mortgage loan portfolio which are smaller balance homogeneous loans for impairment on an aggregate basis, and utilizes its own historical charge-off experience, as well as the charge-off experience of its peer group and industry statistics to evaluate the adequacy of the allowance for credit losses. For all commercial and commercial real estate loans, the Bank evaluates for impairment on a loan-by-loan basis.

            The Bank evaluates all nonaccrual loans as well as any accruing loans exhibiting collateral or other credit deficiencies for impairment. With respect to impaired, collateral-dependent loans, any portion of the recorded investment in the loan that exceeds the fair value of the collateral is charged off.

            For impairment recognized in accordance with these Statements, the entire change in the present value of expected cash flows, or the entire change in estimated fair value of collateral for collateral dependent loans is reported as a provision for credit losses in the same manner in which impairment initially was recognized or as a reduction in the amount of the provision that otherwise would be reported.

        LOAN ORIGINATION FEES AND COSTS. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized to interest income as a yield adjustment over the contractual life of the related loan.

        OTHER REAL ESTATE OWNED. Other real estate owned consists of properties acquired through foreclosure or by deed in lieu of foreclosure. At the time of acquisition, such properties are recorded at the lesser of the Bank's net investment in the related loan or the fair value of the property as determined by independent appraisal less anticipated selling costs. Any loss arising from foreclosure is charged against the allowance for loan losses. Gains and losses on the sale of other real estate owned, write-downs resulting from periodic reevaluation of the property and expenses associated with holding the properties are generally charged to other operating expense. Legal expenses and other direct costs associated with foreclosure actions are included in the accompanying statements of earnings in other noninterest expense.

        PREMISES AND EQUIPMENT. Premises and equipment are stated at cost less accumulated amortization and depreciation. Improvements to leased property are amortized over the shorter of the estimated useful lives of the improvements or the life of the lease. It is the policy of the Bank to provide depreciation based on the estimated useful life of individual assets, calculated using the straight-line method. Estimated useful lives generally range from three to twenty-five years for bank building and improvements, five years for leasehold improvements and five to ten years for furniture, fixtures and equipment.

        INCOME TAXES. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                                                                     (continued)

                                FORT BROOKE BANK

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION, CONTINUED
        FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

            CASH AND CASH EQUIVALENTS. The carrying amounts of cash and due from banks approximate their fair value.

            INVESTMENT SECURITIES. Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

            LOANS. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

            DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            SHORT-TERM BORROWINGS. Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

            OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

        ADVERTISING. The Bank expenses all media advertising as incurred.

        PER SHARE AMOUNTS. Per share amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Earnings per share would not be materially diluted by exercise of outstanding stock options. All per share amounts have been presented to show the effect of the ten percent stock dividend declared in 1995.

        FUTURE ACCOUNTING REQUIREMENTS. FASB has issued Statement of Financial
            Accounting Standards No. 122 ("SFAS 122") which requires mortgage banking enterprises that acquire mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Mortgage banking enterprises include commercial banks and thrift institutions that conduct operations substantially similar to the primary operations of a mortgage banking enterprise. This Statement is effective for 1996. Management does not anticipate this Statement will have a material impact on the Bank.

                                                                     (continued)

                                FORT BROOKE BANK

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION, CONTINUED
        FUTURE ACCOUNTING REQUIREMENTS, CONTINUED. The FASB has also issued
            Statement of Financial Accounting Standards No. 123 ("SFAS 123") which encourages employers to account for stock-based compensation awards based on their fair value on the date the awards are granted. The resulting compensation award would be shown as an expense on the statement of earnings. Entities can choose not to apply the new accounting method and continue to apply current accounting requirements, which generally result in no compensation cost for most fixed stock-option plans. Those that do so, however, will be required to disclose in the notes to the financial statements what net earnings and earnings per share would have been had they followed the Statement's accounting method. This Statement is effective for 1996. Management does not anticipate this Statement will have a material impact on the Bank.

        RECLASSIFICATION. Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with the 1995 presentation.

(2) INVESTMENT SECURITIES
    The amortized cost of investment securities as shown in the accompanying balance sheets of the Bank and their approximate fair values are as follows (in thousands):

                                                               GROSS     GROSS
                                                  AMORTIZED UNREALIZED UNREALIZED  FAIR
                                                    COST       GAINS     LOSSES    VALUE
                                                  --------- ---------- ----------  -----
AT DECEMBER 31, 1995:
  Available-for-sale:
       U.S. Government and agency obligations     $11,832       39        15      11,856
       Municipal bonds ......................         250        2      --           252
       Mortgage-backed securities ...........      12,151       23       205      11,969
                                                  -------     ----     -----     -------

          Total .............................     $24,233       64       220      24,077
                                                  =======     ====     =====     =======

    Held-to-maturity:
       U.S. Government and agency obligations       9,942       10        34       9,918
       Municipal bonds ......................       2,228       77      --         2,305
       Mortgage-backed securities ...........       7,472       52        21       7,503
                                                  -------     ----     -----     -------

          Total .............................     $19,642      139        55      19,726
                                                  =======     ====     =====     =======

AT DECEMBER 31, 1994:
    Available-for-sale:
       U.S. Government and agency obligations ..    3,478     --         210       3,268
       Municipal bonds .........................    2,045     --          39       2,006
       Mortgage-backed securities ..............   11,410     --         521      10,889
                                                  -------     ----     -----     -------

          Total ................................  $16,933     --         770      16,163
                                                  =======     ====     =====     =======

    Held-to-maturity:
       U.S. Government and agency obligations      18,010     --         611      17,399
       Municipal bonds .........................    2,229     --         107       2,122
       Mortgage-backed securities ..............    8,639        6       353       8,292
                                                  -------     ----     -----     -------

          Total ................................  $28,878        6     1,071      27,813
                                                  =======     ====     =====     =======

                                                                     (continued)

                                FORT BROOKE BANK

(2) INVESTMENT SECURITIES, CONTINUED
    On December 31, 1993, the Bank adopted Statement of Financial Accounting
        Standards No. 115 and classified investment securities as available-for-sale and held-to-maturity. On April 30, 1994 the Bank reclassified certain investment securities from available-for-sale to held-to-maturity. In accordance with Statement of Financial Accounting Standards No. 115 the unrealized holding loss at the date of transfer was included as a separate component of stockholders' equity and is being amortized over the remaining term of the associated securities as an adjustment of yield. Unrealized loss on investment securities is summarized below (in thousands):

                                                                                  AT DECEMBER 31,
                                                                               --------------------
                                                                                1995           1994
                                                                               -----          -----
Unrealized loss on investment securities available-
   for-sale, net of tax effect of $62 and $308 in 1995 and 1994..........      $ (94)          (462)
Net unamortized unrealized loss on investment securities
   transferred from available-for-sale to held-to-maturity,
   net of tax effect of $15 and $24 in 1995 and 1994 ....................        (22)           (36)
                                                                               -----          -----

                                                                               $(116)          (498)
                                                                               =====          =====

Scheduled maturities of debt securities at December 31, 1995 are as follows (in thousands):

                                                                  SECURITIES                         SECURITIES
                                                             AVAILABLE-FOR-SALE                   HELD-TO-MATURITY
                                                           -----------------------              --------------------
                                                           AMORTIZED        MARKET              AMORTIZED     MARKET
                                                             COST           VALUE                 COST        VALUE
                                                             ----           -----                 ----        -----

       Due in one year or less.......................... $    -               -                   1,999        1,992
       Due from one to five years.......................    10,583          10,601                7,943        7,926
       Due from five to ten years.......................     1,499           1,507                2,228        2,305
       Mortgage-backed securities.......................    12,151          11,969                7,472        7,503
                                                            ------          ------               ------       ------

                                                          $ 24,233          24,077               19,642       19,726
                                                            ======          ======               ======       ======

    Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

    The following summarizes sales of investment securities:

                                                           YEAR ENDED DECEMBER 31,
                                                    -------------------------------------
                                                      1995          1994          1993
                                                      ----          ----          ----
                                                               (IN THOUSANDS)

Proceeds from sale of investment securities ......  $ 11,936        11,526        12,808
                                                    ========      ========      ========

Gross gains from sale of investment securities....         9            22            40
Gross losses from sale of investment securities...        33            38          --
                                                    --------      --------      --------

Net (loss) gain ..................................  $    (24)          (16)           40
                                                    ========      ========      ========


    At December 31, 1995, investment securities with an amortized cost of approximately $4,909,000 and a market value of $4,889,000, were pledged to secure public deposits and for other purposes required or permitted by law.

                                                                     (continued)

                                FORT BROOKE BANK

(3) LOANS

    THE LOAN PORTFOLIO. Major categories of loans included in the loan portfolio are as follows (in thousands):

                                                                 AT DECEMBER 31,
                                                            ------------------------
                                                               1995           1994
                                                            ---------      ---------

Real estate loans:
    Residential .......................................     $  34,539         29,039
    Commercial ........................................        52,269         48,256
                                                            ---------      ---------

          Total real estate loans .....................        86,808         77,295

Commercial loans ......................................        25,247         23,774
Consumer loans ........................................        12,109         13,066
                                                            ---------      ---------

          Total loans .................................       124,164        114,135

Add (deduct):
       Allowance for credit losses ....................        (1,702)        (1,562)
       Deferred loan fees, net ........................            26           (183)
       Other, net .....................................            23            (20)
                                                            ---------      ---------

          Loans, net ..................................     $ 122,511        112,370
                                                            =========      =========

    At December 31, 1995, 1994 and 1993 the Bank was servicing loans for others amounting to approximately $11,336,000, $13,135,000 and $17,538,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and processing of foreclosures. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

    At December 31, 1995 and 1994, loans in the approximate amount of $879,000 and $1,236,000, respectively, were pledged as collateral for the Bank's line of credit with the Federal Home Loan Bank of Atlanta.

    CREDIT RISK. The Bank grants loans to borrowers throughout the State of Florida with a majority of the loans in the west coast area. Although the Bank has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy of the west coast area of Florida.

    An analysis of the changes in the allowance for credit losses is as follows
        (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                            1995      1994       1993
                                                            ----      ----       ----

              Balance at beginning of year.............  $ 1,562      1,426     1,145
              Provision charged to operations..........      705        184       344
              Charge-offs..............................    (655)      (151)     (183)
              Recoveries...............................       90        103       120
                                                           -----      -----     -----

                 Balance at end of year................  $ 1,702      1,562     1,426
                                                           =====      =====     =====

                                                                     (continued)

                                FORT BROOKE BANK

(3) LOANS, CONTINUED
    LOAN IMPAIRMENT AND LOSSES. The following summarizes the reclassification of December 31, 1994 amounts which were reclassified as a result of the Bank adopting SFAS 114 and 118 in 1995:

                                                                                         DECEMBER 31,
                                                                                        --------------
                                                                                             1994
                                                                                             ----
                                                                                        (IN THOUSANDS)

              Insubstance foreclosures reclassified to loans receivable..................   $ 72
                                                                                            ====


    The following summarizes the amounts of impaired loans (in thousands):

                                                                                 ESTIMATED FAIR
                                                                               VALUE OF COLLATERAL
                                                                                 AT DECEMBER 31,
                                                                               -------------------
                                                                                 1995       1994
                                                                                 ----       ----
Loans identified as impaired:
    Gross loans with no related allowance for losses ......................     $ --        --
    Gross loans with related allowance for losses recorded ................       263       --
    Less:  Allowances on these loans ......................................       (53)      --
                                                                                -----      -----

Net investment in impaired loans ..........................................     $ 210       --
                                                                                =====      =====

    The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

                                                                                                      YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                    ----------------
                                                                                                    1995        1994
                                                                                                    ----        ----

              Average investment in impaired loans..............................................   $  238        139
                                                                                                     ====        ===
              Interest income recognized on impaired loans......................................   $   -           -
                                                                                                     ====        ===
              Interest income received on impaired loans........................................   $   -           -
                                                                                                     ====        ===

    LOANS TO RELATED PARTIES. The aggregate amount of loans owed to the Bank by its executive and senior officers, directors, and their related entities at December 31, 1995 and 1994, were approximately $3,371,000 and $5,060,000, respectively. The activity for the year follows (in thousands):

              Balance at beginning of year......................................................  $ 5,060
              Additions.........................................................................      249
              Repayments........................................................................   (1,938)
                                                                                                  -------

              Balance at end of year............................................................  $ 3,371
                                                                                                  =======


                                                                     (continued)

                                FORT BROOKE BANK

(4) PREMISES AND EQUIPMENT
     Premises and equipment are summarized below (in thousands):

                                                                                                       AT DECEMBER 31,
                                                                                                    -------------------
                                                                                                    1995           1994
                                                                                                    ----           ----
           Land                                                                                    $ 1,181        1,087
           Building and leasehold improvements..................................................     3,271        3,194
           Furniture, fixtures and equipment....................................................     3,405        3,112
                                                                                                     -----        -----

                 Total, at cost.................................................................     7,857        7,393

           Less accumulated depreciation........................................................     3,134        2,962
                                                                                                     -----        -----

                 Premises and equipment, net....................................................   $ 4,723        4,431
                                                                                                     =====        =====

(5) DEPOSITS
    A schedule of maturities for certificate of deposit accounts follows (in thousands):

                  YEAR ENDING                                                                           DECEMBER 31,
                  DECEMBER 31,                                                                              1995
                  ------------                                                                              ----

                     1996.............................................................................    $ 49,905
                     1997.............................................................................      12,336
                     1998.............................................................................      12,700
                     1999.............................................................................       1,093
                     2000 and thereafter..............................................................       4,197
                                                                                                          --------

                                                                                                          $ 80,231
                                                                                                          ========

    At December 31, 1995 certificates of deposits in denominations of $100,000 and over were as follows (in thousands):

                         MATURITY                                                                           AMOUNT
                         --------                                                                           ------

                     Three months or less...............................................................  $  4,762
                     Three to six months................................................................     4,108
                     Six months to one year.............................................................     1,861
                     Over one year......................................................................     5,105
                                                                                                          --------

                                                                                                          $ 15,836
                                                                                                          ========

                                                                     (continued)

                                FORT BROOKE BANK

(6)  SHORT-TERM BORROWINGS
    At December 31, 1995, the Bank has agreements to sell investment securities to its customers under revolving sales/repurchase agreements aggregating $4,900,000, and the Bank has a $10,000,000 revolving reverse repurchase agreement with another bank. The following table provides information on these agreements (dollars in thousands):

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     --------------------------------
                                                                                     1995          1994          1993
                                                                                     ----          ----          ----
             Maximum borrowing at any month-end
                 within the period............................................... $ 5,449         4,250         3,753
             Average borrowing during the year...................................   2,091         1,322           781
             Average interest cost during the year...............................    4.85%         4.24%         3.09%
             Average interest cost at end of the year............................    3.90%         4.84%         2.50%

    Securities sold under agreements to repurchase are summarized below (in thousands):

                                                                                                    AT DECEMBER 31,
                                                                                                  ------------------
                                                                                                  1995          1994
                                                                                                  ----          ----

             Agreements to repurchase the same security with another bank..................... $     -          1,225
             Customer repurchase agreements...................................................    1,965         1,493
                                                                                                 ------        ------

                     Total.................................................................... $  1,965         2,718
                                                                                                 ======        ======

             Securities pledged as collateral for the agreements,
                 at amortized cost which approximate market................................... $ 15,323        12,519
                                                                                                 ======        ======


    The Bank has an available line of credit with the Federal Home Loan Bank of Atlanta in the amount of $5,000,000, which expires in March 1996. As of December 31, 1995 and 1994, no amounts had been drawn on this line.

    The Bank has negotiated an unsecured overnight Federal Funds line of credit of up to $1,500,000 with the Independent Bankers' Bank of Florida and $1,000,000 with another bank. As of December 31, 1995 and 1994 no funds had been drawn against these lines.

(7)  COMMITMENTS
    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK. In the normal course of business the Bank is party to financial instruments not reflected in the accompanying financial statements. These financial instruments are shown below (in thousands):

                                                                                                   AT DECEMBER 31,
                                                                                           -----------------------------
                                                                                               1995              1994
                                                                                               ----              ----

              Unfunded loan commitments at variable rates.............................     $  5,272              2,478
                                                                                             ======             ======

              Available lines of credit...............................................     $ 18,981             16,267
                                                                                             ======             ======

              Standby letters of credit...............................................     $  1,248                350
                                                                                             ======             ======

                                                                     (continued)

                                FORT BROOKE BANK

(7)  COMMITMENTS, CONTINUED
    The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of those instruments. The credit and collateral policies applied in extending these commitments are essentially the same as those required by the Bank for the financial instruments which are included in the accompanying balance sheets. The Bank evaluates each borrower's credit worthiness on a case-by-case basis. The amount of collateral obtained by the Bank, if any, is based upon management's credit evaluation of the borrower. Such collateral may include real estate, receivables, inventory, vehicles and equipment or other types of assets. Since the Bank's loan commitments often expire without being drawn upon, the total amount of these commitments does not necessarily represent a required future use of the Bank's cash or equivalents.

    LEASES. The Bank leases certain facilities under operating leases with noncancellable terms. Rental expense amounted to $286,000, $420,000 and $523,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Rental income amounted to $89,000 and $60,000 for the years ended December 31, 1995 and 1994. The operating lease agreements contain escalator clauses based upon the consumer price index and increases in proportionate operating costs of the facilities and provide for annual adjustments to the previous year's rental. A summary of the future minimum operating lease commitments are as follows (in thousands):

                                                   OPERATING        OPERATING
                                                     LEASE            LEASE
                 YEAR ENDING DECEMBER 31,           EXPENSE           INCOME
                 ------------------------          ---------        ---------
                 1996..............................  $ 200              131
                 1997..............................    137              131
                 1998..............................     47              125
                 1999..............................     35              122
                 2000..............................     35              101
                 After 2000........................      6               -
                                                      ----             ----

                                                     $ 460              610
                                                       ===              ===

(8) INCOME TAXES
    The provision for income taxes is different than the amount computed by applying the federal statutory rate of 34% as indicated in the following analysis (dollars in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------------------
                                               1995                    1994                    1993
                                        ------------------     ------------------       ------------------
                                               % OF PRETAX            % OF PRETAX              % OF PRETAX
                                        AMOUNT    EARNINGS     AMOUNT    EARNINGS       AMOUNT    EARNINGS
                                        ------   ---------     ------   ---------       ------   ---------
Tax provision at statutory
    rate ..........................     $  943       34.0%     $  350        34.0%      $  491       34.0%
Increase (decrease) resulting from:
State taxes, net of federal
    income tax benefit ............         80        2.9          27         2.6           20        1.4
Nondeductible merger expenses .....       --         --            50         4.9         --         --
Other, net ........................         86        3.1         (15)       (1.5)          11         .7
                                        ------     ------      ------      ------       ------     ------

    Income tax provision ..........     $1,109       40.0%     $  412        40.0%      $  522       36.1%
                                        ======     ======      ======      ======       ======     ======

                                                                     (continued)

                                FORT BROOKE BANK

(8) INCOME TAXES, CONTINUED
    The provision (credit) for income taxes consisted of the following (in thousands):

                                                                       CURRENT          DEFERRED            TOTAL
                                                                       -------          --------            -----
       YEAR ENDED DECEMBER 31, 1995:
          Federal...................................................   $   933                55             988
          State.....................................................       112                 9             121
                                                                         -----               ---           -----

             Total..................................................   $ 1,045                64           1,109
                                                                         =====               ===           =====

       YEAR ENDED DECEMBER 31, 1994:
          Federal...................................................       596             (225)             371
          State.....................................................        79              (38)              41
                                                                         -----              ---            -----

             Total..................................................    $  675             (263)             412
                                                                          ====              ===            =====

       YEAR ENDED DECEMBER 31, 1993:
          Federal...................................................       555              (64)             491
          State.....................................................        42              (11)              31
                                                                         -----              ---            -----

             Total..................................................    $  597              (75)             522
                                                                          ====              ===            =====

    The tax effects of each type of significant item that gave rise to deferred taxes are (in thousands):

                                                                                                 AT DECEMBER 31,
                                                                                              -------------------
                                                                                               1995         1994

         Deferred tax assets:
          Allowance for loan losses.......................................................    $ 364          347
          Real estate writedowns..........................................................       83           88
          Unrealized loss on investment securities........................................       78          332
          Other                                                                                  12           17
                                                                                                ---          ---

                Total gross deferred tax assets...........................................      537          784
                                                                                                ---          ---

         Deferred tax liabilities:
          Federal Home Loan Bank stock basis..............................................     (109)        (109)
          Deferred loan fees..............................................................      (98)         (63)
          Accumulated depreciation on property and equipment..............................      (77)         (28)
          Section 481 change in accounting method adjustment..............................      (16)         (33)
          Core deposit amortization.......................................................      (20)         (22)
          Other                                                                                  (6)           -
                                                                                                ---          ---

                Total gross deferred tax liabilities......................................    (326)         (255)
                                                                                               ---           ---

                Net deferred tax asset....................................................    $ 211          529
                                                                                                ===          ===

                                                                     (continued)

                                FORT BROOKE BANK

(9) STOCK OPTIONS
    The Bank has a nonqualified stock option plan (the "Plan") for its officers and employees. Under the Plan, the option price shall not be less than the estimated fair market value of the shares on the date of grant. An individual option granted under the Plan may not exceed 33,000 shares, is exercisable as of the date of grant, and may have a term of up to ten years. The maximum number of shares which may be subject to options issued and outstanding pursuant to the Plan is initially 76,319 shares, which may be increased by the Board of Directors to the lesser of 110,000 shares or an amount equal to 20% of the shares which shall be issued and outstanding at any time during the term of the Plan. A summary of transactions follows:

                                                  AVERAGE                        AGGREGATE
                                                 PER SHARE       NUMBER OF        OPTION
                                                   PRICE          SHARES          PRICE
                                                ----------     ------------    -----------
                                                                                  (IN
                                                                                THOUSANDS)

Outstanding at December 31, 1993 and 1992        $  8.91         43,545             388

Options granted .........................          13.22         30,855             408
Options exercised .......................           8.37        (22,110)           (185)
Options from terminated employees .......           9.09           (110)             (1)
                                                                -------         -------

Outstanding at December 31, 1994 ........          11.69         52,180             610

Options granted .........................          15.07          9,050             136
Options from terminated employees .......          12.98           (770)            (10)
                                                 -------        -------         -------

Outstanding at December 31, 1995 ........        $ 12.17         60,460         $   736
                                                 =======        =======         =======

(10)  STOCK DIVIDEND
    The Board of Directors declared a 10% stock dividend payable on August 1, 1995 to stockholders of record on June 30, 1995. Accordingly, the Bank capitalized approximately $1,357,000 of retained earnings which represents 91,276 shares at date of record. All per share amounts have been presented to reflect this stock dividend.

(11)  PROFIT SHARING PLAN
    The Bank maintains a qualified Section 401(k) profit sharing plan and trust
        (the "Plan"). Under the Plan, a participating employee may make an elective contribution under a salary reduction arrangement of up to 15% of his or her compensation. In addition, the Bank may make a separate discretionary matching contribution. The Bank's contribution in 1995, 1994 and 1993 was $22,300, $17,300 and $13,600, respectively.

                                                                     (continued)

                                FORT BROOKE BANK

(12) REGULATORY MATTERS
    Banking laws and regulations limit the amount of dividends that may be paid by the Bank. The FDIC requires insured banks to maintain certain specified levels of capital.

    LEVERAGE-CAPITAL RATIO. The FDIC requires banks to maintain a minimum leverage-capital ratio of Tier I capital (as defined) to total assets. The leverage-capital ratio generally ranges from 3% to 5% based on the bank's rating under the regulatory rating system. The Bank's required leverage-capital ratio at December 31, 1995 was 4%.

    RISK-WEIGHTED ASSETS CAPITAL RATIOS. The FDIC has also adopted a risk-based capital statement of policy which imposes an additional capital standard on insured banks. Under this regulation, a bank must classify its assets and certain off-balance sheet activities into categories, and maintain specified levels of capital for each category. The amount of capital that is required is dependent upon the amount of risk attributed to each category by the FDIC. A bank must have a total risk-based capital ratio of no less than 8% and a Tier I capital to risk-weighted assets ratio of no less than 4%. Under the statement of policy, certain assets are required to be deducted from risk-based capital. Such assets include certain nonqualifying intangible assets, unconsolidated banking and finance subsidiaries, investments in securities subsidiaries, and reciprocal holdings of capital instruments with other banks. In addition, the FDIC may consider deducting other assets on a case-by-case basis or investments in other subsidiaries on a case-by-case basis or based on the general characteristics or functional nature of the subsidiaries.

    CAPITAL RATIOS. At December 31, 1995, a comparison of the required capital ratios to actual capital ratios was as follows:

                                                                                           RATIOS OF       REGULATORY
                                                                                            THE BANK      REQUIREMENT
                                                                                           ---------      -----------
               AT DECEMBER 31, 1995:
                     Total capital to risk-weighted assets.............................    13.64%             8.00%
                     Tier I capital to risk-weighted assets    ........................    12.39%             4.00%
                     Tier I capital to total average assets - leverage ratio...........     8.55%             4.00%

(13) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Supplemental disclosure of cash flow information is as follows (in thousands):

                                                                        YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------
                                                                   1995          1994          1993
                                                                 ------        ------        ------
Cash paid during the period for:
     Interest ...................................................$5,423         4,497         4,669
                                                                 ======        ======        ======

     Income taxes ...............................................$1,027           448           447
                                                                 ======        ======        ======

Noncash transactions:
     Reclassification of other real estate owned to loans .......$  374          --            --
                                                                 ======        ======        ======

     Unrealized gain (loss) on securities
          available-for-sale ....................................$  614          (958)          128
                                                                 ======        ======        ======

     Stock dividends ............................................$1,357          --            --
                                                                 ======        ======        ======

                                                                     (continued)

                                FORT BROOKE BANK

(14)  FAIR VALUES OF FINANCIAL INSTRUMENTS
    The estimated fair values of the Bank's financial instruments were as follows (in thousands):

                                                                                               AT DECEMBER 31, 1995
                                                                                            --------------------------
                                                                                            CARRYING             FAIR
                                                                                             AMOUNT              VALUE
                                                                                             ------              -----
         Financial assets:
              Cash and due from banks....................................................  $  11,997            11,997

              Investment securities......................................................     43,719            43,803

              Loans .....................................................................    122,511           122,560

              Accrued interest receivable................................................      1,266             1,266

              FHLB stock.................................................................        809               809

         Financial liabilities:

              Deposit liabilities........................................................    168,297           169,112

              Short term borrowings......................................................      1,965             1,965

         Off-balance-sheet instruments:

              Commitments to extend credit...............................................      5,272             5,272

              Available lines of credit..................................................     18,981            18,981

              Standby letters of credit..................................................      1,248             1,248

(15)  CONTINGENT LIABILITY
    The FDIC has proposed a one-time assessment on all SAIF-insured deposits, in the range of 85 cents to 90 cents per $100 of domestic deposits, held as of March 31, 1995. This one-time assessment is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits, and could be payable in early 1996. If the assessment is made at the proposed rate, the effect on the Bank would be a pretax charge of approximately $839,000 (0.85% on deposits of $98.7 million at March 31, 1995), or $503,000 after tax (40% assumed tax rate).

                      AGREEMENT AND PLAN OF REORGANIZATION


         REORGANIZATION AGREEMENT, dated as of March 22, 1996, by and among Fort Brooke Bancorporation, a Florida corporation with a business office located at 510 Vonderburg Drive, Brandon, Florida 33511 ("Bancorporation"); Fort Brooke Bank, a Florida commercial banking corporation with principal offices currently being maintained at that same address ("Fort Brooke"); and Brooke Interim Corporation, also a Florida corporation which maintains an administrative office at the same address as Bancorporation and Fort Brooke ("Interim").


                             BACKGROUND INFORMATION

         Fort Brooke is an active Florida commercial banking corporation whose deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"). Fort Brooke is not a member of the Federal Reserve System. Consequently, its operations and other activities are subject to review and audit by the FDIC and separately by the Division of Banking of the Florida Department of Banking and Finance (the "Division"). As a result of authorization recently granted by the Board of Directors of Fort Brooke, Fort Brooke's management has caused the formation of each of Bancorporation and Interim as a separate Florida corporation which maintains no current business activities, the establishment within each of those entities of a board of directors and officers, and the issuance of a nominal number of shares of capital stock, in the case of Bancorporation to Thomas H. Miller, Fort Brooke's chairman, and in the case of Interim to Bancorporation, thereby causing Interim to become a wholly owned subsidiary of Bancorporation. Nominal consideration has been paid for the shares issued by each of those entities.

         Bancorporation is in the process of applying to the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Atlanta, as its delegee (individually and collectively, the "Fed") for approval to consummate an acquisitive transaction that will cause it to become a bank holding company under The Bank Holding Company Act of 1956. Following (a) Bancorporation's receipt of such approval, (b) Fort Brooke's and Interim's receipt of separate approval from the Division for Fort Brooke and Interim to consummate a statutory merger under which Fort Brooke will continue as the resulting bank, and (c) Fort Brooke's receipt of approval from the holders of a majority in interest of its outstanding shares of capital stock, the parties to this Agreement intend to consummate a statutory merger transaction as a result of which Interim will be extinguished, the nominal shares of Bancorporation will be redeemed, all of the outstanding shares of Fort Brooke capital stock held prior to such merger by shareholders not dissenting therefrom will be transferred to and thereafter held of record by Bancorporation, rendering Fort Brooke a wholly owned subsidiary of Bancorporation, and each of such non-dissenting Fort Brooke shareholders will receive and thereafter hold of record the same number of Bancorporation shares of common voting stock as such shareholder shall have held shares of Fort Brooke capital stock prior to such merger.

         Through actions of the authorized representatives of each of Bancorporation, Fort Brooke and Interim, which actions have been approved by the board of directors of each such entity, the parties have determined it to be in their separate and mutual best interests, and in those of their respective shareholders, to develop, execute, deliver and subsequently consummate a plan of corporate reorganization, in the definitive form embodied within this Agreement, which they believe to qualify as a federal income tax-free reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, which plan will effect the acquisitive transaction described above. Accordingly, in consideration of the mutual covenants, representations, warranties and conditions set forth below, the parties hereto agree as follows:


                              OPERATIVE PROVISIONS


         1. Adoption of Plan. The board of directors of each of Bancorporation, Fort Brooke and Interim having approved the same, the Plan and Agreement of Reorganization embodied in this Agreement and its Exhibits and Schedules (the "Plan") is hereby adopted.

         2.       Terms of Merger.

                  2.1 Execution of Merger Agreement. Prior to the Effective Date of the Merger (as defined in Section 3. hereof), Fort Brooke and Interim shall, subject to the remaining terms of this Agreement, execute an Agreement and Plan of Merger in substantially the form attached hereto as Exhibit 2.1 (the "Merger Agreement") and effect the transactions as provided therein, subject to all terms and conditions of this Agreement (the "Merger").

                  2.2 Exchange and Conversion of Outstanding Shares of Fort Brooke for and into Shares of Bancorporation Common Stock. Upon the Effective Date of the Merger, as contemporaneous transactions, and subject to the termination right described in the succeeding paragraph of this Section, the separate corporate existence of Interim shall be extinguished and its outstanding shares owned of record by Bancorporation shall be deemed redeemed and cancelled without the necessity of Interim effecting any affirmative action to cause such result; the outstanding shares of Bancorporation (other than those that will be issued upon the Effective Date of the Merger) will be redeemed in exchange for the payment to that entity's single shareholder of the same consideration as he shall have paid at the time of his acquisition of such shares; each share of Fort Brooke common stock, par value $8.00 per share, owned of record by a shareholder of Fort Brooke who shall not, prior to such Effective Date, have properly exercised a statutory right to dissent from the Merger (individually a "Shareholder" and collectively the "Shareholders"), shall, by virtue of the Merger, be deemed automatically transferred and exchanged for and converted into one share of the authorized but unissued common voting stock of Bancorporation, $.001 par value; and the shares of the Bank's capital stock formerly owned by such Shareholders shall be deemed owned solely by Bancorporation such that the Bank will then constitute a wholly owned subsidiary of

         Bancorporation.

                  Notwithstanding the intention of each of the parties to consummate the Merger in the manner herein described, Fort Brooke may, at any time prior to such consummation, terminate this Agreement without liability if the holders of more than ten percent of Fort Brooke's outstanding capital stock properly dissent from the Merger.

                  2.3 Dissenting Shareholders. Each shareholder of Fort Brooke properly dissenting from the Merger in accordance with applicable Florida statutory law will be entitled to receive, in lieu of replacement shares to be issued by Bancorporation, the fair value of such person's shareholdings in Fort Brooke. If the Merger is consummated, both Bancorporatin and Fort Brooke will be liable for each such payment, and the method by which any such shares will be valued and the timing of payment to each dissenting shareholder will be determined by applicable Florida law.

                  2.4 Shares and Stock Options Outstanding. On the date of this Agreement (a) Interim has issued and outstanding ten shares of its single class of common stock, par value $1.00, all of which are owned by Bancorporation; (b) Bancorporation has issued and outstanding ten shares of its single class of common stock, par value $.001, which are owned by a single shareholder of record; and (c) Fort Brooke has issued and outstanding 1,005,920 shares of its single class of common stock, par value $8.00, which are owned by 667 shareholders of record, and has granted presently unexercised options to certain Fort Brooke employees to acquire up to an additional 60,410 shares of Fort Brooke common stock (the "Employee Options").

                  2.5 Continued Effectiveness of Employee Options. Each holder of an Employee Option shall have identical rights with respect thereto both before and after the consummation of the Merger.

                  2.6 No Fractional Shares. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Bancorporation be required to issue a fractional share to any Shareholder or to make any payment in cash or other form of consideration with respect to any fractional share right so determined. In lieu thereof, however, Bancorporation shall issue to each qualifying person one additional whole share of its authorized but previously unissued common stock, par value $.001 per share, for each fractional share of more than one-half to which the Shareholder or Employee Option holder would otherwise be entitled but for this provision (but no additional share shall be issued to any person otherwise entitled to the receipt of a fractional share totaling one-half or less.)

                  2.7 Surrender and Exchange of Outstanding Shares Issued by Fort Brooke. On the Effective Date of the Merger, each of the certificates representing one or more of the then outstanding shares of capital stock previously issued by Fort Brooke shall be deemed cancelled and voided and each holder thereof shall cease to have any rights in respect of such shares and, in lieu thereof, shall have rights (a) in the case of each Shareholder, solely in respect of the Bancorporation common stock into which shares of Fort Brooke shall have been deemed automatically converted under the provisions of Section 2.2 above, or
         (b) in the case of any other holder, as a dissenting shareholder exercising his, her or its statutory right to receive fair value for the cancelled shares of Fort Brooke so owned. Each Shareholder shall, following consummation of the Merger, have the right to receive from Bancorporation the shares of Bancorporation common stock as provided in Sections 2.2 and 2.6, respectively. Until replaced by one or more Bancorporation certificates evidencing the shares of that entity to which a Shareholder shall be entitled hereunder, each outstanding certificate which, prior to the Effective Date of the Merger, shall have represented one or more shares of capital stock of Fort Brooke owned by a Shareholder shall be deemed for all corporate purposes to evidence ownership of the number of full shares of Bancorporation common stock into which the shares of Fort Brooke shall have been deemed so converted.

         3. Closing of Transactions and Effectiveness of Merger. The closing of the transactions described in this Agreement shall take place at the offices of Bush Ross Gardner Warren & Rudy, P.A., counsel to the parties, 220 South Franklin Street, Tampa, Florida 33602, commencing no later than 9:00a.m., Tampa, Florida time, on the Effective Date of the Merger, or at such other time, on such other date and at such other place to which the parties may hereafter mutually agree (the "Closing Date"). The term, "Effective Date of the Merger," as used in this Agreement, shall be deemed the date upon which an executed certificate of merger, to be issued by the Division or its parent organization, the Florida Department of Banking and Finance, under the provisions of Section 658.45(1), Florida Statutes, is filed with the Florida Department of State. Because that statute contemplates such Date as being whatever one is reasonably requested by the entity surviving the Merger, the parties herein agree, subject to any alternative subsequent agreement reached by the presidents of Fort Brooke and Interim, to use their reasonable efforts to cause such Effective Date to occur on the last business day of the week or month within which there shall have occurred the last of all required regulatory and shareholder approvals to the consummation of the Merger.

         4. Representations and Warranties of Fort Brooke. Fort Brooke represents and warrants to each of Bancorporation and Interim that:

                  4.1 Organization and Good Standing. Fort Brooke is a corporation duly organized, validly existing and in good standing under the laws of Florida; and has all corporate power necessary to engage in its business activities. Fort Brooke maintains no ownership interest in any other entity.

                  4.2 Capitalization. The authorized capitalization of Fort Brooke consists of 2,000,000 common shares, $8.00 par value per share (the "Common Shares"), of which 1.005,920 Common Shares have been validly issued and are currently outstanding, fully paid and nonassessable. As of the date of this Agreement, except as disclosed in
         Schedule 4.2, Fort Brooke has no other commitment or obligation to issue, sell or deliver under any offer, stock option agreement, bonus agreement or purchase plan, stock incentive compensation plan, warrant, conversion right, contingent share agreement or otherwise any of its Common Shares or other securities, and there are no preemptive rights with respect to such Shares or other securities.

                  4.3 Authority. The execution of this Agreement by Fort Brooke and its delivery of an executed counterpart hereof to each of Bancorporation and Interim have been duly authorized by the board of directors of Fort Brooke, and no further corporate action will be necessary on the part of Fort Brooke to make this Agreement valid and binding upon Fort Brooke in accordance with its terms.

                  4.4 Financial Statements. There has heretofore been delivered to each of Bancorporation and Interim the balance sheets of Fort Brooke as of December 31, l995 and 1994, and related statements of its income and expense, shareholder equity and cash flow, for the calendar years ended as of those same dates, and accompanying notes and schedules, together with the reports of the independent public accounting firm of Hacker, Johnson, Cohen & Grieb, Tampa, Florida (the "Historic FB Financial Statements"). The Historic FB Financial Statements (a) are in accordance with the books and records of Fort Brooke, (b) set forth fairly the financial condition and results of operations of Fort Brooke as at and for the periods therein specified, (c) are prepared in accordance with generally accepted accounting principles applicable to banking institutions, applied on a basis consistent with the financial statements of prior years, (d) contain and reflect all necessary adjustments for a fair presentation of the results of operations and financial condition for the periods covered thereby, and (e) with respect to any of Fort Brooke's obligations and commitments, contain and reflect reserves for all material liabilities and for all reasonably anticipated material losses and costs in excess of receipts expected to be derived therefrom, including adequate reserves for loan losses.

                  4.5 Title to Properties. Fort Brooke has good and marketable title to all its properties and assets (except property and assets disposed of in the usual and ordinary course of business since the date of the Historic FB Financial Statements) and such properties or assets are subject to no pledge, lien, or other encumbrance except as disclosed in the Historic FB Financial Statements or in Schedule 4.5 hereto.

                  4.6 No Obligations. As of the date of each of the Historic FB Financial Statements, Fort Brooke had no obligations, liabilities or commitments, direct or indirect, absolute or contingent, determined or undetermined, except as reflected in the balance sheet comprising a part of each such Statement.

                  4.7 No Undisclosed Liabilities. Fort Brooke has no material obligations, liabilities or commitments, direct or indirect, absolute, contingent or otherwise, determined or undetermined, except as reflected in the Historic FB Financial Statements or in Schedule 4.7 hereto.

                  4.8 No Material Adverse Changes. Since the date of each of the Historic FB Financial Statements, there has been no change in the nature of the business of Fort Brooke, nor in its financial condition or properties, other than changes in the usual and ordinary course of business, none of which has been materially adverse, and Fort Brooke has not incurred any obligation or liability or made any commitment other than in the usual and ordinary course of business or as disclosed in Schedule 4.8 hereto.

                  4.9 Agreements. Except as set forth in Schedule 4.9 or in another Schedule to this Agreement, Fort Brooke is not a party to any material contract, agreement, commitment, lease, indenture, fringe benefit or other plan affecting its operations or activities. For purposes of this Section 4.9, "material" shall mean any contract, agreement, commitment, lease, indenture, fringe benefit or other plan entered into which is not in the ordinary course of business or, if entered into in the ordinary course of business, which involves a payment, commitment or entitlement in excess of $5,000. Complete and correct copies of all of the contracts, agreements, commitments, leases, indentures, fringe benefits or other plans, documents and instruments identified in Schedule 4.9, other than purchase orders set forth in a schedule which has been provided to each of Bancorporation and Interim, have been supplied to Bancorporation and Interim.

                  4.10 Litigation. As of the date hereof, Fort Brooke has not been served with any summons, complaint or notice to arbitrate with respect to any action presently unresolved, and none of the officers or directors of Fort Brooke has any knowledge of any suit or action (equitable, legal or administrative), arbitration or other proceeding pending or threatened against Fort Brooke, or, to the best knowledge of Fort Brooke's management, against its directors, officers or shareholders, which materially relates to Fort Brooke's business, properties or assets. Fort Brooke is not a party to any litigation, proceeding, arbitration or controversy before, or subject to the order or adverse recommendation of, any court or administrative agency, nor does Fort Brooke have any knowledge of any suit or action (equitable, legal or administrative), arbitration or other proceeding pending or threatened by or against it, which, if determined adversely to Fort Brooke, would have a material adverse affect on the financial condition, net worth, business or prospects of Fort Brooke.

                  4.11 No Defaults. Fort Brooke is not in default under any agreement to which it is a party nor in the payment or performance of any of its obligations, and has received no notice alleging any such default.

                  4.12 Intellectual Property Rights. To the best of its knowledge and belief, Fort Brooke has not infringed, and is not now infringing upon, any trademark, trade name, service mark or copyright belonging to any other entity or individual.

                  4.13 Taxes. All federal, state and local income taxes, ad valorem, excise, sales, use, payroll and other taxes and assessments (hereinafter collectively "Taxes") heretofore due and payable by Fort Brooke, directly or as a transferee, have been properly computed, duly reported, fully paid and discharged, and, except as set forth on Schedule 4.13, there are no unpaid Taxes which are or could become a lien on the property or assets of, or require payment by, Fort Brooke, except for current and deferred Taxes not yet due and payable. Fort Brooke has not incurred any liability for penalties, assessments or interest under federal, state, local or foreign tax laws except as set forth on Schedule 4.13. No unexpired waiver executed by or on behalf of Fort Brooke or with respect to any of the foregoing is in effect.

                  4.14 Compliance With Securities Laws. None of Fort Brooke's outstanding securities have been offered, issued or sold in violation of any applicable federal, state or other securities law, rule or regulation.

                  4.15 No Material Misstatements or Omissions. No representations or warranties by Fort Brooke in this Agreement nor any document, written statement, certificate or schedule furnished or to be furnished by Fort Brooke pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein not misleading.


         5. Representations and Warranties of Bancorporation and Interim. Each of Bancorporation and Interim represents and warrants to Fort Brooke, as applicable, that:

                  5.1 Organization and Good Standing. Each of Bancorporation and Interim is a corporation duly organized, validly existing and in good standing under the laws of Florida; and has all corporate power necessary to engage in its business activities.

                  5.2 Capitalization: The authorized capitalization of Bancorporation and Interim, respectively, is set forth in Schedule 5.2 hereto. On the date hereof, the shares of common stock of each of Bancorporation and Interim that are issued and outstanding are as specified in Schedule 5.2.1. All of Bancorporation's and Interim's outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. On the date hereof, there are no outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, Bancorporation or Interim of any shares of its common stock, no authorization therefor has been given, and no such shares have been reserved by board of director action for issuance. The Articles of Incorporation of neither Bancorporation or Interim entitle any holder of its common stock to a preemptive right with respect to any subsequent issuance of the entity's securities. None of Bancorporation's or Interim's outstanding securities were offered, issued or sold in violation of any applicable federal, state or other securities law, rule or regulation.

                  5.3 Authority. The execution of this Agreement by each of Bancorporation and

         Interim and its delivery to Fort Brooke have been duly authorized by the board of directors of such entity and when the principal terms of the transaction and the nature and amount of the consideration have been approved by the requisite vote or written consent of shareholders entitled to exercise the voting power of the entity, no further corporate action will be necessary on the part of the entity to make this Agreement valid and binding upon the entity in accordance with its terms. Neither the execution or delivery of this Agreement by Bancorporation or Interim nor the performance by such entity of its terms will result in a violation or breach of any term or provision of the entity's Articles of Incorporation or bylaws, nor constitute a default, nor give any party a right to accelerate the due date of any indebtedness, under any indenture, mortgage, deed of trust or other contract or agreement to which the entity is a party or to which its properties are subject.

                  5.4 No Undisclosed Liabilities. Neither Bancorporation nor Interim has any obligations, liabilities or commitments, direct or indirect, absolute, contingent or otherwise, determined or undetermined, except as reflected in Schedule 5.4 hereto.

                  5.5 Compliance With Securities Laws. The issuance to the Shareholders of the Bancorporation common shares in accordance with the terms of this Agreement will be made pursuant to exemptions from registration under both federal and state securities laws, including without limitation the Securities Act of 1933, as amended (the "Securities Act") and the Florida Securities and Investor Protection Act (the "Florida Act"). After the passage of 120 days following the issuance of the Bancorporation common shares to be delivered hereunder, such shares shall not be subject to any restriction upon further transfer, but no warranty is furnished with regard to the marketability of such shares.

                  5.6 No Material Misstatements or Omissions. No representation or warranty by Bancorporation or Interim in this Agreement nor any document, instrument, agreement, statement, certificate or schedule furnished or to be furnished by either such entity pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

                  5.7 Common Shares to be Delivered. The shares of Bancorporation common stock to be delivered to the Shareholders pursuant to this Agreement will, when so delivered, be duly authorized, validly issued and outstanding, fully paid and nonassessable and entitled to full voting rights on all matters presented to the shareholders of Bancorporation for their vote.

         6. Covenants of Fort Brooke. Fort Brooke hereby covenants and agrees as follows:

                  6.1 Authorization of Shareholders. Prior to the Closing Date, Fort Brooke shall use its reasonable best efforts to obtain the requisite approval of its shareholders to the Plan and this Agreement calling for a merger of Interim with and into Fort Brooke as provided herein, and to the timely and adequate completion of all other necessary corporate action to be taken in connection therewith. In taking such action, Fort Brooke will timely furnish to each of its shareholders a proxy statement which will adequately describe the Merger transaction.

                  6.2 Conduct of Business. Between the date hereof and the Effective Date of the Merger, Fort Brooke's business shall be conducted diligently and only in the ordinary course; its business organization, administration, customers, employees and other relationships shall, to the extent commercially reasonable, be maintained intact; and it shall undertake no action which would adversely affect its ability to (a) obtain any shareholder or regulatory approval of or consent to the transactions herein contemplated, or (b) perform its other covenants and agreements under this Agreement.

                  6.3 Best Efforts. Fort Brooke will use its best efforts to satisfy or cause to be satisfied all of the conditions precedent to the consummation of its obligations under this Agreement, to the extent that action or inaction can control or influence the satisfaction of such conditions, expressly including the timely preparation and submission to each appropriate regulatory authority of all applications necessary to cause the Merger to be approved and consummated.

                  6.4 Reporting of Adverse Changes. Fort Brooke will give written notice promptly to each of Bancorporation and Interim upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (a) is reasonably likely to have, individually or in the aggregate, a material adverse effect upon it, or
         (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                  6.5 Applications. Fort Brooke shall promptly prepare and file applications with all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement by which to seek the requisite consents necessary to consummate the same.

                  6.6 Indemnification. Fort Brooke shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Bancorporation and Interim (each an "Indemnified Party") against all losses, expenses, claims, damages, costs, judgments, fees, amounts paid in settlement or liabilities (collectively the "Indemnified Liabilities") arising out of actions or omissions allegedly occurring on or prior to the Effective Date of the Merger (including, without limitation, the transactions contemplated by this Agreement) to the extent and in the manner contemplated under ss.607.0850, Florida Statutes, or any successor thereto (the "Statute"). Without limiting the foregoing, in any case in which approval by Fort Brooke is required by the Statute to effectuate any indemnification, Fort Brooke shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by

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



         independent counsel selected by a three-fourths majority vote of Fort Brooke's full board of directors (in which vote directors who are parties to such actions or omissions may participate).

                  Any Indemnified Party wishing, after the Effective Date of the Merger, to claim a right to indemnification under this provision, shall, upon learning of the threat of an Indemnified Liability or of the commencement of any proceeding or action in which such Liability is asserted or may be incurred, promptly notify Fort Brooke thereof. If a proceeding or action shall have commenced, Fort Brooke shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Fort Brooke elects not to assume such defense, or counsel for the Indemnified Party advises that there are substantive issues which raise conflicts or interest between Fort Brooke and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him or her, and Fort Brooke shall be responsible for the payment or reimbursement of all reasonable fees and expenses of such counsel for the Indemnified Party to the extent and in the manner contemplated by the Statute; provided that Fort Brooke shall be so responsible only with respect to one firm of legal counsel for all similarly situated Indemnified Parties in any one jurisdiction.

         7. Access and Information. Each of the parties to this Agreement shall afford to each other and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period from the date hereof to the Effective Date of the Merger, to all of its properties, books, contracts, commitments and records, and shall furnish each other during such period with all such information concerning its affairs as any other party may reasonably request, including copies and/or extracts of pertinent records, documents and contracts. Each party shall cause its accountants to furnish to any other requesting party during such period any and all of its statements, working papers and other records and data as the requesting party may reasonably seek. Each party's commitments under this Section 7. are made with the understanding that each other party and its representatives shall keep confidential any information (unless readily ascertainable from public or published information or trade sources) obtained from the party concerning the properties, operations and business of the party. In the event of the termination of this Agreement prior to consummation, each party and its representatives shall continue to keep such information confidential and shall return immediately information provided by each other party.

         8. Conditions to Effectiveness of Merger. The effectiveness of the Merger shall be subject to the occurrence of the following conditions precedent:

                  8.1 Regulatory Approvals. Receipt by the parties of all applicable regulatory approvals, including, as necessary, but not limited to, the following:

                8.1.1 By the Fed, to the effort of Bancorporation to qualify as a bank

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



                  holding company under The Bank Holding Company Act of 1956, as amended;

                      8.1.2 By the Division, to the Merger;

                      8.1.3 By any federal or state regulatory agency, as may be required with respect to the proposed issuance by Bancorporation of shares of its common voting stock to the Shareholders in connection with the Merger.

                  8.2 Approval of Directors and Shareholders. The board of directors of each of Bancorporation, Interim and Fort Brooke shall have approved the consummation of the transactions called for hereunder, and the requisite majority interest of shareholders of Fort Brooke shall have effected a similar approval.

                  8.4 Limitation on Number of Dissenting Shareholders. Holders of no more than ten percent of the issued and outstanding shares of Fort Brooke shall have properly exercised their right to claim dissenting shareholder status so as to be entitled to receive cash in exchange for a cancellation and voiding of their shares in either entity.

                  8.5 Limitation on Amount to Be Paid to Dissenting Shareholders. The aggregate amount of cash to be paid to shareholders of Fort Brooke who perfect dissenting shareholder rights shall not exceed 49% of the value of the formerly outstanding stock of that corporation.

         9. Conditions to Closing by Bancorporation. The obligations of Bancorporation to complete the transactions provided for herein shall be subject to the performance by Fort Brooke of all its agreements and covenants to be performed hereunder on or before the Closing Date, to the truth and accuracy of the representations and warranties of Fort Brooke contained herein, to the fulfillment of each of the conditions specified in Section 8. above, and to the further conditions that:

                  9.1 Certificates. Bancorporation shall have received from Fort Brooke certificates, dated, respectively, as of the Closing Date, executed by Fort Brooke's President and attested to by its Secretary, stating that (i) the representations and warranties of Fort Brooke made herein are correct and complete as of such date, (ii) Fort Brooke is then in full compliance with every term and condition of this Agreement applicable to it; and (iii) there have occurred no material adverse changes in the affairs, business, financial condition or prospects of Fort Brooke between the date of any of the Historic FB Financial Statements and the date upon which the certificate is to be furnished.

                  9.2 Representations and Warranties; No Survival. Each of the representations and warranties of Fort Brooke contained in this Agreement shall be correct and complete as of the Closing Date, with the same effect as though made on and as of such date. No such representation or warranty shall continue to survive after the Effective Date of the

         Merger.

                  9.3 Performance. Each of the agreements of Fort Brooke to be performed or complied with on or before the Closing Date, pursuant to the terms hereof shall have been duly performed or complied with.

                  9.4 Consents. All consents to the consummation of the transactions contemplated herein which are required in order to prevent a breach of, or a default under, the terms of any material agreement to which Fort Brooke is a party or is bound shall have been obtained.

                  9.5 No Litigation. No action or proceeding shall have been instituted or, to the knowledge of Fort Brooke, shall have been threatened to prohibit, restrain or modify the transactions contemplated herein. No governmental agency shall have taken any other action or made any request of Fort Brooke as a result of which Bancorporation reasonably deems it inadvisable to proceed with the Merger. Resolution of all other legal proceedings involving Fort Brooke shall have been effected in a manner satisfactory to the board of directors of Bancorporation and its counsel, or, alternatively, provisions acceptable to such board of directors and its counsel shall have been made with respect to any potential liability that might arise therefrom.

                  9.6 Certified Resolutions or Written Actions. Fort Brooke shall have delivered to Bancorporation correct and complete copies of the resolutions or written actions of its board of directors and shareholders pursuant to which the execution and consummation of this Agreement were duly and validly authorized, certified by Fort Brooke's Secretary to be in full force and effect as of the Closing Date.

         10. Conditions to Fort Brooke Closing. Fort Brooke's obligation to complete the transactions provided for herein shall be subject to the performance by each of Bancorporation and Interim of all agreements and covenants to be performed thereby hereunder on or before the Closing Date, to the material truth and accuracy of the representations and warranties of each contained herein, to the fulfillment of each of the conditions specified in
Section 8. above, and to the further conditions that:

                  10.1 Certificates. Fort Brooke shall have received from Bancorporation a certificate, dated as of the Closing Date, executed by Bancorporation's President and attested to by its Secretary, stating that (i) the representations and warranties of Bancorporation made herein are correct and complete as of the Closing Date; (ii) Bancorporation is then in full compliance with every term and condition of the Agreement applicable to it; and (iii) there have occurred no material adverse changes in the affairs, business, financial condition or prospects of Bancorporation between the date of this Agreement and the Closing Date.

                  10.2 Representations and Warranties; No Survival. Each of the representations and warranties of Bancorporation contained in this Agreement shall be correct and complete as of the Closing Date with the same effect as though made on and as of such date. No such representation or warranty shall continue to survive after the Effective Date of the Merger.

                  10.3 Performance. Each of the agreements of Bancorporation to be performed or complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with.

                  10.4 No Litigation. No action or proceeding shall have been instituted or, to the knowledge of Bancorporation, shall have been threatened to prohibit, restrain or modify the transactions contemplated herein. No governmental agency shall have taken any other action or made any request of Bancorporation as a result of which Fort Brooke deems it inadvisable to proceed with the Merger. Resolution of all other legal proceedings involving Bancorporation shall have been effected in a manner satisfactory to the board of directors of Fort Brooke and its counsel, or, alternatively, provisions acceptable to such board of directors and its counsel shall have been made with respect to any potential liability that might arise therefrom.

                  11.  Ownership and Possession of Properties and Assets.

                  11.1 Time of Transfer. Ownership and possession of the assets of Interim shall be transferred to Fort Brooke on the Effective Date of the Merger by operation of Florida law. All risk of loss with respect to the properties and assets of Interim shall be borne by Interim and its shareholder until the Effective Date of the Merger.

         12.      Miscellaneous Provisions.

                  12.1 Notices. All notices and other communications hereunder shall be in writing and shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer back received) or courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telex, TWX, telecopier or telephone number). If the notice is sent by mail, telegraph or courier services, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched, and addressed as indicated hereinabove. Notice of any change in any such address shall also be given in the manner set forth above, but shall be deemed given only when received. Whenever the furnishing of notice is required, the same may be waived by the party entitled to receive such notice.

                  12.2 Binding Agreements; Assignability. Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the respective parties hereto, as well as their successors. The rights under this Agreement shall not be assignable nor the duties delegable by any party except as expressly contemplated in this Agreement, without the written consent of the other party; and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

                  12.3 Entire Agreement. This Agreement, and any other document referenced herein, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements or understandings relating thereto, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

                  12.4 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

                  12.5 Headings. The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

                  12.6 Application of Florida Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for all purposes shall be deemed to lie within Hillsborough County, Florida.

                  12.7 Counterparts. This Agreement and any of its Exhibits may be executed in any number of counterparts, by means of multiple signature pages each containing less than all required signatures, and by means of facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  12.8 Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or nonperformance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

                  12.9 Right to Waive Covenants and Conditions. Each of the parties hereto may waive, in writing, any of the covenants or conditions which have been included herein for its benefit or protection and are to be performed or fulfilled on or prior to the Closing Date.

                  12.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

                  12.11 Publicity. Prior to the Closing Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Fort Brooke, Bancorporation and Interim, as applicable. Except as may be required by law, prior to the Closing Date none of the parties hereto shall act unilaterally in this regard, provided, however, that the remaining party's approval shall not be unreasonably withheld.

                  12.12 Expenses. Fort Brooke shall be responsible for the payment of all fees charged by any regulatory authority in connection with the receipt or review of each application for approval of any aspect of the Merger transaction contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                          FORT BROOKE BANK
ATTEST:

/s/ John D. Adams                         By:/s/ Richard H. Eatman
--------------------------------             -----------------------------------
John D. Adams, Secretary                         Richard H. Eatman, President

                                          Fort Brooke BanCorporation
ATTEST:

/s/ John D. Adams                         By:/s/ Richard H. Eatman
--------------------------------             -----------------------------------
John D. Adams, Secretary                         Richard H. Eatman, President

                                          Brooke Interim Corporation
ATTEST:

/s/ John D. Adams                         By:/s/ Richard H. Eatman
--------------------------------             -----------------------------------
John D. Adams, Secretary                         Richard H. Eatman, President

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of May 10, 1996, by and among Fort Brooke Bancorporation, a Florida corporation currently maintaining its sole business office at 510 Vonderburg Drive, Brandon, Florida 33511 ("Bancorporation"); Brooke Interim Corporation, an inactive Florida corporation wholly owned by Bancorporation with an administrative office located at the same address ("Interim"); and Fort Brooke Bank, a Florida commercial banking corporation currently maintaining its principal business office at the same location as that of Bancorporation and Interim ("Fort Brooke").

                             BACKGROUND INFORMATION

          The board of directors of each of Bancorporation, Interim and Fort Brooke, by affirmative vote of at least a majority of the members of each such board furnished at a meeting properly noticed and convened to consider and act upon such issue, has determined that it is advisable and to the advantage of each such corporation and its shareholder(s) that Interim effect a statutory merger with and into Fort Brooke, at the conclusion of which Fort Brooke shall remain as the surviving or resulting entity, the corporate existence of Interim shall terminate and expire, the ten shares of Bancorporation capital stock presently issued and outstanding shall be cancelled and returned to the status of authorized but unissued, and all issued and outstanding shares of Fort Brooke's capital stock held, as of the effective date of the merger, by shareholders not electing to dissent therefrom, shall be deemed cancelled and transferred to Bancorporation in exchange for the issuance to each such shareholder of an identical number of Bancorporation's common voting shares. In furtherance thereof, each board has approved and adopted the terms of an Agreement and Plan of Reorganization, dated March 22, 1996 (the "Agreement"), and the shareholder(s) of each entity have, by appropriate action, similarly approved the Agreement and its underlying transactions.

         ACCORDINGLY, in consideration of the representations, covenants, agreements and other provisions set forth in such Agreement, Bancorporation, Interim and Fort Brooke hereby agree to effect a statutory merger in the following manner:

                              OPERATIVE PROVISIONS

         1. Merger. In accordance with applicable provisions of the Florida Banking Code, Chapter 658, Florida Statutes, on a date to be requested by Fort Brooke and Interim coinciding with or following the closing of the transactions contemplated by the Agreement and by this Agreement and Plan of Merger (the "Plan of Merger"), which date shall be reflected in a certificate of merger to be issued by the Florida Department of Banking and Finance (the "Effective Date of the Merger"), Interim shall be merged with and into Fort Brooke (the "Merger") and Fort Brooke shall constitute the surviving and resulting corporation of such Merger (Fort Brooke being hereinafter sometimes referred to as the "Resulting Bank"), and all rights, franchises, properties and other interests of Interim, as the constituent financial institution not surviving the Merger, and all obligations and liabilities thereof, shall be deemed transferred to, be vested in and become the obligations of, the Resulting Bank by virtue of the Merger, without the execution, delivery or recording of any deed, bill of sale or other instrument of transfer or conveyance being required.

         2. Constituent Banks. The constituent banks to the Merger are Fort Brooke Bank and Brooke Interim Corporation. The specific location of the main and of each branch office of Fort Brooke Bank is set forth on Schedule I hereto. Brooke Interim Corporation, being a statutory successor institution, is inactive and has no business office of any sort. Neither constituent bank has been granted trust powers and therefore maintains no trust service office.

         3. Resulting Bank Offices. The name and specific location of the proposed main office and each existing and proposed branch office of the Resulting Bank are set forth in Schedule II hereto.

         4. Resulting Bank Directors. The name and residential address of each individual who is to serve as a director of the Resulting Bank, from the Effective Date of the Merger until the first succeeding meeting of shareholders of that entity at which directors are elected, are set forth in Schedule III hereto.

         5. Resulting Bank Officers. The name and residential address of each individual who is to serve as an executive officer of the Resulting Bank are set forth in Schedule IV hereto.

         6. Resulting Bank Capitalization. The Resulting Bank's authorized capitalization shall consist of 2,000,000 shares of common voting stock, each with a par value of $8.00, and with no limitations, rights, preferences or other special terms attaching thereto. Of the total shares so authorized, approximately 1,005,920 are expected to be deemed issued and outstanding immediately following the Effective Date of the Merger, subject to reductions in that number resulting from the effects of properly elected dissenting shareholder rights, and the Resulting Bank's capital, surplus and undivided profits accounts are expected to be $8,047,360, $4,570,689 and $3,047,050, respectively.

         7. No Trust Powers. The Resulting Bank will have no trust powers.

         8. Articles of Incorporation. The complete Articles of Incorporation under which the Resulting Bank will operate are set forth in Schedule V hereto.

         9. Bylaws. The Bylaws of Fort Brooke in being on the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Resulting Bank until altered, amended or repealed as provided therein.

         10. Terms of the Exchange. Upon the Effective Date of the Merger, all of the issued and outstanding shares of capital stock of Interim shall be deemed cancelled and voided, without the necessity of any certificate evidencing such shares being surrendered to the Resulting Bank, and the separate corporate existence of Interim shall cease; the ten shares of capital stock of

Bancorporation then issued and outstanding shall be redeemed, cancelled and returned to the status of authorized but unissued shares, and the sole shareholder thereof shall be paid the same consideration as he advanced to that corporation at the time of issuance of such shares ($10.00); all issued and outstanding shares of Fort Brooke capital stock held of record by shareholders who did not elect to dissent from the Merger shall be deemed cancelled and transferred to Bancorporation and converted into and exchanged for an identical number of whole shares of Bancorporation's common voting stock, $.001 par value; and Bancorporation shall issue such number of shares of its common voting stock to those former Fort Brooke shareholders as provided in Section 2.2 of the Agreement.

         11. Required Approvals. This Plan of Merger is subject to the approval of (a) the holders of a majority in interest of the outstanding shares of capital stock of Fort Brooke, (b) the single holder of the outstanding shares of Interim, (c) the Florida Department of Banking and Finance, (d) the Federal Reserve Bank of Atlanta, under authority delegated to it by the Board of Governors of the Federal Reserve System, and (e) the Federal Deposit Insurance Corporation.

         12. Dissenting Shareholder Rights. As no shares of the Resulting Bank's capital stock are being offered under the Agreement or this Plan of Merger to Fort Brooke shareholders dissenting from the Merger, neither the Agreement nor this Plan of Merger contains provisions governing the manner of alternative disposition of Resulting Bank shares offered to but not taken by such shareholders. Each Fort Brooke shareholder, in advance of the time at which he, she or it was asked to vote in favor of, or to consent to, the Merger, was furnished with notice fairly summarizing the material features of the Agreement and this Plan of Merger and containing a clear statement of the statutory right of each shareholder to dissent from the transactions contemplated therein and herein and, by reason of such dissent, to receive, in lieu of the shares of the Resulting Bank that are to be issued to all other Fort Brooke shareholders, cash in an amount equal to the fair value of his, her or its Fort Brooke shares.

         13. Further Assurances. From time to time, as and when requested by the Resulting Bank or by its successors or assigns, the individuals presently comprising directors of Interim, will, when Interim's corporate existence has been terminated by consummation of the Merger, and any other legal successor in interest to Interim, shall execute and deliver or cause to be executed and delivered all such instruments and other documents and shall take or cause to be taken such further or other action as the Resulting Bank may reasonably deem necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of all rights, privileges, immunities, properties, assets and business of Interim. The officers and directors of the Resulting Bank are hereby fully authorized, in the name and on behalf of Interim, or otherwise, to take all such actions and to execute and deliver all such documents and other instruments necessary to effectuate the purposes of this Plan of Merger.

         14. Abandonment of Merger. At any time before the Effective Date of the Merger, this Plan of Merger may be terminated and the Merger may be abandoned by action of the board of directors of either Fort Brooke, Bancorporation or Interim in accordance with the terms of the Agreement, notwithstanding approval of this Plan of Merger by a requisite majority in interest of the shareholders of each such entity.

         15. Counterparts. This Plan of Merger may be executed in counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, Bancorporation, Interim and Fort Brooke have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first written above.

Fort Brooke Bancorporation               Fort Brooke Bank

By:                                      By:
   -----------------------------            ------------------------------
    Richard H. Eatman, President             Richard H. Eatman, President

Brooke Interim Corporation

By:
   ----------------------------
   Richard H. Eatman, President

    658.44 APPROVAL BY STOCKHOLDERS; RIGHTS OF DISSENTERS; PREEMPTIVE RIGHTS.

         (1) The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

                  (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

                  (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

         (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

                  (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

                  (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or


                                   APPENDIX B

                  (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

         (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

         (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

         (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

         (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be cancelled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

         (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

         (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

         (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                            ARTICLES OF INCORPORATION
                                       OF
                           FORT BROOKE BANCORPORATION


                                    ARTICLE I
                       Corporate Name and Principal Office

         The name of the Corporation shall be Fort Brooke Bancorporation and the street address of its principal office, as of the date of these Articles of Incorporation, is 510 Vonderburg Drive, Brandon, Florida 33511.

                                   ARTICLE II
                           General Nature of Business

         The Corporation is formed for the purpose of qualifying and thereafter operating as a bank holding company, and of engaging in such related and permissible business activities in connection therewith as the Corporation's board of directors may specify by resolution.

                                   ARTICLE III
                                  Capital Stock

         The aggregate number of shares of capital stock authorized to be issued by the Corporation shall be 10,000,000 shares of common stock, each with a par value of $.001 (the "Common Stock"). Each share of issued and outstanding Common Stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the Common Stock, as well as in the net assets of the corporation upon liquidation or dissolution.

                                   ARTICLE IV
                       Initial Registered Office and Agent

         The street address of the initial registered office of the Corporation shall be 220 South Franklin Street, Tampa, Florida 33602, and the initial registered agent of the Corporation at such address is Jeremy P. Ross.

                                    ARTICLE V
                                Term of Existence

         The term for which the Corporation shall exist shall be perpetual unless terminated pursuant to applicable Florida law.

                                   ARTICLE VI
                                    Directors

         Section 6.1 Composition. The Board of Directors shall be composed of a membership consisting of no fewer than five nor more than 25 individuals, each of whom shall serve for a term of one year and until the election and qualification of his or her successor, subject to his or her earlier resignation or removal from office.

         Section 6.2 Identity. The initial Board of Directors of the corporation shall consist of 14 members, whose identities and residential addresses are:

                  Name                               Address
                  ----                               -------
John D. Adams,                                       7209 Adamo Drive
                                                     Tampa, FL 33619

Melvin R. Belisle                                    505 Lakeside Drive
                                                     Seffner, FL 33584

Tommy W. Brown                                       3010 N. 38th Street
                                                     Tampa, FL 33605

Richard H. Eatman                                    607 Royal Crest Drive
                                                     Brandon, FL 33511

H. Rex Etheredge                                     918 Centerbrook Drive
                                                     Brandon, FL 33511

Joseph Garcia                                        2014 Woodberry Road
                                                     Brandon, FL 33511

Riley L. Hogan                                       1704 Cottage Way Court
                                                     Brandon, FL 33511

Alex D. MacKinnon                                    705 Centerbrook Drive
                                                     Brandon, FL 33511

Thomas H. Miller                                     616 West Brandon Blvd.
                                                     Brandon, FL 33511

Charles W. Poe                                       4601 San Miguel
                                                     Tampa, FL 33629

William F. Poe                                       70 Ladoga
                                                     Tampa, FL 33606

Reese T. Poppell                                     2807 Wedgewood Drive
                                                     Plant City, FL 33567

Sam Rampello                                         1107 Riverhills Drive
                                                     Temple Terrace, FL 33617

David C. Worthington                                 908 South Parsons
                                                     Brandon, FL 33511

                                   ARTICLE VII
                         Waiver of Statutory Provisions

         The Corporation elects not to be governed by Section 607.0901, Florida Statutes, relating to certain affiliated transactions, and separately elects that Section 607.0902, Florida Statutes, shall not apply to control-share acquisitions of the corporation's shares.